Exhibit (99.10)

The Honourable
Peter Bethlenfalvy
MINISTER OF FINANCE

A Plan to Protect Ontario

2026 Ontario Economic Outlook and Fiscal Review

Background Papers

PROTECT ONTARIO

A Plan to Protect Ontario 2026 Ontario Economic Outlook and Fiscal Review

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© King’s Printer for Ontario, 2026

ISSN 1483-5967 (Print)

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Ce document est disponible en français sous le titre :

Perspectives économiques et revue financière de l’Ontario 2026 : Un plan pour protéger l’Ontario – Documents d’information

Minister’s Foreword

A Plan to Protect Ontario

In the face of continued tariffs and economic uncertainty, our government has put our plan to protect Ontario into action — and we are seeing the results.

Ontario continues to be challenged. Workers, families and businesses in every corner of the province are feeling the impact of the unwarranted U.S. tariffs and their impacts on Canada, and government finances are not immune. Given these external factors, Ontario’s fiscal outlook, as presented in the 2026 Ontario Economic Outlook and Fiscal Review, has deteriorated since the 2026 Budget, with the path to a balanced budget delayed to 2029–30.

Despite ongoing economic challenges, Ontario’s fiscal plan continues to enable the government to respond to changing conditions, while continuing to invest in priorities that matter most to families and communities.

Moreover, our government’s plan to protect Ontario by building the most competitive, resilient and self-reliant economy in the G7 is delivering real results, from Northern mines and road networks that are now under construction to factories and businesses that are reshoring supply chains, building new trading partnerships overseas and competing on a global stage to attract and create the jobs of the future.

Fortifying Ontario’s Industrial Base

The government has moved quickly to respond to U.S. trade actions, providing nearly $30 billion in tariff relief and support for workers and businesses since April 2025, including measures to build long-term economic resilience and prosperity.

Ontario continues to fortify our industrial base by supporting our auto, steel, and forestry industries to ensure they can keep operations running, keep workers on the job, reshore supply chains and build for the future. These actions are not just helping businesses keep their doors open in the face of tariffs, they are revitalizing these sectors and solidifying their place as a foundation for Ontario’s future economic growth. Whether the Ontario steel is used to build the first small modular reactor in the G7, or by Ontario manufacturing workers directing their expertise to new breakthroughs in defence technology, Ontario’s historic strengths are creating new opportunities for future generations.

By expanding the eligibility for programs, such as the Ontario Together Trade Fund (OTTF), the Trade-Impacted Communities Program (TICP) and the Protect Ontario Financing Program (POFP), the government is helping impacted businesses to protect jobs, support investment and maintain stability during this period of heightened economic uncertainty. Ontario also continues to work with the federal government on additional opportunities to support our key sectors, helping to protect and defend Canada’s economic security and sovereignty. Our Buy Ontario policy is ensuring that Ontario tax dollars are being used to support Ontario workers wherever possible, as the government continues to deliver on our $210 billion capital plan.

iii

Minister’s Foreword

Building Ontario for Growth

Our government is also delivering on our commitment to protect Ontario’s economy for the long term by creating the conditions for growth, investing in workers and creating a business environment that will help Ontario welcome the jobs of the future in fields such as defence, artificial intelligence (AI), critical minerals, energy, agriculture and agribusiness and more.

Ontario already has early advantages in these fields, with a range of cutting-edge defence technology companies from Ottawa to Toronto to London. Our province also has a skilled AI workforce, graduating 1,100 AI Masters students every single year. We’re ranked first in Canada and second in the world when it comes to attracting mining investment. Shovels are now in the ground on the roads to the Ring of Fire, which are on track to be completed five years ahead of schedule to unlock mining activity that will add 70,000 jobs and $22 billion to Ontario’s economy.

Ontario’s nuclear buildout is another historic growth opportunity that will add $800 billion and 150,000 jobs to our economy through projects like the refurbishment of the Bruce, Pickering and Darlington nuclear generating stations, the construction of the first small modular reactor in the G7 and the construction of the first new large-scale nuclear generating stations in generations. Ontario is strengthening the nuclear supply chain that will employ workers for decades.

We are building on this record by increasing our competitiveness, giving businesses the confidence they need to set up, invest and create jobs here in Ontario. Furthering our ongoing work to cut red tape, we are reviewing every single business-facing permit in Ontario to speed up approval timelines and cut back on wait times. This work over the past year has already resulted in more than 50 per cent of permits being reviewed and the elimination of nearly 220,000 permitting days. We’ve transformed the province’s species at risk rules, are bringing common sense and consistency to conservation authorities and have eliminated the backlog in archeology assessments — all to speed up approvals and make Ontario’s economy more competitive. This is on top of our previous red tape reduction and supports, which are saving businesses $10.2 billion and 1.8 million hours every year and setting Ontario apart as a competitive environment in which to invest and create businesses.

iv

Minister’s Foreword

Through our multi-year Tax Action Plan, we are also lowering costs for families and businesses. To strengthen our competitiveness, we are planning to lower the cost of capital investments for Ontario businesses by providing over $8 billion in additional relief over the next five years. Combined with accelerated writeoff measures announced earlier this year, this will bring the total Ontario tax relief for capital investments to more than $12 billion over the next five years, supporting competitiveness and helping businesses grow and create jobs.

We are also providing more than $50 million in additional tax support over the next three years to lower the cost of research and development (R&D). By allowing businesses to write off capital costs sooner and expanding R&D support, our government is unlocking new opportunities for growth, attracting investment and positioning Ontario as a leading destination to do business.

We have cut Ontario’s small business tax rate by more than 30 per cent, providing more than 375,000 small businesses a $1.1 billion tax cut over the next three years, saving each of them up to $5,000 every single year.

To make it easier for families to own a home and support our housing and construction sector, we are lowering the cost of homeownership and providing relief of up to $200,000 or more in many Ontario municipalities, through a combination of our temporary Harmonized Sales Tax (HST) relief on new homes, as well as our Development Charge Reduction Program, which is reducing municipal fees that would otherwise add hundreds of thousands of dollars to the cost of new homes. Collectively, these actions are helping more Ontario families make one of the most important purchases of their lives and are keeping thousands of workers on the job across Ontario.

We know that Ontario families are also feeling the strain of ongoing economic uncertainty, which is why this year alone, we are providing over $12.5 billion to support families and individuals. From permanently cutting gas and fuel taxes, scrapping the licence plate renewal fee and stickers, removing and banning tolls and lowering transit fares through One Fare, our government will take every opportunity to keep costs low for families.

By keeping taxes and fees low, we are increasing Ontario’s competitiveness, giving businesses the confidence they need to invest in Ontario and helping families keep more of their hard-earned money.

Ontario is a national leader in promoting free trade across Canada by removing internal trade barriers that have been holding back trade between the provinces, opening new opportunities for workers from Ontario and across Canada to work, trade and do business across the country. Ontario’s expectations are that other provinces and territories will continue eliminating all internal trade barriers, which are estimated to cost the nation’s economy up to $200 billion every year in forgone economic activity and gross domestic product (GDP).

v

Minister’s Foreword

Ontario is building the skilled workforce of the future by investing in the Skills Development Fund, which has supported more than 1,000 training projects, and aimed to help over 700,000 workers train for in-demand sectors. We are also investing $1.7 billion to support 70,000 additional seats at publicly assisted colleges and universities in high-demand fields like science, technology, engineering and mathematics (STEM), AI, health care and the trades.

Ontario continues to get shovels in the ground, keep workers on the job and drive economic growth through our $210 billion 10-year capital plan, which is the largest plan to build in Ontario’s history. We are building critical new highways, including Highway 413 and the Bradford Bypass, and we are expanding roads and highways across the province to keep people and goods moving. We are also building the largest expansion of public transit in North America. Work is now well underway on historic transit projects, including the Ontario Line, the Yonge North Subway Extension, the Scarborough Subway Extension, the Eglinton Crosstown West Extension, the Hazel McCallion Line and the Hamilton Light Rail Transit (LRT). Fourteen years after it was cancelled, our government is also bringing back the Northlander, connecting communities from Timmins and Cochrane all the way to Toronto.

A strong economy is the basis of strong services that Ontario families rely on. Our government is continuing to invest to improve these services, including by making historic progress on our $3.4 billion Primary Care Action Plan. This plan has already connected more than 500,000 Ontario patients to a family doctor or primary care provider and is on track to connect everyone in the province by 2029. Ontario leads the country with the shortest wait times for key surgeries in Canada.

Respecting Taxpayers

Our government’s plan to protect Ontario relies on responsible fiscal management and respect for taxpayer dollars.

During this time of heightened global economic uncertainty, it is more important than ever that the government remain prudent. This means ensuring government spending is sustainable over the long term while continuing to deliver the greatest value for taxpayer dollars.

Ontario has a plan to improve the efficiency and reliability of public services, while ensuring responsible stewardship of resources by simplifying processes, reducing administrative burdens and strengthening oversight.

Progress is being made in reviewing priority areas to identify efficiencies, manage growing cost pressures and improve front-line program and service delivery.

Ontario’s public service employee growth has remained below comparable provinces and the federal government, and the government has taken action to review our provincial agency sector to strengthen oversight and cost management.

vi

Minister’s Foreword

We will continue to identify opportunities to reduce error, waste, abuse and fraud across government programs to guarantee respect for taxpayer dollars.

Our Plan to Protect Ontario in Action

Ontario is being challenged, but Ontario is up to the challenge.

We have everything we need right here at home to build the most competitive, resilient and self-reliant economy in the G7, supporting good-paying jobs for Ontario workers and keeping Canada’s future in Canadians’ hands. The people of this great province gave us a mandate. We’re delivering. Our government will continue implementing our plan to protect Ontario, leveraging our province’s incredible resources, expertise and world-class workforce to support workers and families in every corner of the province.

Original signed by

The Honourable Peter Bethlenfalvy

Ontario’s Minister of Finance

vii

Contents

Contents

Minister’s Foreword

A Plan to Protect Ontario	iii

Fortifying Ontario’s Industrial Base	iii

Building Ontario for Growth	iv

Respecting Taxpayers	vi

Our Plan to Protect Ontario in Action	vii

Ontario’s Economic and Fiscal Outlook in Brief

Ontario’s Economic and Fiscal Outlook in Brief	3

Ontario’s Economic Outlook	5

Revisions to the Economic Outlook Since the 2026 Budget	5

Respecting Taxpayer Dollars	7

Ontario’s Fiscal Plan	9

Revenue Outlook Over the Medium Term	10

Program Expense Outlook Over the Medium Term	10

Interest and Other Debt Servicing Charges Outlook Over the Medium Term	10

Revisions to the Fiscal Outlook Since the 2026 Budget	11

Economic and Fiscal Outlook Scenarios	12

Borrowing and Debt Management	15

Ontario’s Capital Plan	17

Standing Up for the People of Ontario as Part of a United Team Canada	22

ix

Contents

Chapter 1: A Plan to Protect Ontario

Section A: Protect Ontario: Fortify Ontario’s Industrial Base

Defending Ontario’s Auto and Steel Industries	25

Protecting Ontario’s Forest Sector	28

Outlining the Roadmap to Protecting Ontario’s Forest Sector	28

Encouraging the Use of Ontario’s Forest Biomass Resources	29

Strengthening Ontario’s Forest Sector Competitiveness	30

Prioritizing Ontario Businesses with the Buy Ontario Act	31

Supporting Tariff-Impacted Workers with POWER Centres	32

Supporting Businesses Through the Protect Ontario Financing Program	33

Investing in Ontario’s Future Economy with the Protect Ontario Account Investment Fund	34

Helping Ontario Businesses Pivot and Expand to New Markets	34

Helping Communities and Local Industries Respond to Trade Disruptions	35

Section B: Protect Ontario: Build Ontario for Growth

The Plan to Protect Ontario in Action	36

Unleashing Ontario’s Critical Minerals Advantage	37

Powering Ontario’s Economy	42

Securing Canadian Energy Sovereignty	45

Attracting Jobs of the Future in Artificial Intelligence	47

Growing Ontario’s Defence Industry	49

Reinforcing Ontario’s Leadership in the Life Sciences Sector	51

Cultivating Growth in Ontario’s Agri-Food Sector	53

Strengthening Ontario’s Tourism and Cultural Sectors	54

Enabling the Jobs of the Future	56

Making Ontario More Competitive and More Productive Than Ever	56

Building a Stronger, More Competitive Economy Through a Multi-Year Tax Action Plan	59

Lowering Costs to Build a More Competitive Investment Environment	63

Building New Trade Opportunities for Ontario	65

Protecting the People of Ontario as Part of a United Team Canada	67

Protecting Ontario’s Workforce	68

Investing in New Opportunities to Drive Growth	73

Supporting Entrepreneurs to Grow and Succeed	76

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Contents

Protecting Ontario by Keeping Costs Down	77

Supporting Families and Individuals	77

Taking Action on Housing	79

Saving on Energy Costs	84

Lowering the Cost of Commuting	85

Improving Capital Markets and Financial Services	86

Joining the Securities Passport System and Promoting Modern Regulatory Practices	86

Protecting Consumers in the Life and Health Insurance Sector	87

Strengthening Ontario’s Pension Landscape	88

Expanding the Jointly Sponsored Pension Plan Conversion Framework	88

Ontario Municipal Employees Retirement System Governance Review Implementation Update	88

Delivering an Expanded Alcohol Marketplace	89

Undertaking Tax, Mark-Up and Red Tape Reductions	89

Protecting the Canadian Club Brand Centre	90

Build Ontario for Growth	91

Building Highways	91

Building Transit	99

Advancing Infrastructure Projects with the Building Ontario Fund	109

Investing in the Community Sport and Recreation Infrastructure Fund	109

Renewing Critical Public Infrastructure	110

Protect Ontario’s Borders and Communities	111

Protecting Ontario’s Borders	111

Expanding Capacity in Ontario Jails	112

Building Safer Streets and Protecting Taxpayers	112

Strengthening Cannabis Enforcement	113

Expanding Homelessness and Addiction Recovery Treatment Hubs	114

Strengthening Commercial Driver Training and Road Safety	115

Advancing the Implementation of Ontario’s Beneficial Ownership Registry	116

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Contents

Protect Ontario’s Public Services	117

Connecting Everyone in Ontario to Primary Care	117

Training and Retaining Health Care Providers Across Ontario	120

Supporting Access to Over-the-Counter Hearing Aids	121

Calling for Fair and Sustainable Federal Funding for Health Care	121

Building and Expanding Hospitals	123

Building Long-Term Care Homes	126

Investing in Schools and Child Care Spaces	127

Expanding Services for Children and Youth with Autism	130

Respecting Taxpayer Dollars	131

Reducing Error, Waste and Abuse	133

Advancing Digital Credentials	134

Chapter 2: Economic Performance and Outlook

Introduction	137

Revisions to the Economic Outlook Since the 2026 Budget	138

Recent Economic Performance	139

Ontario Labour Market	140

Consumer Price Inflation	141

Economic Outlook	142

Global Economic Environment	145

Financial Markets and Other External Factors	147

Details of Ontario’s Economic Outlook	150

Employment	151

Consumer Price Index	152

Housing Market	153

Risks to the Outlook	154

Alternative Economic Scenarios	155

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Contents

Chapter 3: Ontario’s Fiscal Plan and Outlook

Introduction	159

Key Changes in 2026-27 Since the 2026 Budget	161

Revenue Update	163

Expense Update	165

Prudence in 2026-27	167

Medium-Term Fiscal Plan	168

Revisions to the Medium-Term Outlook	168

Medium-Term Revenue Outlook	169

Medium-Term Expense Outlook	171

Prudence Built into the Medium-Term Outlook	173

Transparency and Risks	174

Details of Ontario’s Finances	175

Chapter 4: Borrowing and Debt Management

Introduction	189

Borrowing Program	190

Ontario Bond Frameworks	194

Cost of Debt	196

Term of Debt	199

Ensuring Adequate Liquidity Levels	200

Debt Burden Reduction Strategy	201

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Contents

Annex: Details of Tax Measures and Other Legislative Initiatives

Overview	209

Lowering the Cost of Capital Investments in Ontario	209

Enhancing Support Through Ontario’s Research and Development Tax Credits	210

Providing Temporary Enhanced Harmonized Sales Tax Relief for New Homes	211

Eliminating the Harmonized Sales Tax New Housing Rebate and New Residential Rental Property Rebate	212

Preserving Municipal Tax Flexibility for Affordable Housing	213

Streamlining Municipal Education Property Tax Remittances	213

Providing Transparency Through a Centralized Online Property Assessment Roll	214

Providing Assessment Stability	214

Improving the Presentation of the Taxation Transparency Report	214

Advancing Ontario’s Beneficial Ownership Registry	215

Summary of Measures	215

Technical Amendments	216

Other Legislative Initiatives	217

Consultations on A Plan to Protect Ontario	218

xiv

Contents

List of Tables

Ontario’s Economic and Fiscal Outlook in Brief

Summary of Ontario’s Economic Outlook	5

Economic Outlook in the 2026 Budget Compared to the 2026 Ontario Economic Outlook and Fiscal Review (FES)	6

Ontario’s Medium-Term Fiscal Plan — Details	9

Change in the Fiscal Outlook Since the 2026 Budget	11

Ontario Real GDP Growth Scenarios	12

Ontario Nominal GDP Growth Scenarios	13

Ontario’s Taxation Revenue Scenarios	13

2026–27 Borrowing Program and Medium-Term Outlook	15

Progress on Relevant Debt Sustainability Measures	16

Infrastructure Expenditures	21

Chapter 1:	A Plan to Protect Ontario

Table 1.1	School Projects Opening for the 2026–27 School Year	128

Table 1.2	Continuing to Get Shovels in the Ground to Build More Schools	129

Chapter 2:	Economic Performance and Outlook

Table 2.1	Summary of Ontario’s Economic Outlook	137

Table 2.2	Economic Outlook in the 2026 Budget Compared to the 2026 Ontario Economic Outlook and Fiscal Review (FES)	138

Table 2.3	Private-Sector Forecasts for Ontario Real GDP Growth	142

Table 2.4	Private-Sector Forecasts for Ontario Nominal GDP Growth	143

Table 2.5	External Factors	149

Table 2.6	Ontario’s Economic Outlook	150

Table 2.7	Ontario Real GDP Growth Scenarios	155

Table 2.8	Ontario Nominal GDP Growth Scenarios	155

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Contents

Chapter 3:	Ontario’s Fiscal Plan and Outlook

Table 3.1	Ontario’s Medium-Term Fiscal Plan — Details	160

Table 3.2	2026–27 In-Year Fiscal Performance	162

Table 3.3	Key Changes to 2026–27 Revenue Projections	163

Table 3.4	Key Changes to 2026–27 Total Expense Projections	165

Table 3.5	Change in the Medium-Term Fiscal Outlook Since the 2026 Budget	168

Table 3.6	Summary of Medium-Term Revenue Outlook	169

Table 3.7	Summary of Medium-Term Expense Outlook	171

Table 3.8	Total Revenue	175

Table 3.9	Total Expense	177

Table 3.10	Infrastructure Expenditures	183

Table 3.11	10-Year Review of Selected Financial and Economic Statistics	184

Chapter 4:	Borrowing and Debt Management

Table 4.1	Key Debt Management Indicators	189

Table 4.2	2026–27 Borrowing Program and Medium-Term Outlook	190

Table 4.3	Progress on Relevant Debt Sustainability Measures	202

Table 4.4	Medium-Term Outlook: Net Debt and Accumulated Deficit	206

Annex: Details of Tax Measures and Other Legislative Initiatives

Table A.1	Summary of Measures	215

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Contents

List of Charts

Ontario’s Economic and Fiscal Outlook in Brief

Current Fiscal Outlook Compared to the 2026 Budget		4

Comparative Cumulative Growth Rate of Public Sector Employees		8

Ontario Fiscal Outlook Scenarios		14

Borrowing Outlook Scenarios for Long-Term Borrowing		16

Chapter 1:	A Plan to Protect Ontario

Chart 1.1	Building Roads to the Ring of Fire	41

Chart 1.2	Proposed Route for the Northern Shield Energy Corridor	46

Chart 1.3	Enhancing Ontario’s Tax Competitiveness for Investment Attraction	61

Chart 1.4	Supporting Ontario Businesses	64

Chart 1.5	Select Measures That Provide Relief to Families and Individuals	78

Chart 1.6	Provincial Support to Municipal Sector	83

Chart 1.7	Highway 413 Project Route	92

Chart 1.8	Highway 425: Bradford Bypass Project Route	93

Chart 1.9	Building Transit in the Greater Golden Horseshoe	99

Chart 1.10	Progress to Date: More than Half a Million Ontarians Attached to Primary Care	118

Chart 1.11	Growth in Ontario Health Sector Expense Compared to Federal Health Transfers	122

Chart 1.12	Comparative Cumulative Growth Rate of Public Sector Employees	132

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Contents

Chapter 2:	Economic Performance and Outlook

Chart 2.1	Ontario Quarterly Real GDP Growth	139

Chart 2.2	Ontario Unemployment Rate	140

Chart 2.3	Ontario Inflation is Lower than Canada’s	141

Chart 2.4	Ontario Nominal GDP Growth Projected to Rise	144

Chart 2.5	Global Real GDP Growth Projections	146

Chart 2.6	Bank of Canada Maintains Policy Interest Rate	147

Chart 2.7	Canada-United States Exchange Rate	148

Chart 2.8	Labour Market Expected to Strengthen	151

Chart 2.9	Ontario Inflation Forecast to Stabilize at Target	152

Chart 2.10	Housing Market Projected to Recover	153

Chart 2.11	Range of Ontario GDP Scenario Forecasts	156

Chapter 3:	Ontario’s Fiscal Plan and Outlook

Chart 3.1	Current Fiscal Outlook Compared to the 2026 Budget	161

Chart 3.2	Composition of Total Revenue, 2026–27	181

Chart 3.3	Composition of Total Expense, 2026–27	182

Chapter 4:	Borrowing and Debt Management

Chart 4.1	Borrowing Outlook Scenarios for Long-Term Borrowing	191

Chart 4.2	2026–27 Borrowing	192

Chart 4.3	Domestic and International Borrowing	193

Chart 4.4	Green Bond Allocation by Framework Category	194

Chart 4.5	Ontario Green Bond Issues	195

Chart 4.6	Effective Interest Rate (Weighted Average) on Total Debt	196

Chart 4.7	Average Annual Ontario Borrowing Rate Forecast	197

Chart 4.8	Comparison of Interest and Other Debt Servicing Charges Forecast	198

Chart 4.9	Weighted-Average Term of Borrowings	199

Chart 4.10	Average Unrestricted Liquid Reserve Levels	200

Chart 4.11	Ratio Definitions	201

Chart 4.12	Net Debt-to-GDP	203

Chart 4.13	Net Debt-to-Revenue	204

Chart 4.14	Interest-to-Revenue	205

xviii

Ontario’s Economic and Fiscal Outlook in Brief

Ontario’s Economic and Fiscal Outlook in Brief

Ontario’s Economic and Fiscal Outlook in Brief

Ontario continues to face a period of heightened economic uncertainty amid unwarranted U.S. trade and tariff tensions, ongoing geopolitical conflicts, and disruptions to global supply chains. These external pressures are weighing on economic growth and creating challenges for businesses and workers across the province. At the same time, Ontario is responding to increasing demand for health care, education, and other critical public services as communities grow and their needs evolve.

Despite these challenges, Ontario’s prudent fiscal management has provided the flexibility needed to respond to challenging economic conditions while continuing to invest in priorities that matter to families and communities. The government has a plan to strengthen domestic economic opportunities, diversify its export markets, reduce internal trade barriers, protect businesses and local jobs and invest in building long-term prosperity. By balancing responsible fiscal stewardship with investments in essential public services and critical infrastructure, Ontario is helping to build a stronger, more resilient economy while maintaining a sustainable fiscal path for future generations.

In the recently released Public Accounts of Ontario 2025–2026, Ontario reported a $13.0 billion deficit in 2025–26, compared to a forecasted deficit of $14.6 billion in the 2025 Budget. The government remains committed to eliminating the province’s structural deficit and achieving a balanced budget.

In 2026–27, Ontario is projecting a deficit of $16.9 billion. Over the medium term, the government is projecting deficits of $12.7 billion in 2027–28 and $6.7 billion in 2028–29. Evolving economic and fiscal pressures are expected to moderate the pace of fiscal improvement. The government is projecting a return to balance in 2029–30 in the extended outlook.

Ontario’s real gross domestic product (GDP) is projected to grow by 0.5 per cent in 2026 and is expected to pick up in subsequent years, with increases of 1.5 per cent in 2027, 1.8 per cent in 2028 and 2.0 per cent in 2029. For the purposes of prudent fiscal planning, these projections are set slightly below the average of private-sector forecasts.

3

Ontario’s Economic and Fiscal Outlook in Brief

The net debt-to-GDP ratio is forecast to be 37.4 per cent in 2026–27, compared with the forecast of 37.7 per cent in the 2026 Budget. Ontario’s fiscal plan keeps this ratio below its target level of 40.0 per cent over the medium-term outlook, demonstrating its commitment to managing the debt burden in a sustainable manner. Further illustrating Ontario’s commitment to responsible fiscal management, the interest-to-revenue ratio is forecast to be 6.7 per cent in 2026–27 and remains at or below its target level of 7.5 per cent over the medium-term outlook.

4

Ontario’s Economic and Fiscal Outlook in Brief

Ontario’s Economic Outlook

Ontario’s real GDP growth has been impacted by U.S. trade policy and tariffs. Growth is projected to decelerate from 1.3 per cent in 2025 to 0.5 per cent in 2026 before picking up in subsequent years, with increases of 1.5 per cent in 2027, 1.8 per cent in 2028 and 2.0 per cent in 2029. For the purposes of prudent fiscal planning, these projections are set slightly below the average of private-sector forecasts.

Summary of Ontario’s Economic Outlook

(Per Cent)

	2025	2026p	2027p	2028p	2029p
Real GDP Growth	1.3	0.5	1.5	1.8	2.0
Nominal GDP Growth	4.1	3.7	3.8	3.9	4.0
Employment Growth	1.0	0.4	0.6	0.7	1.2
CPI Inflation	1.9	2.3	2.1	2.0	2.0

p = Ontario Ministry of Finance planning projection based on external sources as of September 11, 2026.

Sources: Statistics Canada and Ontario Ministry of Finance.

Revisions to the Economic Outlook Since the 2026 Budget

The outlook has been revised compared to the projections in the 2026 Budget. Key changes since the 2026 Budget include the following:

•	Lower real GDP growth in 2026 and 2027;

•	Stronger growth in nominal GDP and its drivers in 2026, including compensation of employees, net operating surplus of corporations and nominal household consumption; and

•	Lower unemployment rate over the projection period.

5

Ontario’s Economic and Fiscal Outlook in Brief

Economic Outlook in the 2026 Budget Compared to the 2026 Ontario Economic Outlook and Fiscal Review (FES)

(Per Cent Change)

	2026p		2027p		2028p		2029p

	2026 Budget	2026 FES	2026 Budget	2026 FES	2026 Budget	2026 FES	2026 Budget	2026 FES
Real Gross Domestic Product	1.0	0.5	1.7	1.5	1.8	1.8	2.0	2.0
Nominal Gross Domestic Product	3.2	3.7	3.9	3.8	3.7	3.9	3.9	4.0
Compensation of Employees	3.2	3.4	3.3	3.0	3.5	3.1	3.8	3.8
Net Operating Surplus — Corporations	4.7	7.9	7.2	6.9	6.1	6.4	6.0	5.7
Nominal Household Consumption	3.3	3.6	3.4	3.2	3.6	3.4	3.7	3.8
Other Economic Indicators
Employment	0.5	0.4	0.7	0.6	0.8	0.7	1.1	1.2
Job Creation (000s)	41	33	58	50	67	58	92	104
Unemployment Rate (Per Cent)	7.4	7.2	6.9	6.7	6.4	6.3	6.2	6.1
Consumer Price Index	2.1	2.3	2.0	2.1	2.0	2.0	2.0	2.0
Housing Starts (000s)1	64.8	64.7	70.3	65.1	76.8	71.7	80.5	75.4
Home Resales	9.1	(0.7)	5.6	7.8	4.6	5.1	1.5	5.3
Home Resale Prices	0.8	(2.4)	2.7	1.4	4.2	4.2	4.0	4.6
Key External Variables
U.S. Real Gross Domestic Product	2.4	2.1	2.1	2.0	2.0	2.0	1.9	2.0
WTI Crude Oil ($US per Barrel)	59	83	62	74	67	70	69	71
Canadian Dollar (Cents US)	73.2	72.3	75.3	73.7	76.4	74.6	76.6	75.1
Three-Month Treasury Bill Rate (Per Cent)[2]	2.3	2.3	2.6	2.5	2.5	2.6	2.6	2.6
10-Year Government Bond Rate (Per Cent)[2]	3.3	3.5	3.5	3.6	3.5	3.6	3.5	3.6

p = Ontario Ministry of Finance planning projection based on external sources as of September 11, 2026.

[1]	Housing starts projection based on private-sector average as of September 11, 2026.
[2]	Government of Canada interest rates.

Sources: Statistics Canada; Canada Mortgage and Housing Corporation; Canadian Real Estate Association; Bank of Canada; United States Bureau of Economic Analysis; Blue Chip Economic Indicators; U.S. Energy Information Administration; and Ontario Ministry of Finance.

6

Ontario’s Economic and Fiscal Outlook in Brief

Respecting Taxpayer Dollars

The government’s plan is consistent with the Fiscal Sustainability, Transparency and Accountability Act, 2019 and its governing principles that guide Ontario’s fiscal policy.

•

Transparent: The government continues to be transparent through the release of regular fiscal updates. This is the ninth year in a row that the government has received a clean audit opinion from Ontario’s Auditor General.

•	Responsible: The government has developed a measured and accountable approach to managing Ontario’s finances, while investing in key public services and capital projects.

•

Flexible: The government’s plan has built in appropriate levels of prudence in the form of a contingency fund and a reserve to ensure the necessary fiscal flexibility is available to respond to changing circumstances.

•

Equitable: The government’s plan sustains investments in key public services, such as health care, social services and education, ensuring that these services are readily available for the people of today and maintained for the benefit of future generations.

•	Sustainable: The government remains committed to achieving a balanced budget and reducing the province’s debt burden to ensure the long-term sustainability of Ontario’s finances.

Ontario continues to advance initiatives that prioritize respect for taxpayers, strengthen government operations, improve stewardship of public resources and support the efficient delivery of public services. Efforts are focused on strengthening oversight, accountability and program integrity across government and the broader public sector to ensure resources are directed to priority outcomes for people in Ontario. This includes strengthening payment integrity, reducing fraud, error, waste and abuse, and reviewing key provincial agencies to assess operational efficiency, financial performance and long-term sustainability. Together, these efforts help improve service delivery, enhance value for taxpayers and support responsible fiscal management.

Ontario has made progress in reviewing priority areas to identify efficiencies, manage cost pressures, and improve program and service delivery. For example, the government is:

•	Identifying opportunities to reduce incidents of error, waste, abuse, and fraud across government-funded programs, while strengthening program integrity, oversight, and compliance;

•

To maintain affordability and ensure sustainability of the Ontario Electricity Rebate (OER), effective May 1, 2027, the government’s continued monthly credit will be capped at 1,200 kilowatt-hours (kWh) for residential customers. The average residential consumer in Ontario uses approximately 700 kWh per month. Small businesses and farms are excluded from this change. In addition, the government will continue to provide credits on top of the OER aimed at lowering energy costs for Northern and rural residents;

•	Reviewing Ontario’s business support programs to identify opportunities for greater efficiency, stronger investment outcomes, and improved value for taxpayer dollars; and

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Ontario’s Economic and Fiscal Outlook in Brief

•	Continuing to work with sector partners to ensure accountable and improved service delivery, without impacting frontline workers.

The progress made will reinforce momentum and support the long-term, sustainable delivery of public services.

Prudent management is an ongoing effort, and the government continues to explore opportunities to create capacity to advance government priorities and manage growth pressures.

In addition, the government has taken action to strengthen oversight and cost management across the provincial agency sector. These actions build on the provincial agency hiring freeze, which has helped stabilize staffing growth and avoid nearly $300 million in costs.

The government will also seek to further decrease and streamline political staff offices to encourage comparable savings across the enterprise.

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Ontario’s Economic and Fiscal Outlook in Brief

Ontario’s Fiscal Plan

The government recorded a $13.0 billion deficit for the fiscal year 2025–26, compared to a forecasted deficit of $14.6 billion in the 2025 Budget. In 2026–27, the government is projecting a deficit of $16.9 billion. Over the medium term, the government is forecasting deficits of $12.7 billion in 2027–28 and $6.7 billion in 2028–29. The government is projecting a return to balance in 2029–30 in the extended outlook.

Ontario’s Medium-Term Fiscal Plan — Details1

($ Billions)

	Actual 2025–26	Current Outlook 2026–27	Medium-Term Outlook		Extended Outlook 2029–30
			2027–28	2028–29
Revenue
Personal Income Tax	57.0	63.4	65.9	69.9	74.1
Sales Tax	39.3	40.7	42.4	44.6	46.8
Corporations Tax	28.3	30.2	31.6	33.0	34.5
Ontario Health Premium	5.2	5.6	5.8	6.0	6.2
Education Property Tax	6.0	6.0	6.0	6.1	6.1
All Other Taxes	17.3	16.9	17.5	18.4	19.4
Total Taxation Revenue	153.0	162.8	169.3	178.0	187.0
Government of Canada Transfers	39.1	40.7	39.9	40.2	40.4
Income from Government Business Enterprises	7.7	7.1	6.6	7.0	7.5
Other Non-Tax Revenue	23.5	21.9	22.4	22.7	22.9
Total Revenue	223.3	232.6	238.2	247.9	257.8

Base Programs
Health Sector	97.5	100.7	103.0	106.2	108.2
Education Sector[2]	40.1	40.2	40.7	41.0	41.4
Postsecondary Education Sector	13.9	13.9	12.7	12.6	12.6
Children, Community and Social Services Sector	21.4	21.4	21.6	21.7	21.8
Justice Sector	7.2	7.2	7.3	7.3	7.4
Other Programs	40.7	42.7	43.1	41.5	41.5
Total Base Programs	220.9	226.1	228.4	230.3	232.8
Contingency Fund Top-Up	–	3.8	–	–	–
Total Programs	220.9	229.9	228.4	230.3	232.8
Interest and Other Debt Servicing Charges	15.5	17.4	18.9	20.4	21.1
Total Expense	236.3	247.3	247.3	250.8	253.8
Surplus/(Deficit) Before Reserve	(13.0)	(14.7)	(9.1)	(2.9)	4.0
Reserve	–	2.2	3.6	3.8	3.8
Surplus/(Deficit)	(13.0)	(16.9)	(12.7)	(6.7)	0.2
Net Debt as a Per Cent of GDP	36.5%	37.4%	38.7%	38.9%	38.3%
Net Debt as a Per Cent of Revenue	205.7%	209.7%	219.9%	220.3%	217.0%
Interest as a Per Cent of Revenue	6.0%	6.7%	7.2%	7.5%	7.5%
[1]	Beginning in 2024–25, the inter-entity revenue and expense balances on Employer Health Tax (EHT) are eliminated. This change is fiscally neutral.
[2]	Excludes Teachers’ Pension Plan. Teachers’ Pension Plan expense is included in Other Programs.

Note: Numbers may not add due to rounding.

Sources: Ontario Treasury Board Secretariat and Ontario Ministry of Finance.

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Ontario’s Economic and Fiscal Outlook in Brief

Revenue Outlook Over the Medium Term

Ontario’s revenue outlook is anchored by an economic projection based on private-sector forecasts and the best available information at the time of finalizing the planning projection. Between 2025–26 and 2028–29, revenues are expected to grow, on average, by 3.5 per cent a year. Details of the medium-term revenue outlook are outlined later in this document. See Chapter 3: Ontario’s Fiscal Plan and Outlook for more details.

Key inputs included in the revenue forecast are a prudent economic outlook based on private-sector forecasts; existing federal–provincial agreements and funding formulas; and the business plans of government ministries, business enterprises and service organizations.

Program Expense Outlook Over the Medium Term

The government is maintaining a strong fiscal foundation while continuing to sustain investments in key public services. Ontario’s base program expense outlook is expected to grow each year from $220.9 billion in 2025–26 to $230.3 billion in 2028–29. This reflects the government’s commitment to key public services such as health care, education and infrastructure.

As part of the government’s strategy for responsible fiscal management, the government continues to project revenue growth exceeding program expense growth as highlighted in the 2026 Budget. The program expense outlook also includes contingency funds to support fiscal stability and provide flexibility to respond to unforeseen events.

See Chapter 3: Ontario’s Fiscal Plan and Outlook for further details on the program expense outlook over the medium term.

Interest and Other Debt Servicing Charges Outlook Over the Medium Term

Interest and Other Debt Servicing Charges is forecast to be $17.4 billion in 2026–27, $18.9 billion in 2027–28 and $20.4 billion in 2028–29.

See Chapter 4: Borrowing and Debt Management for further details on the outlook over the medium term.

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Ontario’s Economic and Fiscal Outlook in Brief

Revisions to the Fiscal Outlook Since the 2026 Budget

The 2026 Ontario Economic Outlook and Fiscal Review has been revised compared to the projections in the 2026 Budget.

Change in the Fiscal Outlook Since the 2026 Budget1

($ Billions)

	2026–27	2027–28	2028–29
Surplus/(Deficit) from 2026 Budget	(13.8)	(6.1)	0.6
Total Revenue Changes	2.0	(3.9)	(4.9)
Expense Changes
Net Program Expense Changes	4.3	0.7	0.3
Interest and Other Debt Servicing Charges	0.1	0.4	0.7
Total Expense Changes	4.4	1.1	1.0
Change in Reserve	0.7	1.6	1.3
Fiscal Improvement/(Deterioration)	(3.1)	(6.6)	(7.2)
2026 Ontario Economic Outlook and Fiscal Review Surplus/(Deficit)	(16.9)	(12.7)	(6.7)
[1]	Beginning in 2024–25, the inter-entity revenue and expense balances on Employer Health Tax (EHT) are eliminated. This change is fiscally neutral.

Note: Numbers may not add due to rounding.

Key changes include the following:

•

Total revenue is projected to increase by $2.0 billion in 2026–27, mainly due to higher-than-expected federal transfers, net income from Government Business Enterprises and taxation revenue. Over the medium term, total revenue is projected to be $3.9 billion in 2027–28 and $4.9 billion in 2028–29 lower than in the 2026 Budget, primarily due to lower-than-expected taxation revenues;

•

Program expense is projected to increase by $4.3 billion in 2026–27, primarily due to the top-up to the Contingency Fund to protect key public services, address compensation-related pressures, and provide flexibility to respond to unforeseen risks. Over the medium term, program expense is projected to increase by $0.7 billion in 2027–28 and $0.3 billion in 2028–29, mainly reflecting the Ontario New Home Affordability Payment (ONHAP) and additional prudence intended to respond to economic risks, and support potential measures to protect Ontario from the impacts of unwarranted U.S. tariffs and trade tensions;

•	Interest and Other Debt Servicing Charges is forecast to increase by $0.1 billion in 2026–27, $0.4 billion in 2027–28 and $0.7 billion in 2028–29;

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Ontario’s Economic and Fiscal Outlook in Brief

•

The reserve has been increased by $0.7 billion in 2026–27, $1.6 billion in 2027–28 and $1.3 billion in 2028–29. This increase reflects ongoing extraordinary circumstances arising from economic and geopolitical uncertainty, including significant risks to Ontario’s economy related to trade, as well as the impact of proposed federal tax measures; and

•

The government is projecting deficits of $16.9 billion in 2026–27, $12.7 billion in 2027–28, and $6.7 billion in 2028–29, representing a deterioration of $3.1 billion, $6.6 billion, and $7.2 billion, respectively, compared to the forecasts presented in the 2026 Budget.

Economic and Fiscal Outlook Scenarios

To provide more transparency about the province’s economic outlook amid the elevated degree of economic uncertainty, the Ontario Ministry of Finance has developed Faster Growth and Slower Growth scenarios that could impact the economy over the next few years. These alternative scenarios should not be considered the best case or the worst case; instead, they should be viewed as reasonable possible outcomes during this period of uncertainty. See Chapter 2: Economic Performance and Outlook for more details.

Ontario Real GDP Growth Scenarios

(Per Cent)

	2026p	2027p	2028p	2029p
Faster Growth Scenario	0.8	2.2	2.1	2.3
Planning Projection	0.5	1.5	1.8	2.0
Slower Growth Scenario	0.2	0.5	1.8	2.0

p = Ontario Ministry of Finance planning projection based on external sources as of September 11, 2026, and alternative scenarios.

Source: Ontario Ministry of Finance.

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Ontario’s Economic and Fiscal Outlook in Brief

Ontario Nominal GDP Growth Scenarios

(Per Cent)

	2026p	2027p	2028p	2029p
Faster Growth Scenario	4.6	4.5	4.2	4.3
Planning Projection	3.7	3.8	3.9	4.0
Slower Growth Scenario	3.5	2.6	3.5	3.7

p = Ontario Ministry of Finance planning projection based on external sources as of September 11, 2026, and alternative scenarios.

Source: Ontario Ministry of Finance.

In the event that the alternative economic scenarios materialize, as opposed to the Planning Projection, Ontario’s fiscal plan would also change as a result.

Based on the two alternative nominal GDP growth economic scenarios, two taxation revenue outlook scenarios have been developed.

Ontario’s Taxation Revenue Scenarios

($ Billions)

	2026–27p	2027–28p	2028–29p
Faster Growth Scenario	165.5	174.6	185.5
Planning Projection	162.8	169.3	178.0
Slower Growth Scenario	161.2	164.3	170.7

p = Ontario Ministry of Finance planning projection based on external sources as of September 11, 2026, and alternative scenarios.

Note: Numbers may not add due to rounding.

Source: Ontario Ministry of Finance.

In the Faster Growth scenario, total taxation revenue over the medium term is $7.5 billion higher than the Planning Projection in 2028–29, while in the Slower Growth scenario, total taxation revenue is $7.3 billion lower.

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Ontario’s Economic and Fiscal Outlook in Brief

Under the Faster Growth scenario, the deficit outlook may improve to $14.1 billion in 2026–27, $7.1 billion in 2027–28, followed by a surplus of $1.3 billion in 2028–29. However, if the Slower Growth scenario materializes instead, the deficit outlook may deteriorate to $18.5 billion in 2026–27, $17.8 billion in 2027–28 and $14.4 billion in 2028–29.

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Ontario’s Economic and Fiscal Outlook in Brief

Borrowing and Debt Management

Ontario’s long-term borrowing requirement for 2026–27 is now forecast to be $51.1 billion, an increase of $3.9 billion from the 2026 Budget forecast of $47.2 billion. As of October 8, 2026, Ontario had completed $36.3 billion, or 71.1 per cent, of the long-term public borrowing program.

2026–27 Borrowing Program and Medium-Term Outlook

($ Billions)

	2026 Budget	In-Year Change	Current Outlook 2026–27	Medium-Term Outlook
				2027–28	2028–29
Deficit/(Surplus)	13.8	3.1	16.9	12.7	6.7
Provincial Investment in Capital Assets	28.0	–	28.0	28.0	22.4
Amortization of Capital Assets	(10.2)	–	(10.2)	(10.5)	(11.4)
Non-Cash and Cash Timing Adjustments	(2.5)	(0.7)	(3.2)	(4.3)	(4.8)
Net Loans and Investments	5.2	0.5	5.7	5.5	4.8
Debt Maturities and Redemptions	26.9	–	26.9	27.5	30.7
Total Funding Requirement	61.2	2.9	64.1	59.0	48.4
Decrease/(Increase) in Short-Term Borrowing	(6.0)	(2.0)	(8.0)	(6.0)	–
Increase/(Decrease) in Year-End Cash and Cash Equivalents	(8.0)	3.0	(5.0)	(5.0)	(3.0)
Total Long-Term Borrowing	47.2	3.9	51.1	48.0	45.4

Note: Numbers may not add due to rounding.

Source: Ontario Financing Authority.

Global demand for Ontario’s debt remains at unprecedented levels among investors, supported by a strong fiscal track record and solid credit ratings. Increased global demand, coupled with Ontario’s professional and innovative approach to markets, has led to increased foreign issuance, continued diversification of Ontario’s investor base and reduced overall borrowing costs. The province remained agile in order to take advantage of market opportunities to achieve innovative and cost-effective borrowings while maintaining prudent reserves.

Alternative economic scenarios for faster and slower economic growth are outlined in section “Economic and Fiscal Outlook Scenarios.” Under the Faster Growth scenario, long-term borrowing would decrease by a total of $15.7 billion over the three-year outlook period, while under the Slower Growth scenario, long-term borrowing would increase by $13.8 billion over the same period.

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Ontario’s Economic and Fiscal Outlook in Brief

The table below shows the progress on relevant debt sustainability measures; see Chapter 4:

Borrowing and Debt Management for more details on Ontario’s debt burden reduction strategy.

Progress on Relevant Debt Sustainability Measures

(Per Cent)

	Targets	2026 Budget 2026–27 Forecast	2026 FES 2026–27 Forecast
Net Debt-to-GDP	<40.0	37.7	37.4
Net Debt-to-Revenue	<200	211	210
Interest-to-Revenue	<7.5	6.7	6.7

Note: 2026 FES in the table is defined as the 2026 Ontario Economic Outlook and Fiscal Review.

Source: Ontario Financing Authority.

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Ontario’s Economic and Fiscal Outlook in Brief

Ontario’s Capital Plan

Ontario’s capital plan continues to be the most ambitious provincial building plan in Canadian history, with planned investments over the next 10 years totalling more than $210 billion, including $37 billion in 2026–27. This plan is getting shovels in the ground to build highways, transit, hospitals, and other critical assets, laying the foundation for a stronger Ontario while creating jobs for workers.

Key highlights in the capital plan include the following:

Building Highways

Approximately $31 billion over 10 years to support the planning and construction of highway expansion and rehabilitation projects across the province, including:

•

Highway 413, a new 400 series highway and transportation corridor across Halton, Peel and York regions that will support future population growth in the Greater Golden Horseshoe, bring relief to one of the busiest corridors in North America and save drivers up to 30 minutes each way on their commute;

•	Highway 425, the Bradford Bypass, a new four-lane freeway connecting Highway 400 in Simcoe County and Highway 404 in York Region, which will save drivers an estimated 35 minutes in travel time;

•

Accelerating construction on the all-season roads to the Ring of Fire, five years ahead of schedule, with work that commenced in June 2026 on the Webequie Supply Road and upgrades to the Anaconda and Painter Lake Roads;

•	New Highway 7 expansion between Kitchener and Guelph, which includes accelerated planning and design work for a new four-lane divided highway;

•	Advancing the upload of ownership and maintenance of the Gardiner Expressway and Don Valley Parkway (DVP) to the province, effective fall 2027;

•	Feasibility work for a Highway 401 tunnel expressway to help relieve gridlock and improve the effectiveness of infrastructure;

•

Expanding existing corridors across the province, such as Highway 11/17 between Thunder Bay and Nipigon, Highway 17 between Kenora and the Manitoba border, and Highway 69 between Parry Sound and Sudbury, to improve the movement of people and goods while supporting Northern Ontario’s mining and tourism sectors;

•	Widening Highway 3 from two to four lanes between Essex and Leamington to improve road safety and keep people and goods moving in Southwestern Ontario; and

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Ontario’s Economic and Fiscal Outlook in Brief

•

Supporting ongoing partnerships with First Nations to build and improve highway infrastructure that will promote equity and help connect more First Nation communities to the province’s highway network.

Building Transit

Approximately $63 billion over 10 years for public transit, with a variety of projects underway, including:

•

Building the largest subway expansion in Canadian history: including the Ontario Line, the Scarborough Subway Extension, the Eglinton Crosstown West Extension and the Yonge North Subway Extension, as part of the government’s plan to slash commute times across the Greater Toronto Area (GTA) and promote integrated and efficient transportation service delivery;

•

Building and expanding Light Rail Transit (LRT): opening the Finch West LRT and Eglinton Crosstown LRT, advancing the Hamilton LRT and Hazel McCallion LRT construction, as well as advancing the study of the Hazel McCallion LRT extensions into downtown Brampton and Mississauga, which will provide more people with fast, affordable and reliable transit;

•

Improving access to transit by constructing the East Harbour Transit Hub, which is anticipated to serve approximately 100,000 riders daily, and advancing new GO stations across Toronto, including the future Junction Triangle Station (formerly the Bloor-Lansdowne GO Station);

•	Caledonia Station, now under construction; and the future Stockyards Station (formerly the St. Clair-Old Weston GO Station), where early works are underway;

•	Investing nearly $1 billion to help the Toronto Transit Commission (TTC) purchase 55 new trains manufactured in Thunder Bay for Toronto’s Line 2 subway;

•

Investing $850 million to refurbish GO Transit rail cars, as part of the ongoing service expansion across the GO rail network, and to support hundreds of manufacturing jobs and economic growth in Northern Ontario;

•

Investing in planning to transform Niagara District Airport into a modern regional gateway, capable of supporting future commercial passenger service and runway infrastructure needed to accommodate future growth;

•	Bringing back the Northlander, which will provide safe and reliable transportation options between Northern Ontario and Toronto, with new, fully accessible and state-of-the-art trains; and

•

Doubling the government’s investment through the Ontario Transit Investment Fund (OTIF) to $30 million over three years, to help municipalities, Indigenous communities, and non-profits launch or grow transit services in rural and underserved areas.

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Ontario’s Economic and Fiscal Outlook in Brief

Building Health Infrastructure

Investing approximately $64 billion over the next 10 years in health infrastructure, including nearly $50 billion in capital grants to support more than 50 hospital projects. These investments will add approximately 3,000 new beds over the next decade, significantly increasing access to health care across the province.

Key projects include:

•

Constructing a new patient care tower at North York General Hospital, which will include over 300 beds, of which approximately 100 will be net new, plus expanded surgical facilities, support services, and a new and expanded emergency department;

•

Advancing the Ottawa Hospital Civic Campus, a new 641-bed hospital that will include one of Eastern Ontario’s most advanced trauma centres, expanding access to highly specialized emergency and trauma care for patients with complex injuries and illnesses;

•

Facilitating the expansion of the Scarborough Health Network (Centenary Hospital) Emergency Department, adding approximately 36,000 square feet of new emergency care space to support Scarborough’s growing population;

•	Redeveloping the Lakeridge Health Bowmanville Site to expand and modernize the current hospital, adding up to 32 new beds and enhancing inpatient and ambulatory care and emergency department services;

•

Replacing the existing Uxbridge Hospital with a new state-of-the-art facility on the current site, which will add patient beds and expand key services, including ambulatory care and diagnostic imaging; and

•

Expanding the Timmins Emergency Department by more than 27,000 square feet, adding 29 dedicated treatment areas and a dedicated mental health emergency care space to provide access to modern emergency care and better support the growing needs of Northern communities.

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Ontario’s Economic and Fiscal Outlook in Brief

Building Long-Term Care Homes

Planned investments that cumulatively total a historic $6.4 billion since 2019 remain in place to build 58,000 new and upgraded long-term care beds across the province to modern design standards. As of July 2026, over 26,000 beds (165 projects) are either open, under construction or approved to start construction, including:

•

Advancing 16 long-term care homes to construction between June 2025 and June 2026, including projects supported by the new 2025 Long-Term Care Home Capital Funding Program, which provides a funding framework that better reflects regional cost variations while addressing diverse operator needs across the sector.

Building Schools and Child Care Spaces

Investing almost $30 billion over 10 years, including over $22 billion in capital grants, to build more schools and child care spaces, and support the repair and maintenance of existing schools. New schools include an English public elementary school in Kenora, an English Catholic secondary school in London, a French Catholic elementary school in Mississauga, and an addition to Earl of March Secondary School in Ottawa.

Building Postsecondary Education Infrastructure

Investing $5.5 billion in the Postsecondary Education sector over the next 10 years, including over $2.2 billion in capital grants to help colleges, universities and Indigenous Institutes make critical repairs, improve energy efficiency and modernize facilities by upgrading technology.

Building Housing-Enabling Municipal Infrastructure

Building housing-enabling municipal infrastructure, such as roads and water systems, through the Municipal Housing Infrastructure Program to support growing and developing communities.

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Ontario’s Economic and Fiscal Outlook in Brief

Infrastructure Expenditures1

($ Millions)

Sector	Current Outlook[2,3] 2026–27	Medium-Term Outlook		10-Year Total[4]
		2027–28	2028–29
Transportation
Transit	13,789	14,629	8,991	63,342
Provincial Highways	5,386	4,073	3,892	30,687
Other Transportation, Property and Planning	261	183	104	1,288
Health
Hospitals	5,602	8,457	8,354	62,171
Other Health	1,413	1,249	929	9,106
Education	4,211	4,277	3,635	29,665
Postsecondary Education
Colleges and Other	701	520	293	4,045
Universities	202	235	142	1,483
Social	583	478	110	1,811
Justice	982	659	806	3,935
Other Sectors[5]	5,506	3,200	2,641	28,014
Total Infrastructure Expenditures	38,635	37,960	29,897	235,546
Less: Other Partner Funding[6]	1,897	2,883	2,308	24,661
Total[7]	36,739	35,077	27,588	210,885
[1]

Includes interest capitalized during construction; third-party investments in hospitals, colleges and schools; federal and municipal contributions to provincially owned infrastructure investments; and transfers to municipalities, universities and non-consolidated agencies.

[2]	Includes $1,261 million in interest capitalized during construction.
[3]	Includes provincial investment in capital assets of $28.0 billion.
[4]	Total reflects the planned infrastructure expenditures for 2026–27 through 2035–36.
[5]	Includes high-speed internet infrastructure, government administration, natural resources, and culture and tourism industries.
[6]	Other Partner Funding refers to third-party investments, primarily in hospitals, colleges and schools.
[7]	Includes federal–municipal contributions to provincial infrastructure investments.

Note: Numbers may not add due to rounding.

Source: Ontario Treasury Board Secretariat.

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Ontario’s Economic and Fiscal Outlook in Brief

Standing Up for the People of Ontario as Part of a United Team Canada

Canadians expect their governments at all levels to stand together in the face of tariffs and economic threats. Ontario will continue to work with the federal government to defend workers, businesses and communities from these unjustified tariffs and economic uncertainty.

Ontario continues to protect workers and businesses in the province impacted by the ongoing uncertainty and rising costs caused by the U.S. administration. The government also continues to deliver on its ambitious plan to build the most competitive, resilient and self-reliant economy in the G7. In advancing this important work, Ontario is counting on the federal government to join forces with the province to build a more competitive environment that attracts investments and creates good-paying jobs for Ontario workers. Federal support for businesses in key sectors, including auto and steel, as well as manufacturers of critical inputs for emerging sectors such as defence and artificial intelligence-related technology, is critical to Canada’s economic growth and sovereignty objectives. The federal government must also ensure that Ontario, which is particularly hard hit by tariffs, receives a fair share of remissions revenue from retaliatory tariffs.

Flexible, adequate, fair and sustainable federal–provincial transfers are critical to sustaining public services. Ontario acknowledges the federal government’s extension of expiring 10-year health care funding and looks forward to further discussions about long-term funding. Ontario, joined by other provinces and territories, calls on the federal government to make permanent the temporary 5 per cent minimum growth rate guarantee in the Canada Health Transfer and for long-term extensions of expiring time-limited health care funding, including funding to support mental health and addictions programs, home and community care, long-term care, and other essential programs. Failure to sustain this funding will create a fiscal cliff for provinces and territories, which would represent the biggest federal health care funding cut in a generation and put critical programs and services at risk.

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Ontario’s Economic and Fiscal Outlook in Brief Chapter 1 A Plan to Protect Ontario

Section A: Protect Ontario: Fortify Ontario’s Industrial Base

Section A: Protect Ontario: Fortify Ontario’s Industrial Base

The recent escalation of U.S. trade actions, together with ongoing geopolitical tensions and broader economic headwinds, continue to create challenges for workers, families and businesses across Ontario. The government continues to respond quickly to these threats. Since April 2025, it has announced nearly $30 billion in tariff relief and support for workers and businesses, including measures to build long-term economic resiliency and prosperity. This includes a six-month interest and penalty-free deferral period from April 1 to October 1, 2025, for select provincially administered taxes, making up to $9 billion in liquidity relief available to approximately 80,000 businesses to help ease financial pressures. Other measures include the Ontario Together Trade Fund (OTTF) and the Protect Ontario Financing Program (POFP), which are helping to protect jobs, support investment and maintain economic stability during this period of heightened uncertainty. In response to the U.S. government’s latest actions to increase tariffs and impose bans on imports from Canada, the government is expanding eligibility for the OTTF and POFP to provide businesses with the critical support to keep their doors open, keep workers on the job and reshore their supply chains.

Protecting workers, businesses and communities is part of the government’s plan to fortify its industrial base to help build and protect the economy from uncertainty. This plan is not just protecting workers in tariff impacted sectors. It is transforming these sectors to be the foundation for Ontario’s future growth, with Ontario’s manufacturing expertise driving the jobs of the future in energy, defence, artificial intelligence and more.

Defending Ontario’s Auto and Steel Industries

The government is supporting Ontario’s auto and steel industries, which continue to face economic challenges associated with U.S. trade actions. In October 2026, the governments of Canada and Ontario jointly announced a multi-billion-dollar package of measures to support these industries and fortify them to be more competitive, diversified and resilient in the long term. The steel sector support will drive investments by the industry to help diversify production and shift to non-U.S. markets. The auto sector investments will support the industry on the pathway to produce electrified and connected vehicles. These measures will preserve and grow strategic industrial capabilities in Canada and Ontario and build a sovereign and strong economy for today and the future.

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Chapter 1: A Plan to Protect Ontario

This timely support is critical, as the steel sector has experienced reduced demand for its exports to the United States, leading to declines in production and layoffs. In the first eight months of 2026, exports of steel products to the United States totalled $4.1 billion, compared to $8.4 billion over the same period in 2024, a decline of 50.6 per cent. Similarly, exports of automobiles to the United States declined 13.7 per cent to $34.5 billion, compared to $39.9 billion over the same period in 2024.

These sectors are key parts of Ontario’s economy, with the auto sector employing more than 100,000 people in 2025 and the steel sector employing over 16,000. Each industry also supports thousands more workers in their broader supply chains. Both are critical to protecting Canadian sovereignty and to realizing the future jobs and economic potential of key emerging industries, including defence, nuclear and advanced manufacturing. In the face of U.S. tariffs and continued economic uncertainty, the government stands firmly behind its supports for the electric vehicle (EV) and battery Auto Pact that helped attract over $46 billion in transformative investments from global automakers, parts suppliers, and manufacturers of EV batteries and battery materials. For example:

•

Volkswagen’s PowerCo battery cell plant in St. Thomas, a $7 billion investment, remains one of the largest manufacturing projects in Canadian history and is expected to create thousands of construction and other long-term jobs, reinforcing Ontario’s position as a leading North American hub for electric vehicle and battery supply chain investment. In September 2026, Volkswagen announced that Ontario-based EllisDon had been awarded the general construction contract for its new facility, where construction work is continuing;

•

Toyota Motor Manufacturing Canada’s launch of the next-generation hybrid RAV4 in its Woodstock and Cambridge plants. The company’s $1.1 billion investment highlights continued confidence in Ontario’s automotive workforce while keeping the province at the forefront of the North American auto industry; and

•	Ford Motor Co., which has operated in Canada for more than a century, is retooling the Oakville Assembly Complex for F-Series Super Duty production, supporting 1,800 direct jobs.

Ontario is also investing in workforce development to support high-paying jobs across the automotive supply chain, including battery and steel production, vehicle assembly, and research and innovation.

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Section A: Protect Ontario: Fortify Ontario’s Industrial Base

Ontario and the federal government have a strong history of successful partnerships to support key sectors in the economy. This includes the Auto Pact established between the governments of Canada and Ontario in 2023 to help attract and secure once-in-a-generation projects in the province’s auto sector. In September 2025, Ontario, in partnership with the federal government, provided $500 million to help Algoma Steel Inc. navigate changing market conditions and the impact of U.S. tariffs targeted at Canada’s steel sector. Through the POFP, the province provided a loan of $100 million, while the federal government provided a loan of $400 million to Algoma Steel through the Large Enterprise Tariff Loan (LETL) facility. Building on the success of these partnerships, Ontario is working with the federal government on additional opportunities to support the auto and steel sectors as the industries continue to face challenges from U.S. trade actions.

Reinforcing Ontario’s Steel Sector

In May 2026, Ontario welcomed an investment of $306 million from Tenaris, a global manufacturer of steel pipe products for the energy industry, to modernize and expand its operations in Sault Ste. Marie. By introducing advanced automation and process improvements across their production lines, the company will increase its manufacturing output by 80 per cent and expand its product offerings to meet a growing demand from Canadian energy and industrial markets. In support of this investment, Ontario is providing up to $72 million in funding through the Invest Ontario Fund. The investment is expected to create up to 200 new jobs while generating broad economic benefits across Ontario’s steel sector in the face of U.S. tariffs.

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Chapter 1: A Plan to Protect Ontario

Protecting Ontario’s Forest Sector

Ontario is helping the forestry sector remain competitive and resilient. Canada and the United States rely on Ontario forest products to build homes and infrastructure. However, with 97 per cent of Ontario’s forest product exports going to the United States, the unjustified U.S. duties and tariffs pose an immediate threat to workers, businesses and communities.

Outlining the Roadmap to Protecting Ontario’s Forest Sector

Ontario is taking action to protect workers, businesses, families and communities that depend on the province’s forestry sector. In April 2026, the government released A Roadmap to Protecting Ontario’s Forest Sector, a 10-year roadmap that responds to new unprecedented trade pressures faced by the forestry sector by seeking to increase the forest industry’s competitive advantage and unlock new markets. The roadmap is focused on three pillars:

•	defending workers, communities and businesses by reducing the impact of unjustified U.S. tariffs and duties;

•	adapting the forest sector to be more competitive in the global market while safeguarding the long-term sustainability of Ontario’s forests; and

•	growing long-term demand for Ontario’s forestry products by helping the sector develop and commercialize new forest products.

Section A: Protect Ontario: Fortify Ontario’s Industrial Base

Encouraging the Use of Ontario’s Forest Biomass Resources

To support Ontario’s Forest Biomass Action Plan, the government is investing nearly $20 million each year across four streams in the Ontario Forest Biomass Program to support initiatives that secure and increase long-term wood utilization across the province, with a focus on underutilized species and forest biomass.

Through this program, Ontario supports increasing Indigenous participation in forest biomass, improving public and private understanding, deploying innovative bioproducts, and supporting forest sector transformation in the emerging bioeconomy. Since launching in 2023, the program has committed over $86 million to 74 projects, securing over $279 million in additional external funding and creating more than 115 new jobs.

Increasing the Use of Mill By-Products and Underused Wood

In September 2026, Ontario announced several key investments through the Forest Biomass Program, including the following:

•

An investment of $5.1 million in Bioveld North to advance the engineering work needed to potentially restart the idled Espanola pulp mill. The investment in evaluation and engineering work will help Bioveld develop a plan to restart the mill and recommend efficiency and reliability upgrades to sharpen the facility’s competitive advantage. It will also help build the facility’s resilience by identifying opportunities to diversify mill operations into renewable fuels and other bioproducts. A successful restart would create a new regional anchor facility in Northeastern Ontario, with the potential to create 400 jobs;

•

More than $2.5 million to advance major upgrades at Thunder Bay Pulp and Paper and two additional projects in Northwestern Ontario. These projects will increase the industry’s use of forest biomass, protecting over 700 jobs; and

•

Over $1.1 million under the Indigenous Bioeconomy Partnerships funding stream of the Forest Biomass Program. The funding will support five projects with the long-term potential to create over 200 jobs in the sector that will increase Indigenous participation in forestry and build a stronger, more resilient forest sector by developing projects with the potential to add annual demand for over 100,000 tonnes of mill by-products and underused wood.

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Chapter 1: A Plan to Protect Ontario

Strengthening Ontario’s Forest Sector Competitiveness

Ontario’s Forest Sector Investment and Innovation Program (FSIIP) helps bring more made-in-Ontario wood products to market by providing financial support. The FSIIP provides funding for strategic investments that improve productivity, increase innovation, support market expansion and strengthen regional economies. To date, the government has invested over $90 million through the program, leveraging $510 million in new investment to help Ontario forestry companies adopt innovative technologies to stay competitive.

Investing to Expand Made-in-Ontario Wood Manufacturing

In July 2026, Ontario announced that it is investing more than $3.3 million in Ontario Truss & Wall through the Forest Sector Investment and Innovation Program (FSIIP), so that the company can expand its production of made-in-Ontario wood building materials and help meet growing demand in the province’s construction sector. The investment will support automated equipment and 20,000 square feet of additional facility space, boosting the company’s production of wood construction materials by nearly 70 per cent. Moreover, in June 2026, Ontario announced that it is investing $1.6 million in Bernie McGlynn Lumber Ltd. to support a $5.3 million project to construct a new 30,000-square-foot facility and install upgraded equipment, including a first-in-Ontario thermal-treating kiln system and a double-bladed bandsaw. This new technology will help the company produce higher-quality wood products more efficiently and support the launch of new products, including siding, decking and fencing, that can compete with composite and plastic alternatives.

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Section A: Protect Ontario: Fortify Ontario’s Industrial Base

Prioritizing Ontario Businesses with the

Buy Ontario Act

The Buy Ontario Act (Public Sector Procurement), 2025 is designed to protect Ontario workers and businesses by strengthening domestic procurement across the public sector. The Act strengthens the province’s economic resilience by requiring public-sector entities, including ministries, agencies and designated broader public-sector organizations delivering Ontario’s more than $210 billion 10-year capital plan, to prioritize Ontario, and then Canadian, goods and services whenever feasible.

In response to escalating U.S. tariffs and ongoing economic uncertainty, the government has been working with municipalities and other public-sector entities to ensure that spending supports local workers, businesses and industries. The Act provides the framework to deliver on the government’s commitment to ensure Ontario tax dollars create economic opportunities at home and support key industries, such as those in the steel, forestry, automotive, agriculture and construction sectors. It also preserves value for taxpayers and helps keep critical infrastructure projects on track.

As a first step under the Act, Ontario introduced directives requiring public-sector entities to prioritize made-in-Ontario vehicles for fleet purchases and Ontario and Canadian goods and services in capital infrastructure procurements. The government is considering measures to monitor compliance and ensure that organizations respect procurement requirements. Consequences for non-compliance could include reconsidering provincial funding made available to the public sector as well as other measures permitted under the legislation. Looking ahead, the government is exploring additional opportunities to expand and accelerate domestic procurement, protect jobs, and maximize the economic benefits of public-sector spending. This includes extending the Building Ontario Businesses Initiative (BOBI) to municipalities, enabling Ontario businesses to compete more effectively for municipal, provincial and broader public-sector procurement opportunities.

The government is also strengthening Buy Ontario policies so that infrastructure projects are planned and designed in a manner that maximizes inputs from Ontario and Canadian goods and workers, while maintaining flexibility, value for money and efficient project delivery.

In addition, the government is taking steps to strengthen Ontario’s domestic capacity and reduce reliance on foreign supply chains. This includes advancing bulk purchasing initiatives that list Ontario and Canadian suppliers to increase their participation in provincial procurement processes and create more opportunities for local businesses and workers across the province.

These measures reflect the need for public procurement to support not only value for money, but also Ontario’s economic security, public safety, supply chain resilience, critical infrastructure protection, and continuity of public services in an increasingly uncertain global environment.

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Chapter 1: A Plan to Protect Ontario

Supporting Tariff-Impacted Workers with POWER Centres

Ontario is continuing to support workers in the face of economic uncertainty through the Protect Ontario Workers Employment Response (POWER) Centres. The POWER Centres provide transition assistance for workers affected by layoffs, including targeted training referrals and access to Employment Ontario programs, through partnerships with employers, unions, community organizations, municipalities, colleges and universities. The centres are typically set up by unions, employee or employer associations or municipalities, and can be launched proactively before a layoff has occurred. Currently, there are 12 POWER Centres operating across Ontario, helping over 27,000 workers with services and supports. The Canada–Ontario Tariff Response Initiative provided funding and cooperation to support POWER Centres.

Section A: Protect Ontario: Fortify Ontario’s Industrial Base

Supporting Businesses Through the Protect Ontario Financing Program

The Protect Ontario Financing Program (POFP) provides up to $1 billion in working capital loans to Ontario-based businesses experiencing tariff-related financial pressures. The program helps businesses manage near-term liquidity needs, while supporting economic stability during a period of ongoing trade uncertainty.

As part of the government’s strategy to protect Ontario’s economy from the impacts of escalating U.S. trade measures in September 2026, the province expanded eligibility for the POFP in response to newly enacted U.S. tariffs and product bans on a range of Canadian imports.

Trade disruptions and tariffs can create financial uncertainty for Ontario businesses, particularly small and medium-sized enterprises, threatening jobs, investment and economic activity across the province. To help protect workers, support businesses and maintain economic stability, the expansion ensures companies affected by the new tariffs, as well as those facing existing tariffs on steel, aluminum, copper and automotives, have access to timely financial support as they navigate ongoing trade-related challenges.

The program is being delivered with strong oversight and a commitment to responsible stewardship of public funds. Continued work in this area remains important as evolving trade conditions and the potential for additional U.S. tariffs could increase financial pressures on Ontario businesses and drive demand for support. Maintaining this capacity will help Ontario protect key industries, preserve jobs and strengthen economic resilience in the face of external shocks.

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Chapter 1: A Plan to Protect Ontario

Investing in Ontario’s Future Economy with the Protect Ontario Account Investment Fund

Global economic conditions remain dynamic and highly uncertain, and Ontario is taking action to strengthen the province’s economic resilience and position Ontario for long-term growth.

This is why the government has proposed the Protect Ontario Account Investment Fund. The Protect Ontario Account Investment Fund represents an opportunity for provincial capital to attract additional investment from Ontario-based pensions and other major investors to leverage the impact of the province’s investment into support for strategic economic priorities.

The government continues to assess the impacts of U.S. tariffs and protectionist policies to determine how to advance Ontario’s strategic economic priorities for the benefit of all the people of Ontario. In this context, the Protect Ontario Account Investment Fund is part of a broader Ontario-pioneered solution and will focus on how to best address this challenging trade environment. Ontario will continue efforts to align this strategy with other policy and investment initiatives and is exploring all options to better support impacted workers and communities.

Helping Ontario Businesses Pivot and Expand to New Markets

U.S. tariffs continue to have an impact on many Ontario businesses. In the 2025 Budget, Ontario announced the creation of the Ontario Together Trade Fund (OTTF). This $150 million fund provides financial support to help businesses with near-term investments so they can serve more interprovincial customers, develop new international markets and reshore critical supply chains.

In September 2026, Ontario expanded eligibility for the OTTF in response to U.S. measures aimed at Canadian exports to the United States, including the imposition of additional 50 per cent tariffs and import bans on certain Canadian goods. The OTTF was expanded to include businesses producing the following exports covered by the U.S. trade actions: certain steel, aluminum and other metal products; mattresses, furniture, paper products, motorboats and golf carts; certain dairy and specialty cheese products; and select animal skins and leather products.

To date, the OTTF has supported 90 companies, whose projects amount to nearly $1 billion in total investments that will protect and create more than 10,000 jobs across the province.

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Section A: Protect Ontario: Fortify Ontario’s Industrial Base

Helping Communities and Local Industries Respond to Trade Disruptions

The province is continuing to strengthen the economic resiliency of communities and industries disproportionately impacted by trade disruptions through the Trade-Impacted Communities Program (TICP). The TICP is a $40 million program supporting local projects that enhance competitiveness, diversify supply chains and navigate new export partnerships. The program offers support to municipal governments, economic development organizations, business accelerators and incubators, as well as sector or industry associations. To date, the government has announced $8 million of investments into 10 projects across the province.

Protecting Communities in Northwestern Ontario from U.S. Tariffs

In October 2026, the government announced that it is investing $1.5 million through the Trade-Impacted Communities Program (TICP) to support the $2.2 million Boreal Springboard program delivered by the Northwestern Ontario Innovation Centre. This project will help accelerate the commercialization of forestry-related technologies and manufacturing opportunities while attracting new companies and investment to Thunder Bay and Northwestern Ontario. The government’s investment will help new and existing companies develop value-added forest products and technologies, while unlocking new trade and export partnerships.

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Chapter 1: A Plan to Protect Ontario

Section B: Protect Ontario: Build Ontario for Growth

Ontario is building for the next generation of economic growth, making investments to unleash its advantages in critical minerals and energy resources. In addition, the government is helping people and businesses across the province seize new opportunities from artificial intelligence and generational investments in national security projects that can support Ontario’s defence industries. These efforts build on the strong foundations being created by Ontario’s measures to fortify the province’s industrial base.

To unleash the province’s full economic potential, the government is also taking actions to strengthen Ontario’s competitiveness by building capital, reducing barriers to internal trade and investing in skills and training. This includes reducing red tape, streamlining permitting to accelerate approvals, lowering costs for businesses and workers and fostering a highly skilled workforce, which will help to increase productivity and create new opportunities across the province. Ontario’s efforts have already created the conditions for growth that have helped attract more than $235 billion in investments since 2018.

Together, these measures will help to build Ontario’s industries of the future, and continue to support a more competitive, resilient and self-reliant economy to live, work and invest in.

The Plan to Protect Ontario in Action

Ontario faces a rapidly changing and uncertain global economy. In addition, the United States, Ontario’s top trading partner, continues to threaten the province’s businesses and workers. To protect Ontario, the government remains focused on its ambitious plan to make the province the most competitive place to invest, grow and succeed in the G7.

Ontario has what the world needs, including reliable nuclear energy, abundant critical minerals, advanced manufacturing, cutting-edge technology, world-class financial institutions and a highly skilled workforce. Leveraging these domestic advantages, the government is accelerating new opportunities for investment, which will strengthen economic resilience, enhance self-reliance, support long-term prosperity for businesses and keep workers on the job.

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Section B: Protect Ontario: Build Ontario for Growth

Unleashing Ontario’s Critical Minerals Advantage

Critical minerals are essential inputs in major growth sectors. They are needed to make technologies and products, ranging from cell phones and defence equipment to electric vehicles and medical devices. Global demand for critical minerals is expected to increase significantly by 2030, and Ontario possesses one of the richest and most diverse concentrations of critical minerals in the world.

The province has the mining experience and ability to help meet this demand, with more than 37 active mines; the sector supports over 28,000 mining jobs and an additional 46,000 minerals processing and mining supply and service jobs across engineering, equipment manufacturing, construction, environmental services and technology. Ontario continues to streamline approvals and speed up permitting and is recognized as a premier location to build new mining capacity. In the Fraser Institute’s Annual Survey of Mining Companies, 20251, Ontario was ranked the most attractive jurisdiction in Canada for mining investment and the second most attractive jurisdiction globally.

In March 2026, Ontario released a forward-looking vision paper: Fortifying Ontario’s Economy: A Plan to Accelerate Responsible Resource Development to overhaul and modernize the Critical Minerals Strategy that was launched in 2022. Through this vision paper, Ontario has invited feedback on key priorities to unlock the province’s critical minerals wealth, and this will help ensure that the next phase of the strategy can respond to a rapidly changing world.

Ontario’s new strategy will be shaped by input from industry, Indigenous partners, communities and the public. It will focus on strengthening domestic supply chains, ensuring economic and national security, accelerating responsible development and building an economy that can withstand today’s pressures and capture tomorrow’s opportunities.

1 Fraser Institute, Annual Survey of Mining Companies, 2025.

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Chapter 1: A Plan to Protect Ontario

Building Ontario’s Critical Minerals Processing Capacity

Ontario is working to help ensure that minerals mined in Ontario will be processed and refined in Ontario. The Critical Minerals Processing Fund (CMPF) is a $500 million program delivered by Invest Ontario that provides strategic financial support to accelerate the province’s critical minerals processing capacity, helping to meet growing demand and strengthen domestic supply chains. The CMPF will support Ontario’s efforts to unlock the economic potential of Ontario’s mineral resources sector by helping existing critical minerals processing facilities maximize their production and supporting the construction of new operations.

Supporting New Critical Minerals Processing Facilities in Northwestern Ontario

In September 2026, Ontario announced an investment of $11 million to support the construction of Generation Mining’s new $410 million copper and palladium processing complex in Marathon, Ontario. Once fully operational, the complex will create more than 450 new jobs, in addition to the 800 jobs initially supported during the construction phase. The processing facility will also play a critical role in advancing the company’s broader $992 million Marathon Project.

Generation Mining is the first recipient of the Critical Minerals Processing Fund (CMPF) and will expand Ontario’s domestic critical minerals supply chain as it equips Northwestern Ontario with the capability to convert raw ore into the high-quality materials needed in a wide range of industrial applications, including electrification, advanced manufacturing and defence. By expanding the production capacity of copper and palladium, two critical minerals, Generation Mining will help address a critical domestic and international need for secure, reliable access to responsibly sourced materials.

Investing Through the Critical Minerals Innovation Fund

Ontario is supporting investments to strengthen Ontario’s critical minerals sector through the Critical Minerals Innovation Fund (CMIF). This fund supports projects involving research, development and commercialization of innovative technologies, techniques, processes and solutions for critical minerals. In June 2026, Ontario announced nearly $8 million in funding for 18 innovative projects through the CMIF. Since its launch in 2022, the CMIF has invested in 47 strategic projects that are transforming Ontario’s mining and minerals sector from extraction to processing and advanced manufacturing.

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Section B: Protect Ontario: Build Ontario for Growth

Investing in the Future Generation of Canadian Mines Through the Ontario Junior Exploration Program

Junior exploration companies face significant challenges in attracting investment, particularly when operating in remote areas with difficult terrain and high upfront costs. However, as the world looks for stable, responsible sources of critical minerals, Ontario is supporting prospectors and mining companies to unlock new economic opportunities and investment across Northern Ontario to advance projects that can drive long-term economic growth and strengthen the province’s mining sector. In May 2026, Ontario announced that it is investing $10 million in the newly overhauled Ontario Junior Exploration Program, which will launch an Advanced Exploration Stream next year.

This investment will help junior exploration companies and licensed prospectors find future mines by covering eligible costs for mineral exploration and development. To date, OJEP has committed nearly $45 million in funding to 280 companies, 201 of which are exploring for critical minerals, leveraging approximately $80 million in additional investment from industry.

Strengthening Allied Supply Chains by Securing a Critical Minerals Agreement with the United Kingdom

Access to critical minerals has become essential to economic and national security, with the global race for critical minerals reshaping economies and redefining geopolitical partnerships. It is critical for Ontario to work with trusted partners to reduce dependence on unreliable foreign sources and build resilient supply chains.

In June 2026, Ontario and the United Kingdom signed a Statement of Intent (SOI) that will facilitate both jurisdictions working together to build secure, resilient and integrated critical minerals supply chains. Through this agreement, Ontario will work collaboratively with the United Kingdom to create investment opportunities, advance research and innovation, and develop resilient supply chains.

Unlocking the Economic Potential of the Ring of Fire

Northern Ontario is home to one of the most promising mineral development opportunities in the world, known as the Ring of Fire. This region covers approximately 8,000 square kilometres and is rich in minerals, such as nickel, copper, platinum group elements and chromite.

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Chapter 1: A Plan to Protect Ontario

In partnership with First Nations, Ontario continues to work on its plan to unlock the economic potential of the Ring of Fire by supporting the development of key infrastructure. In 2025, Ontario signed historic Community Partnership Agreements with Webequie First Nation and Marten Falls First Nation, as well as a Shared Prosperity Agreement with Aroland First Nation, to advance shared economic and community priorities and support critical infrastructure across the region. These agreements will not only help accelerate the construction of the all-season Webequie Supply Road (WSR) and the Marten Falls Community Access Road (MFCAR), but will also advance major upgrades to the Anaconda and Painter Lake roads. As work moves forward, Ontario remains committed to meeting its duty to consult.

In March 2026, Ontario released a plan to accelerate construction of the all-season roads to the Ring of Fire, with roads beginning to open in November 2030, five years ahead of schedule. This summer, construction started at three points along the more than 500-kilometre (km) corridor, including at both ends, so crews are now building toward each other, with more milestones to come as the government works to help finish these roads a full five years ahead of schedule. Construction milestones include:

•

In June 2026, the government, along with local First Nations partners, municipal leaders and industry representatives, announced the groundbreaking of the Geraldton Main Street Rehabilitation project. The government is investing $81.3 million in the project, which is the first segment on the road network to the Ring of Fire and will connect Highway 11 at the south end to Highway 584 at the north end and the Trans-Canada Highway;

•

In August 2026, Ontario and Aroland First Nation celebrated that work had commenced on major upgrades to the Anaconda and Painter Lake roads. The roads are scheduled to be open by November 2030, two years ahead of schedule;

•

In August 2026, the government and Marten Falls First Nation celebrated the start of construction on the Marten Falls Community Access Road. The Marten Falls Community Access Road is scheduled to open by November 2031, four years ahead of schedule;

•	In September 2026, Ontario awarded a construction manager contract for the Webequie Supply Road. The 107-km all-season road is scheduled to open by November 2030, four years ahead of schedule; and

•	Pending all necessary approvals and consultation, the Northern Road Link is scheduled to start construction in spring 2028 and open by November 2031, five years ahead of schedule.

All-season road access from these projects would reduce transportation costs, facilitate access to key services and improve economic conditions in these communities, while increasing business development and job opportunities. Developing resources in the Ring of Fire region has the potential to generate approximately $22 billion in economic activity over 30 years, creating over 70,000 jobs in industries across the province.

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Section B: Protect Ontario: Build Ontario for Growth

Chart 1.1

Building Roads to the Ring of Fire

Kasabonika Lake
Webequie
Ring of Fire Area
Nibinamik
Neskantaga
Attawapiskat River
Eabametoong
Marten Falls
Pickle Lake
Mishkeegogamang
Albany River
Ogoki River
Armstrong
Whitesand
Aroland
Nakina
Lake Nipigon
599
527
643
584
Kenora
Thunder Bay
Timmins
Sault Ste Marie
Sudbury
Ottawa
Toronto
Ring of Fire Area
Upgrades to Highway 584 (Geraldton Main Street)
Nakina 64 km
Geraldton
First Nation Community
Town
Existing Railway
Existing Highway / Road
Existing Winter Road
Far North Boundary
First Nation Reserve Area
Lakes / Rivers
Provincial Parks
Ring of Fire Mining Claims (as of July 2025)
Proposed Road Studies
Webequie Supply Road Study Area
Webequie Supply Road Preferred Route
Marten Falls Community Access Road Study Area
Marten Falls Community Access Road Preferred Route
Northern Road Link Study Area
Anaconda / Painter Lake Road Proposed Upgrades Study Area

Disclaimer: The corridors presented represent study areas only. Any actual final routing of a proposed road within these study areas is subject to completion of an environmental assessment, including satisfaction of the Crown's duty to consult and other regulatory requirements. Claim information is displayed for illustrative purposes only. Consult the mining claims information database or contact the Provincial Recording Office for the most current information. This map is illustrative only. Do not rely on it as being a precise indicator of routes, locations of features, nor as a guide to navigation.

Projection: Universal Transverse Mercator, NAD 83, Zone 16

Source: Ontario Ministry of Transportation.

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Chapter 1: A Plan to Protect Ontario

Powering Ontario’s Economy

The province is making record investments in energy infrastructure to build a more self-reliant economy, protect jobs, support workers and secure Ontario’s future as an energy superpower.

Positioning Ontario as a Global Leader in Nuclear Energy

Ontario is championing nuclear expansion and is leveraging its nuclear advantage to advance opportunities at home and globally to create 150,000 new job opportunities and add over $800 billion to Canada’s economy.

Refurbishment of the Darlington Nuclear Generating Station was completed $150 million under budget and nearly five months ahead of schedule, followed by Bruce Power’s Major Component Replacement of the Unit 3 reactor seven months ahead of schedule, saving ratepayers $150 million. Ontario Power Generation (OPG) has also started construction on the Pickering Nuclear Generating Station refurbishment. The project will extend the life of the station by up to 38 years, creating approximately 30,500 jobs during construction and 7,500 jobs across Canada over the station’s lifespan. The refurbishment is expected to contribute $41.6 billion to Canada’s GDP, with more than 90 per cent of project spending staying in Ontario and Canada.

The government continues to advance early-stage planning for new large-scale nuclear energy generation at OPG’s Wesleyville site in Port Hope. The project is expected to support 10,500 jobs across Ontario, including 1,700 new, good-paying jobs in Port Hope, while contributing $235 billion to Ontario’s GDP over its lifespan. Ontario also directed the Independent Electricity System Operator (IESO) to enter into a cost-sharing and recovery agreement to enable Bruce Power to move forward with critical activities to support the Bruce C Nuclear Project. The proposed project is expected to inject $238 billion into Canada’s GDP, and create 18,900 jobs during construction and 6,700 jobs once operational.

At the Darlington New Nuclear Project (DNNP), work continues to build the first of four small modular reactors (SMRs) with the project reaching a major construction milestone when the 2.1-million-pound Basemat module was installed in April this year. The province is making a historic investment of $1 billion in the project through the Building Ontario Fund (BOF). Ontario’s SMRs will create up to 18,000 Canadian jobs during construction, sustaining approximately 3,800 jobs during the project’s life cycle, while contributing $38.5 billion to Canada’s GDP over 65 years.

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Section B: Protect Ontario: Build Ontario for Growth

Exploring New Electricity Generation

In August 2024, the province launched the largest competitive public procurement to secure new power in Ontario’s history. As announced in April and June 2026, the IESO executed on that direction in the first window of the procurement, competitively procuring more than two terawatt-hours (TWh) of new annual electricity energy supply at 73 per cent lower cost than the previous Feed-in-Tariff contracts, and 640 megawatts (MW) of new electricity capacity at 36 per cent lower cost than the battery storage procured through the government’s earlier 2023 capacity procurement.

As part of its plan to build a stronger, self-reliant electricity grid, Ontario is building the next generation of made-in-Canada energy. The government announced OPG is investing $500,000 in growth readiness funding for each of Haldimand County and St. Clair Township to explore opportunities for new electricity generation at OPG’s Nanticoke and Lambton sites.

Chapter 1: A Plan to Protect Ontario

Accelerating Electricity Transmission Expansion

Earlier this year, the government declared the Red Lake transmission line a priority project. The new 162-km, double-circuit 230-kilovolt (kV) transmission line connecting through Dryden, Ear Falls and Red Lake is critical infrastructure that will help power one of the most promising mining regions in Canada and enable major new investments across the North, while supporting 5,800 jobs and $830 million in GDP.

The new Etobicoke Greenway project came into service on time and under budget, delivering a new 230-kV line running 6.5 kilometres, bringing 300 MW of electricity to the region, enough to power 300,000 homes. During construction, the project supported 100 jobs and was completed on time and $10 million under budget.

The Ontario government is also advancing the Toronto Third Line (TTL), a major transmission project identified to meet the region’s rapidly growing electricity needs. Once built, this first-in-the-province underwater high-voltage transmission line will deliver up to 900 MW to Toronto’s downtown core to ensure the city has the power it needs to support new homes, economic growth and major infrastructure such as transit.

Strengthening Indigenous Partnerships

In June 2026, Ontario announced a $700 million investment from the Williams Treaties First Nations (WTFN) in the Darlington New Nuclear Project (DNNP). For the first time in Canadian history, through the creation of a first-of-its-kind commercial partnership initiated by the province, First Nations are full equity partners in a nuclear project. The WTFN investment is supported by a provincial guarantee through the Indigenous Opportunities Financing Program (IOFP) in conjunction with a loan guarantee provided by the Canada Indigenous Loan Guarantee Corporation (CILGC).

The government is investing $25 million through the Indigenous Energy Support Program (IESP) managed by the IESO to support Indigenous-led energy initiatives that strengthen community participation in Ontario’s growing energy sector. Funding is provided across three areas: capacity building, economic development, and energy resiliency and monitoring.

The IOFP, administered by the BOF, seeks to advance economic reconciliation and prosperity by enabling the financial participation of Indigenous partners in infrastructure projects. In May 2026, Ontario provided a provincial guarantee of up to $75 million through the IOFP to support increased First Nations ownership of the 450-kilometre, 230-kV East-West Tie transmission line, from 3.5 per cent to 20 per cent.

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Section B: Protect Ontario: Build Ontario for Growth

Securing Canadian Energy Sovereignty

In July 2026, the province unveiled a proposed route for a Northern Shield Energy Corridor. When built, the corridor would be a transformational nation-building project that would strengthen Canada’s energy security, create good-paying jobs and unlock new economic opportunities across the country. The proposed 3,300-kilometre corridor would deliver up to 500,000 barrels of Canadian crude oil per day from Hardisty in Alberta to Sarnia in Ontario, with potential capacity to expand to 800,000 barrels per day, reducing reliance on foreign energy infrastructure while enhancing domestic supply chains and national resilience. Ontario continues to evaluate pipeline extensions to new and existing ports to bring Alberta oil to new tidewater and new markets, as this would provide a secure, domestic, and sovereign channel for resources like diesel, gasoline and jet fuel.

The proposed plan, which aims to build the potential energy corridor with Canadian steel, would leverage Ontario’s refining infrastructure, support manufacturing and energy-sector growth, and help Canada deliver energy resources to domestic and new international markets.

Ontario is advancing feasibility work and exploring complementary investments, including strategic petroleum reserves and ongoing partnerships with Alberta, Saskatchewan and other jurisdictions, to help secure long-term prosperity and economic growth for workers and families across Canada.

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Chapter 1: A Plan to Protect Ontario

This is in addition to the partnership agreement between Ontario and Yukon to share knowledge related to nuclear energy, develop and implement effective energy policies and share best regulatory practices, and the interprovincial–territorial partnership agreement with other Canadian provinces and territories, initiated by Ontario, to build transmission infrastructure needed to power the country’s next generation of growth.

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Section B: Protect Ontario: Build Ontario for Growth

Attracting Jobs of the Future in Artificial Intelligence

Ontario is home to one of North America’s largest technology sectors, with nearly 450,000 technology workers, more than 1,600 artificial intelligence (AI)-related companies and a growing AI innovation ecosystem. The province is well positioned to capitalize on the next wave of AI-driven growth by building on its existing strengths in research, talent, innovation and digital infrastructure.

To help unlock the economic potential of AI, the government is developing an AI Industrial Strategy. The strategy will focus on supporting investment, accelerating AI commercialization, advancing digital sovereignty and strategic supply chains, and supporting AI adoption across businesses and key sectors of the economy. It will also focus on strengthening digital, computing and energy infrastructure, equipping workers with the skills they need to succeed in an AI-driven economy, and promoting safe, secure and responsible use of AI.

Advancing Artificial Intelligence Adoption and Building a Stronger Artificial Intelligence Workforce

In September 2026, the government announced an investment of $30 million in the Vector Institute through its Critical Technologies Initiatives (CTI) program. The investment will leverage Vector’s world-class Artificial Intelligence (AI) engineers and researchers to help Canadian companies and organizations successfully integrate and deploy AI across their operations. As a globally recognized non-profit organization dedicated to research in AI, the Vector Institute advances cutting-edge AI research and talent and accelerates AI adoption across sectors through its industry partnerships and other supports. The Vector Institute is the first recipient of the revamped CTI program; this funding will enable the institute to continue strengthening Ontario’s position as an AI leader, with a strong emphasis on nurturing top talent and developing the next generation of AI workers.

Supporting Economic Growth by Securing Strategic Data Centre Investments

Ontario is working to attract data centre investments that drive economic growth, ensure Canadians’ data remain in Canada and deliver significant and meaningful benefits to local communities.

In August 2026, the government launched a proposed framework for its Data Centre Playbook. The Playbook ensures data centres pay the full cost of electricity they use, meaning data centres will pay for the cost of their impact on the electricity system and electricity bills will not be increased for the people of Ontario. This will include proposed measures to encourage projects to build their own power generation and to establish a separate rate class for large new data centres. These projects will help advance Ontario’s and Canada’s digital sovereignty to protect critical data and safeguard people’s information. Canadians’ data will stay in Canada.

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Using modern data centre technology, Ontario will only advance data centre projects that meet Ontario’s strict environmental standards, prioritizing projects that use advanced technologies such as closed-loop systems that reduce water usage.

The government will only offer non-financial support to attract investments, including leveraging the province’s existing strategic advantages, such as a clean and reliable electricity system, ample land space, cool climate and skilled workforce. Attracting investments will position Ontario to build the economy of the future, generating economic growth and creating thousands of new jobs.

Securing Ontario’s Digital Infrastructure

Ontario is taking action to strengthen digital sovereignty, protect critical public services and support economic growth.

Since 2011, the Guelph Data Centre has been a critical component of Ontario’s digital infrastructure, enabling the secure and reliable delivery of government programs and services that millions of people in Ontario rely on every day. As demand for secure digital services, artificial intelligence, and advanced computing continues to grow, Ontario is modernizing its digital infrastructure to ensure critical services remain secure, reliable and resilient.

By leveraging government purchasing power, private-sector partnerships and existing provincial infrastructure, this approach will expand access to secure digital infrastructure, maximize the value of provincial assets and support future innovation.

In partnership with a private-sector technology provider, Ontario will expand access to data centre capacity, high-performing computing, and AI infrastructure, while ensuring data and services remain under Ontario’s control and subject to Canadian laws and requirements. This approach will help create opportunities for government and broader public-sector partners and support business growth across the province.

By partnering with industry and making the most of existing infrastructure, Ontario is positioning itself as a leader in secure digital infrastructure while supporting economic growth, innovation and long-term competitiveness.

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Section B: Protect Ontario: Build Ontario for Growth

Growing Ontario’s Defence Industry

Amid heightened geopolitical tensions, defence budgets have been rapidly increasing in Canada and worldwide. Ontario is well-positioned to act quickly on this generational economic opportunity by leveraging both its strengths in emerging technologies and its industrial capacity, including supply chains in steel and other manufacturing industries. The federal government has committed to invest an additional $81.8 billion over five years to support its defence commitments, including meeting the NATO pledge of spending 5 per cent of GDP on defence by 2035. Moreover, Canada’s membership in the Security Action for Europe (SAFE) initiative will allow Canadian companies to bid on large-scale defence projects that will be supported by loans to European Union (EU) member states of up to $244 billion.

With 300 defence firms that directly employ over 13,000 workers, Ontario has significant strength in its existing defence industrial base, with strong clusters across the province that can make it the backbone of Canadian and allied defence supply chains.

Developing Ontario’s First-Ever Defence Industrial Strategy

In May 2026, the government announced a framework for the Ontario Defence Industrial Strategy (ODIS), a 10-year strategy dedicated to growing the province’s defence industry and positioning its companies and workers for long-term success.

Through the ODIS, Ontario will seek to add 43,000 jobs across the economy, contribute over $6 billion to provincial GDP and generate over $400 million in annual provincial tax revenue by 2035. The strategy is rooted in four strategic pillars to capitalize on emerging opportunities, while laying the foundation for upcoming, longer-term initiatives. These include the following: ensuring defence and dual-use firms are ready to capture value from increased federal and allied spending; making Ontario the place where future industries and technologies are built, scaled and brought to market; positioning Ontario as a supplier of choice to the federal government and allies; and capitalizing on Ontario’s strengths in critical minerals and advanced manufacturing to build a resilient, vertically integrated defence supply chain. These four pillars will be underpinned by targeted measures that will help build the skilled, industry-ready workforce needed to deliver on the strategy.

Ontario continues to consult with municipalities, academia and industry stakeholders on the ODIS framework. Feedback received during consultations will be used to inform the strategy’s development, ensuring that the final pathway is responsive to emerging trends and positions the province to accurately capture tomorrow’s defence opportunities.

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Enhancing Defence Readiness and Protecting Aerospace Workers

In July 2026, the government announced an investment of nearly $2.6 million through the Trade-Impacted Communities Program (TICP) to Downsview Aerospace Innovation & Research (DAIR). This investment will support a broader $3.2 million initiative dedicated to protecting Ontario workers in the face of a shifting global trade landscape, advancing supply chain resilience and positioning Ontario’s small and medium-sized businesses to capitalize on rising defence spending. DAIR is a not-for-profit collaborative research and innovation consortium dedicated to bringing together companies, academic institutions and research organizations from across Ontario to strengthen Canada’s global aerospace leadership. DAIR’s TICP project also supports the Ontario Defence Industrial Strategy (ODIS) framework, ensuring more domestic companies are prepared to compete for new Canadian and allied defence opportunities.

Canada’s Choice: Toronto’s Bid to Host the Defence, Security and Resilience Bank

Ontario is continuing to advocate for Toronto’s bid to host the Defence, Security and Resilience Bank (DSRB) following Canada’s selection as the host country. As the country’s leading centre of finance, research and technology, Toronto offers Canada’s strongest and most globally credible platform to host the headquarters of the DSRB. Toronto is the only Canadian city that integrates capital-markets depth, interdisciplinary expertise, industrial relevance, regulatory stability and proximity to institutional champions at a comparable scale. Choosing Toronto to headquarter the DSRB will strengthen the economy and reinforce Canada’s role as a trusted partner in collective defence and security. The bank is expected to create 3,500 direct jobs and support thousands of indirect jobs that would benefit not just Toronto but the entire province and country.

Ontario is supporting the province’s defence, security and resilience industries by exploring new financing mechanisms that can attract investment, boost innovation and strengthen critical supply chains. The province intends to issue a Security and Resilience Bond, the first of its kind by a Canadian province, to fund defence projects, including the DSRB if it is ultimately located in Ontario. Work is underway to develop a Security and Resilience Bond Framework to help mobilize capital for strategic projects across the province. Further details are provided in Chapter 4: Borrowing and Debt Management.

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Section B: Protect Ontario: Build Ontario for Growth

Expanding Ontario’s Shipbuilding Industry

As announced in the 2025 Budget, Ontario is strengthening the province’s shipbuilding industry and broader marine sector through a $215 million commitment that will help position Ontario businesses and workers to support Canada’s National Shipbuilding Strategy and strengthen domestic supply chains.

As part of this commitment, in July 2026, the government announced that it is investing over $90 million through the Ontario Shipbuilding Grant Program (OSGP) to increase capacity in the province’s shipbuilding industry as part of its plan to protect Ontario. The following investments are being made through the OSGP:

•	$11 million in Ontario Shipyards, with operations across the Great Lakes;

•	Over $8 million in Allied Marine & Industrial in Port Colborne;

•	More than $6 million in MetalCraft Marine Inc. in Kingston; and

•	$1.1 million in Connor Industries in Parry Sound.

The funding will be used for skills training, infrastructure improvements and new machinery and equipment, helping to position Ontario as a global leader in the “blue economy” and marine trade. The province will also expand the OSGP to provide up to $64 million in future funding.

These investments will help meet growing demand for Ontario-made vessels, create thousands of jobs across the marine sector, and strengthen Ontario’s competitiveness in marine manufacturing, trade and defence. As part of the ODIS framework, the province is ensuring that shipbuilders are well positioned to capitalize on future opportunities under Canada’s National Shipbuilding Strategy and that they can support Ontario manufacturing businesses and workers in the face of U.S. tariffs and economic uncertainty.

Reinforcing Ontario’s Leadership in the Life Sciences Sector

As ongoing global uncertainty and U.S. tariffs continue to challenge Ontario’s businesses and industries, the government is taking action to unlock new opportunities for growth. This includes strengthening its position as a global biomanufacturing and life sciences hub by supporting the development, commercialization and early adoption of innovative health products and services. Ontario is home to the largest life sciences jurisdiction in Canada, generating over $86.6 billion in revenue in 2024. The sector employs nearly 76,000 people across more than 2,000 firms, with annual exports exceeding $14 billion in goods. Since 2018, the province has attracted over $6 billion in life sciences investments, reinforcing Ontario’s leadership in health innovation, biomanufacturing and advanced medical technologies.

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In May 2026, the government announced an investment of $5 million through the fourth round of the Life Sciences Innovation Fund (LSIF) to support 10 Ontario-based companies undertaking made-in-Ontario projects that will help advance medical innovation, strengthen domestic manufacturing capacity and improve health outcomes for patients. To date, LSIF has generated nearly $63 million in private-sector co-investment while creating and retaining almost 1,400 jobs across the province.

In addition, in June 2026, the government announced an investment of more than $18 million through the Life Sciences Scale-Up Fund (LSSUF) to support 11 Ontario companies focused on commercializing market-ready products, expanding operations and strengthening competitiveness. These projects represent more than $61 million in total investments and are expected to create more than 190 new jobs while supporting over 660 existing positions across Ontario.

Celebrating the Opening of Sanofi’s Newest Biomanufacturing Facility in North York

In September 2026, Ontario welcomed the opening of Sanofi’s new $925 million vaccine manufacturing facility at the Connaught Campus in North York. This will be the largest manufacturing mandate of its kind for Sanofi’s Canadian operations, with the facility serving as the central hub for manufacturing, formulation, filling and packaging of the company’s Fluzone High-Dose Influenza Vaccine. Supported by a $55 million provincial investment, the facility will create 300 new jobs while strengthening Ontario’s domestic biomanufacturing capacity.

The investment will continue to build on Ontario’s thriving life sciences sector and unlock new opportunities for high-value jobs, while reinforcing the province’s position in the global biomanufacturing supply chain.

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Section B: Protect Ontario: Build Ontario for Growth

Cultivating Growth in Ontario’s Agri-Food Sector

In 2025, the agri-food sector employed over 10 per cent of Ontario’s workers and contributed over $52.8 billion to provincial GDP. Guided by Grow Ontario: a provincial agri-food strategy, which was released in November 2022, Ontario has continued to strengthen agri-food supply chains, grow agri-food talent and enhance competitiveness by supporting the adoption of new technologies and practices.

Investing to Protect Farmers and Strengthen the Agri-Food Sector

The Sustainable Canadian Agricultural Partnership (Sustainable CAP) aims to strengthen the competitiveness, innovation and resiliency of Canada’s agri-food sector. The partnership is a $3.5 billion, five-year agreement between the federal, provincial and territorial governments. In May 2026, Ontario and Canada invested nearly $1 million through Sustainable CAP to support local projects that turn innovative research into market-ready solutions for farmers and food processors.

Moreover, in June 2026, the government announced that Ontario and Canada are investing $12 million through the Agricultural Stewardship Initiative (ASI) to help farmers adopt practical improvements that increase efficiency, reduce costs and build long-term resilience. Funded through Sustainable CAP, this initiative provides assistance for projects that support soil health, water quality and energy efficiency improvements, including replacing inefficient on-farm technologies, installing geothermal heating, and adopting high-efficiency motor, ventilation, heating, cooling, refrigeration, grain drying and lighting systems.

Enhancing Agri-Food Innovation to Support Ontario’s Farmers and Food Processors

Ontario is also supporting agri-food innovation through the Ontario Agri-Food Innovation Alliance, a collaboration between the government of Ontario and the University of Guelph. In May 2026, Ontario announced an investment of up to $7 million through this initiative to support 34 made-in-Ontario research projects that will help develop market-ready solutions for farmers and food processors. This research will take place in research centres owned by Agricultural Research and Innovation Ontario (ARIO), which include 14 agri-food research properties that cover 5,600 acres and include more than 220 buildings.

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Chapter 1: A Plan to Protect Ontario

Strengthening Ontario’s Tourism and Cultural Sectors

Ontario is continuing to make strategic investments in tourism, culture and destination development to drive economic growth, create jobs and strengthen the province’s position as a premier global destination.

Through initiatives such as the Destination Niagara Strategy, the province is supporting transformative projects and infrastructure improvements that will help grow annual visitation, enhance year-round tourism experiences and generate significant economic benefits. Investments in attractions, transportation networks, hospitality infrastructure and cultural institutions are helping communities attract visitors, support local businesses and unlock new opportunities for long-term growth.

Continuing support for festivals and cultural experiences through the Experience Ontario program strengthens Ontario’s tourism economy and showcases the province’s unique natural and cultural assets.

The government is also advancing the redevelopment of landmark destinations that will serve as major economic drivers for generations to come. The revitalization of Ontario Place is expected to attract millions of visitors annually, while creating thousands of construction and tourism jobs through new attractions, recreational amenities, cultural spaces, and the home of the future Ontario Science Centre.

Developing Mississauga’s Waterfront

The province is committing $29 million over three years to support the Lakeview Village Cultural Pier Development project, in collaboration with the City of Mississauga, Peel Region and the Lakeview Village development group. The former “Four Sisters” Lakeview Generating Station site is being transformed into a mixed-use community facility, with the pier being repurposed to become a focal point for the new development. This project is intended to significantly enhance Mississauga’s Lake Ontario waterfront and support economic growth, job creation and tourism in the region.

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The province is also investing in strategic tourism and cultural infrastructure projects that will strengthen Ontario’s economy, celebrate Canadian heritage and enhance the province’s appeal as a world-class destination. This includes investments such as:

•	Up to $50 million over three years to modernize and expand the McMichael Canadian Art Collection in Kleinburg, helping to preserve one of Canada’s largest collections of Canadian and Indigenous art;

•

Nearly $38 million to advance Destination Wasaga, including the revitalization of the Nancy Island Historic Site, improvements to tourism and municipal infrastructure, and support for downtown redevelopment; and

•

$35 million over two years to support the Art Gallery of Ontario’s Dani Reiss Modern and Contemporary Gallery expansion. This investment will help add at least 13 new galleries across five floors, expand exhibition space, attract up to 120,000 additional visitors annually and support nearly 800 jobs, while strengthening Ontario’s cultural sector and reputation for world-class cultural institutions.

Combined, these investments will protect and promote Ontario’s cultural assets, attract visitors, support local jobs and businesses, and drive long-term economic growth in these communities.

Destination Niagara

In July 2026, Ontario announced a nearly $10 million investment to help transform Niagara District Airport into a modern regional gateway capable of supporting future commercial passenger service. The investment will support design work, unlocking Niagara’s full potential as a world-renowned tourism destination, while also supporting local businesses, creating good-paying jobs and driving economic growth across the region.

Design work includes airport terminal enhancements, new service buildings, and improvements to taxiways, aprons and runway infrastructure needed to accommodate future growth. The project advances Niagara District Airport’s master plan, a 20-year vision to transform the airport into a modern regional gateway, and forms part of Ontario’s broader Destination Niagara Strategy aimed at attracting 25 million visitors annually and doubling the region’s tourism impact to generate an additional $3 billion in GDP.

In August 2026, the province announced that the Ontario Lottery and Gaming Corporation (OLG) and MGE Niagara Entertainment Inc. agreed to allow new casino operators into the Niagara gaming market, thereby supporting the province’s Destination Niagara Strategy to attract new investments, create jobs and grow tourism. A procurement call for investment for additional new gaming operators will be released in the fall. This agreement, which will enable the expansion of the Niagara gaming landscape, is part of a broader plan to make Niagara a year-round tourism destination, with goals that include attracting 25 million annual visitors and generating an additional $3 billion in Ontario GDP annually through new attractions, entertainment and infrastructure improvements.

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Chapter 1: A Plan to Protect Ontario

Enabling the Jobs of the Future

Ontario is fortifying and building on its industrial base to protect workers and attract the good-paying jobs of the future in sectors including defence, artificial intelligence, energy, agriculture and agrifood, critical minerals and more.

Making Ontario More Competitive and More Productive Than Ever

Ontario is enabling this growth by cutting red tape to increase certainty for businesses; lowering taxes to attract investment; investing in workers and students to build the skilled workforce of the future; and leading the nation in tearing down internal trade barriers while opening up new markets for Ontario goods and services around the globe. Together, these actions are helping businesses grow, attracting investment and creating jobs across the province, while strengthening Ontario’s economic resilience and positioning Ontario to be more competitive than ever.

Cutting Red Tape to Enhance Certainty and Confidence for Investors

Ontario continues to help unlock the province’s full economic potential by removing red tape to accelerate investment and deliver modernized systems that work better for people and are smarter for businesses. In October 2026, the government introduced the Building Ontario Faster Act, 2026 as part of its Fall 2026 Red Tape Reduction Package. If passed, the legislation and associated measures would advance economic growth and innovation, increase efficiency through regulatory modernization and streamline permitting to accelerate investment and infrastructure development. The package also contains measures to support industrial businesses and workers and further modernize permitting processes and approvals.

Since the introduction of the Building a More Competitive Economy Act, 2025, Ontario has made significant progress in addressing key business permitting issues, including reducing and streamlining permits, simplifying system navigation and improving accountability. In less than a year, the review process is already more than 50 per cent complete. Ontario is cutting the time the province spends processing permits by nearly 220,000 days. By the end of 2026, over 190 permits will have been reviewed.

Since 2018, Ontario has taken approximately 700 actions to reduce regulatory burdens. The province has saved businesses, individuals and the broader public sector more than $1.3 billion in annualized compliance costs, and has delivered 1.8 million hours in savings since 2023. Ontario’s proven track record of cutting red tape is sending a clear signal to the world that the province is ready to compete for and advance major projects.

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Section B: Protect Ontario: Build Ontario for Growth

Streamlining Environmental Assessments

The government is modernizing environmental assessments so that important projects can get built faster, while strong environmental protections stay in place. Ontario is focusing assessments on complex projects while cutting long and unnecessary delays on the rest, so communities can get shovels in the ground faster for the infrastructure they need.

Species at Risk Changes

The government has fundamentally reformed Ontario’s species at risk rules to replace years of delays with clear, predictable rules. Most projects can now move forward as soon as they register, provided they follow clear rules that protect species and their habitat. Ontario has also paired this with strong new enforcement measures, and more than quadrupled the funding for species at risk, bringing the total to $20 million each year.

Improving the Role of Conservation Authorities

The government continues to strengthen the province’s approach to watershed management through the newly established Ontario Provincial Conservation Agency (OPCA).

The OPCA is working with conservation authorities and municipal partners to consolidate Ontario’s 36 conservation authorities into nine regional conservation authorities, in order to provide watershed management and conservation programs and services.

Following the recruitment of an expert leadership team to guide the regional transition planning process, progress is already underway to establish the new regional conservation authority structure, by early 2027, to support flood management, erosion control and drinking water protection.

Dedicated funding continues to support the transition to system-wide improvements, including enhanced digital and technical resources that support housing, infrastructure, economic growth and watershed management. These actions will strengthen the role conservation authorities already play in managing watersheds and protecting communities.

Fast-Tracking Mining Investments with One Project, One Process

In the past, Ontario’s outdated and fragmented permitting system contributed to delays that held back investment, job creation and access to critical and strategic minerals. In October 2025, the government implemented the One Project, One Process framework to speed up approvals for advanced exploration, mine development and mine expansion projects.

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This new framework streamlines government approvals into one process, coordinated by Ontario’s Mine Authorization and Permitting Delivery Team. By acting as a single point of contact to coordinate all necessary provincial approvals, this team will help to reduce government review times by 50 per cent. This strategic shift will provide the certainty and predictability needed to get new mines open faster and secure Ontario’s position as a top destination for global mining investment.

Since its launch in October 2025, three major projects have been designated through the One Project, One Process framework, including: Frontier Lithium’s PAK Lithium Project (announced in October 2025), Canada Nickel Company’s Crawford Nickel Project (announced in January 2026) and Kinross Gold’s Great Bear Project (announced in February 2026).

Welcoming New Critical Minerals Investments to Ontario

Ontario is welcoming recent investments into the province’s critical minerals sector. In August 2026, Ontario celebrated accessing the first nickel ore at Glencore Canada’s Onaping Depth Project, a 2,600-metre-deep extension of the existing Craig Mine, which was shut down in 2009. The extension is the result of a nearly $2 billion investment that will provide a new source of high-grade nickel ore beyond 2040. During construction, the project generated approximately 7,000 jobs and will support up to 400 jobs at full production in 2027.

Moreover, in May 2026, the government and Agnico Eagle Mines Limited (“Agnico Eagle”) announced $14 billion of planned spending and investment in Ontario by the end of 2030. This private-sector investment is supported by aggressive permit reforms and accelerated approvals to build mines faster. Agnico Eagle is planning to spend and invest approximately $12 billion across its operating, development and exploration assets in the province, thereby supporting its workforce of more than 4,100. The company is also planning to invest an additional $2 billion in the Detour Lake Underground project and the Upper Beaver gold-copper project, creating up to 1,600 jobs and adding nearly $5 billion to Ontario’s gross domestic product (GDP).

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Section B: Protect Ontario: Build Ontario for Growth

Building a Stronger, More Competitive Economy Through a Multi-Year Tax Action Plan

The government is protecting Ontario businesses, workers and families impacted by the ongoing uncertainty and rising costs caused by U.S. tariffs. Through its multi-year Tax Action Plan, the government is helping make Ontario the most competitive economy in the G7 and is delivering on its plan to build a stronger, more resilient and self-reliant economy.

Building on key actions taken since 2018 to provide significant tax relief, the government launched a multi-year Tax Action Plan in 2025. Since then, the government has acted swiftly to build a more competitive tax environment that attracts investments, creates good-paying jobs for Ontario workers and helps lower costs for families. This includes cutting the small business Corporate Income Tax rate by over 30 per cent, lowering business costs through paralleling federal measures that would allow businesses to accelerate writeoffs of certain capital investments, and providing temporary relief on the full 13 per cent Harmonized Sales Tax (HST) for eligible buyers of new homes valued up to $1 million, helping more families realize the dream of homeownership.

Lowering Taxes for Small Businesses: In Action

Pulp-ular Juice Company is an illustrative small Ontario business that produces fruit juice beverages. Based on key actions announced as part of the Tax Action Plan, Pulp-ular Juice Company would receive an additional $5,000 in tax savings each year from the cut to Ontario’s small business corporate income tax rate announced in the 2026 Budget. With these savings, Pulp-ular can re-invest and continue to grow its footprint across the province.

However, there is more work to be done. To respond in this moment of trade uncertainty, the government is proposing a suite of tax measures to provide the stability, resilience and economic prosperity that people and businesses in Ontario deserve. This includes:

•

Planning to lower the cost of capital investments even further by providing more than $8 billion in additional tax relief over five years to allow businesses to accelerate writeoffs of an extended list of capital investments, subject to passage of federal legislation;

•	Providing more than $50 million in additional tax support over the next three years to help lower the cost of research and development (R&D) for about 700 businesses; and

•	Transitioning the Ontario Computer Animation and Special Effects (OCASE) tax credit to a producer-based tax credit to make it more accessible for the film and television industry.

The government will continue to update Ontario’s tax framework in a prudent and fiscally responsible manner to improve competitiveness, lower costs, provide relief and protect Ontario in the years and decades to come.

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Lowering the Cost of Capital Investments in Ontario

The government remains focused on making Ontario the most competitive place in the G7 to invest and do business. Improving Ontario’s competitiveness for business investment is a key cornerstone of this priority. In the 2026 Budget, the government committed to lowering the cost of capital investments by allowing businesses to accelerate the income tax deduction for the cost of depreciable assets, in parallel with changes introduced by the federal government in its Budget 2025 and related announcements.

The government intends to lower the cost of capital investment even further, providing over $8 billion in additional Ontario tax relief to qualifying businesses over five years, from 2026–27 to 2030–31. These proposed measures, which parallel recently announced federal measures, would lower the cost of business investment by permanently allowing businesses to immediately write off 100 per cent of the value of a wide range of assets, including fibre-optic cable, software, aircraft and certain vehicles, patents, rail track, bridges and roads. These measures would take effect following the passage of federal legislation. Combined with the accelerated writeoff measures included in the 2026 Budget, this would bring the total Ontario tax relief to more than $12 billion, over five years.

Lowering Business Costs: In Action

Miska’s Travel Company is an illustrative business in Ontario that plans to renovate their office space. They are planning to purchase $200,000 worth of office furniture and equipment, including desks, chairs, bookcases, filing cabinets, a printer and a fax machine.

Miska’s Travel Company would benefit from Ontario paralleling the proposed federal Productivity Mega Deduction, which would increase the first-year writeoff rate for the new office furniture and equipment from 30 per cent to 100 per cent. The proposed measure would provide $16,100 in additional tax relief, for a total Ontario income tax savings of $23,000 in 2027, from Ontario paralleling all announced federal accelerated writeoff measures.

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Section B: Protect Ontario: Build Ontario for Growth

Paralleling the new federal measures would also improve Ontario’s tax competitiveness compared to the United States, the G7 and the Organisation for Economic Co-operation and Development (OECD). These new capital investment measures are estimated to reduce Ontario’s Marginal Effective Tax Rate (METR), a comprehensive measure of the tax burden on new business investment, by 6.1 percentage points. In addition, these enhanced investment incentives are estimated to attract at least $11 billion in additional capital investment to the province, creating 30,000 new jobs and adding $6 billion to the GDP.

See the Annex: Details of Tax Measures and Other Legislative Initiatives for more information.

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Chapter 1: A Plan to Protect Ontario

Enhancing Support Through Ontario’s Research and Development Tax Credits

Research and development (R&D) is an important driver of productivity, innovation and growth through the development, adoption and commercialization of new technologies and processes. This is why Ontario provides over $500 million a year through its R&D tax credits.

Ontario will parallel recent federal enhancements to the Scientific Research and Experimental Development tax incentive program by restoring capital expenditures as eligible expenditures under the Ontario Research and Development Tax Credit and the Ontario Innovation Tax Credit. This change would allow eligible businesses to claim capital expenditures on items such as tools to test software or hardware, high-performance computers, prototyping equipment, and property or lease costs, alongside eligible labour expenditures, used to support important R&D activity in Ontario. As a result, the government is estimated to provide more than $50 million over the next three years in additional tax support, helping to lower the cost of R&D for about 700 businesses.

See the Annex: Details of Tax Measures and Other Legislative Initiatives for more information.

Updating Eligibility for the Ontario Computer Animation and Special Effects Tax Credit

Ontario’s film and television sector is an important driver of economic activity, including for the province’s animation and special effects industry. To help streamline support and simplify access, the government is proposing to transition eligibility for the Ontario Computer Animation and Special Effects (OCASE) Tax Credit to eligible film and television producers only.

OCASE is an 18 per cent refundable corporate income tax credit available to qualifying corporations that undertake computer animation and special effects activities on eligible film and television productions in Ontario. Transitioning eligibility for this credit to film and television producers only would help improve accessibility for production companies looking to invest in Ontario and support the competitiveness of Ontario’s film and television sector. This proposed approach would more closely resemble the approach used in other Canadian jurisdictions and continue to support special effects and animation activity in Ontario.

Further details, including proposed legislative amendments, would be available as part of the 2027 Budget and the accompanying Budget bill.

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Section B: Protect Ontario: Build Ontario for Growth

Lowering Costs to Build a More Competitive Investment Environment

The government has helped to create the conditions for businesses to choose Ontario when making investment decisions to start and grow their operations. Since 2018, Ontario has attracted over $235 billion in investment from international and domestic companies. Key government actions taken since 2018 have helped create these conditions. These actions would enable $10.2 billion in estimated cost savings and support for Ontario businesses in 2026, of which $4.8 billion would go to small businesses. Some of these actions include:

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Cutting the small business Corporate Income Tax (CIT) rate to 2.2 per cent, which provides up to $5,000 in additional tax relief each year, building on actions already taken to cut the rate from 3.5 per cent to 3.2 per cent and expanding access to this preferential rate;

•

Implementing and temporarily enhancing and expanding the Ontario Made Manufacturing Investment Tax Credit, which provides businesses up to $3 million in annual tax support for manufacturing or processing investments in the province;

•	Cutting the Gasoline Tax by 5.7 cents per litre and the Fuel Tax by 5.3 cents per litre, to help reduce the cost of gas and fuel for Ontario businesses;

•	Incorporating savings from a further reduction of the Workplace Safety and Insurance Board (WSIB) average premium rate to $1.23 per $100 of insurable payroll, the lowest level in more than 50 years;

•	Increasing the Employer Health Tax (EHT) exemption from $490,000 to $1 million. The EHT exemption increase helps businesses by reducing the tax for eligible private-sector employers;

•	Cancelling the cap-and-trade carbon tax to remove its cost impact from items such as gasoline, diesel fuel and natural gas;

•	Lowering high Business Education Tax (BET) rates in 2021, providing $450 million in annual savings for over 200,000 employers, or 95 per cent of all business properties in Ontario;

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Chapter 1: A Plan to Protect Ontario

•

Lowering business costs by providing corporate income tax relief through paralleling proposed and legislated federal measures that would allow businesses to accelerate writeoffs of certain capital investments;

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Implementing the Comprehensive Electricity Plan in January 2021, which is lowering electricity costs by an estimated average of 9 to 13 per cent in 2026 for medium-sized and larger industrial and commercial customers, respectively;

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Extending the Liquor Control Board of Ontario (LCBO) wholesale discount of 10 per cent from the retail price on beverage alcohol wholesaled to bars and restaurants, big box, grocery and convenience stores from December 31, 2025, to March 31, 2026; and

•	Reducing LCBO wholesale mark-ups by about $200 million per year to help support producers and retailers to succeed in the expanded alcohol marketplace, effective April 1, 2026.

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Building New Trade Opportunities for Ontario

Since 2025, U.S. tariffs have disrupted Ontario businesses, created significant economic uncertainty and prompted an urgent need to diversify trade. The government continues to break down internal trade barriers and help businesses reach new markets, both internationally and across Canada.

Enhancing Free Trade Within Canada

Ontario has taken steps to promote free trade across Canada by removing internal trade barriers that have been holding back trade between the provinces and territories. Ontario is the first and only province to unconditionally remove all the province’s Party-Specific Exceptions under the Canadian Free Trade Agreement (CFTA). In June 2025, Ontario took a leadership role by passing the Protect Ontario Through Free Trade Within Canada Act, 2025, which set the foundation for mutual recognition and labour mobility.

In December 2025, Ontario took the next steps towards implementing mutual recognition of goods and services from other reciprocating Canadian jurisdictions by publishing draft regulations under the Ontario Free Trade and Mobility Act, 2025. Implementation work in this area continues. In January 2026, Ontario implemented historic labour mobility regulations that break down interprovincial barriers for workers and businesses.

Since April 2025, Ontario has signed Economic Cooperation Memoranda of Understanding (MOU) with 10 provinces and territories. These memoranda will foster economic cooperation between jurisdictions by supporting efforts to eliminate red tape, cut costs for businesses and open new pathways for skilled workers to move more freely across the country.

Launching Direct-to-Consumer Alcohol Sales

The government has fulfilled its commitment to implement interprovincial direct-to-consumer (DTC) alcohol sales and continues to work to remove internal trade barriers. Building on Ontario’s first-of-its-kind DTC agreement with Nova Scotia, on July 21, 2026, Ontario and eight other provinces signed a landmark pan-Canadian agreement to expand DTC alcohol sales across participating jurisdictions.

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Expanding and Diversifying International Trade Links

Ontario is working to strengthen the province’s presence in global markets by expanding trade and investment relationships in high-growth markets beyond the United States. In April 2026, the government hosted a roundtable discussion on trade diversification and investment attraction. The roundtable brought together 16 senior diplomatic representatives from countries across Europe, Asia and South America, including jurisdictions that have seen a significant expansion in two-way trade with Ontario over the past year, as well as key partners with strong potential for increased trade and investment.

Ontario has also placed a renewed focus on business export and trade missions. In 2026–27, the province will lead more than 60 targeted export missions across 27 countries, helping Ontario businesses access new markets, establish business-to-business partnerships and generate new sales opportunities. Ontario is also increasing the number of defence and aerospace missions to 11, further supporting growth in a strategic and high-growth sector.

Ontario maintains a global network of 15 Trade and Investment Offices (TIOs), as well as an office in Washington, D.C., located in markets with significant potential for export growth and investment attraction. These offices help Ontario companies connect with new customers, markets and supply chains while attracting high-value investment that supports workers across the province. They also play a vital role in promoting Ontario’s strengths in life sciences, advanced manufacturing, automotive manufacturing, clean technology and digital innovation.

By expanding the province’s opportunities in global markets and strengthening internal trade across Canada, Ontario is creating new opportunities for businesses, workers and communities while building a more resilient economy for generations.

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Protecting the People of Ontario as Part of a United Team Canada

Ontario continues to protect workers and communities and build the strongest, most resilient and competitive economy in the G7. The province is also consulting with, and advancing economic opportunities for, Indigenous communities along with the federal government to build a more competitive environment that attracts investments and creates good-paying jobs.

Ontario’s key priorities and sectors will help drive Canada’s economic growth and sovereignty objectives, including auto and steel companies facing U.S. tariffs, as well as other manufacturers whose industrial capacities will be essential to building emerging sectors, such as defence, needed to support Canada’s future economic growth.

Ontario and the federal government must continue to work together to:

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Ensure that federal–provincial cost-sharing arrangements for future strategic economic development investments reflect each government’s fiscal capacity and the distribution of economic benefits arising from these projects, and that federal contributions to projects align with their anticipated fiscal returns;

•	Provide greater visibility into federal funding processes to support effective coordination and the achievement of shared economic objectives; and

•

Ensure Ontario receives its fair share of remission revenue from Canadian retaliatory tariffs, reflecting the disproportionate impact of tariffs on Ontario’s auto, steel and other manufacturing sectors.

Canadians expect their governments at all levels to stand together in the face of tariffs and economic threats. Ontario has consistently demonstrated that commitment and will continue to work with the federal government to defend Canadian workers, businesses and communities from these unjustified tariffs and economic uncertainty. By continuing to build long-term resiliency and lower costs on businesses and to make life more affordable for Canadian families, Ontario and Canada can stand up to U.S. tariffs and build the most competitive and resilient economy in the G7.

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Protecting Ontario’s Workforce

The government is continuing to take action to protect Ontario’s world-class workforce, the province’s most valuable asset, against U.S. tariffs and economic uncertainty. Ontario is protecting workers by promoting labour mobility between provinces and making investments to train workers to meet current and future labour market needs.

Improving Labour Mobility to Strengthen Workforce and Economic Resilience

As part of its plan to strengthen Ontario’s economy, support workers during economic uncertainty and respond to U.S. tariffs, the province has implemented first-in-Canada labour mobility and free-trade measures that accelerate access to skilled workers from across Canada.

Ontario’s new “As of Right” labour mobility framework for non-health professions enables certified professionals from other Canadian jurisdictions to begin working in the province within 10 business days. The framework applies across more than 50 non-health regulatory authorities and over 300 certifications. Ontario is also advancing streamlined recognition pathways for physicians and nurses who are registered and in good standing elsewhere in Canada. These measures will help address workforce needs, improve labour mobility and strengthen the province’s economic competitiveness.

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Supporting the Skilled Trades to Meet Growing Labour Market Demand

Ontario is continuing to invest in programs that support and strengthen the skilled trades workforce through initiatives aimed at reducing stigma, streamlining the apprenticeship system and increasing employer participation. These investments help more workers gain the skills to land rewarding careers in the skilled trades and ensure Ontario has the workforce it needs to build homes, highways, hospitals, schools and critical infrastructure.

As announced in the 2026 Budget, the government is investing an additional $64.2 million over three years in the In-Class Enhancement Fund. This funding helps up to 4,000 more apprentices access training and advance toward certification each year. In 2025–26, the In-Class Enhancement Fund provided 41,914 apprentices training opportunities in their trade, of which 40,866 apprentices completed the class for a 97 per cent New Class Completion Rate. The province also continues to invest in a range of apprenticeship and skilled trades initiatives, including the Pre-Apprenticeship Training Program, Apprenticeship Capital Grant, Ontario Youth Apprenticeship Program and Tools Grant.

Connecting Students with Rewarding Careers in Skilled Trades Through Level Up! Fairs

The government continues to promote careers in the skilled trades through its annual Level Up! Skilled Trades Career Fairs, delivered in partnership with Skilled Trades Ontario. In 2026, which marks the program’s fifth year, the fairs are expected to reach more than 60,000 students, educators and job seekers across communities in Ontario. The fairs provide opportunities to explore Ontario’s 144 skilled trades through interactive exhibits, hands-on demonstrations and direct engagement with employers, unions and training providers. The initiative supports the province’s efforts to build a strong pipeline of skilled workers to meet growing labour market demand and strengthen the resilience of Ontario’s economy.

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Protecting and Training Workers for In-Demand Careers

The government is working to protect Ontario by ensuring that skilled workers across the province have the training they need to enter rewarding careers in priority sectors through the Skills Development Fund (SDF) Training Stream. The fund helps organizations deliver practical skills training to prepare workers for in-demand careers, ensuring Ontario has the skilled workforce it needs to stay competitive and resilient. Through Rounds 1–5, the SDF Training Stream has helped more than 120,000 participants across Ontario find employment within 60 days of completing their program, supported more than 1,000 training projects, and aimed to help over 700,000 workers train for in-demand sectors. The new SDF Training Stream Round 6 projects have been evaluated and selected, and are now being delivered through a strengthened program that is responsive to recommendations from the Auditor General’s 2025 program review. Above and beyond the Auditor General’s recommendations, the government also implemented new tools for risk management and due diligence, including analyzing individuals and organizations associated with the applications.

Investing to Strengthen the Health Care Workforce

The government is supporting workers’ training and upskilling through the sixth round of the Skills Development Fund (SDF) Training Stream. As announced through an investment of more than $10.9 million across 10 training projects, the government aims to help nearly 2,000 workers and job seekers access training and prepare for rewarding, in-demand careers across Ontario’s health care system. These projects will deliver specialized training, work placements, mentorship and career supports for nurses, personal support workers, medical laboratory technologists and other critical occupations that are needed to build a stronger workforce and ensure families have access to high-quality care when and where they need it.

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Expanding and Modernizing Training Facilities

Ontario is continuing to ensure that the next generation of skilled workers has access to world-class training through the SDF Capital Stream. To date, Ontario has committed $146.1 million through the fund to expand and modernize training facilities across the province. This funding expands workforce development capacity to build a more competitive, resilient economy and helps equip workers with the skills they need to deliver Ontario’s plan to build homes, highways, hospitals, schools and other critical infrastructure.

Building Skilled Trades Capacity by Expanding a Welding Training Centre

Ontario is investing nearly $1.5 million through the Skills Development Fund (SDF) Capital Stream to support the development of CWB Group’s new state-of-the-art welding training centre in Milton. Facility upgrades, which were completed in June 2026, converted approximately 12,000 square feet of its headquarters space to create a modern training hub that will provide hands-on and theoretical training in welding, inspection, safety and emerging technologies, including virtual and augmented reality tools. The training centre will help train up to 5,740 additional students and those pursuing welding careers over the next five years, strengthening the skilled trades workforce in a growing region of the province.

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Supporting a Sustainable Postsecondary Sector and Stronger Talent Pipeline for Ontario

Ontario continues to make targeted investments that align postsecondary education and training with labour market needs and support access to in-demand careers across the province. As announced earlier this year, Ontario’s new funding model will provide an additional $6.4 billion over four years and raise annual operating funding at publicly assisted colleges, universities and Indigenous Institutes to $7 billion, a 30 per cent increase and the highest level in the province’s history.

Through the new funding model, Ontario is investing $1.7 billion to support 70,000 additional seats in high-demand fields at publicly assisted colleges and universities, including health care; science, technology, engineering and mathematics (STEM); education; and the trades, with seats available for student enrolment as early as the fall 2026 academic year. Colleges and universities have worked with their local communities and industries to identify programs that will prepare students for in-demand jobs and meet regional labour market needs. Ontario evaluated proposals based on local industry needs and student demand to ensure the greatest impact on workforce development and economic growth. By expanding access to labour market-responsive education and training opportunities, the province is helping students prepare for rewarding careers, while supporting the long-term competitiveness, resilience and prosperity of Ontario’s economy.

Preparing Students for In-Demand Jobs

The government’s $1.7 billion investment is preparing students at public colleges and universities in every part of the province for good-paying careers, including:

•	$38 million at Humber Polytechnic to fund over 1,970 seats in programs including cardiovascular technology and welding;

•	$80 million at University of Waterloo to fund 2,515 more seats in programs including Master of Data Science and Artificial Intelligence;

•	$14 million at Cambrian College to fund 547 seats in heavy equipment technician programs and other trades; and

•	$23 million at Collège La Cité to fund 1,118 more seats in Artificial Intelligence programs and more.

By expanding opportunities for students to train for in-demand careers, more resilient talent pipelines are being built that will protect Ontario’s critical industries, competitiveness and communities.

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Investing in New Opportunities to Drive Growth

The government is building a resilient economy that can compete on the world stage by cultivating an environment where businesses looking for opportunities to grow can invest with confidence. Creating the conditions for growth will help support good-paying jobs while strengthening Ontario’s long-term competitiveness.

Strengthening Ontario’s Investment Pipeline Through Invest Ontario

Through Invest Ontario, the province’s investment attraction agency, the government continues to identify new investment opportunities and partners that will strengthen Ontario’s role in the global economy. Invest Ontario offers investors one-window access to expertise and tailored services, as well as financial support through the $1.3 billion Invest Ontario Fund, helping to enhance Ontario’s competitiveness and economic resilience. To date, Invest Ontario has announced over $15.6 billion in investments, supporting the creation of more than 14,000 jobs across the province.

Bolstering Ontario’s Media-Technology Sector

In May 2026, Ontario welcomed an investment of $122.5 million from Ross Video Ltd., a global leader in live video production technology, to expand its manufacturing and research and development (R&D) operations in Ottawa and Iroquois. The expansion will increase the company’s domestic manufacturing capacity and support the continued delivery of media technologies to customers across sports, entertainment and broadcast industries in more than 110 countries. In support of this investment, Ontario is providing up to $6 million in funding through the Invest Ontario Fund. The investment is expected to create 125 new jobs and support 300 existing positions across Eastern Ontario, while helping the province advance the development and application of next-generation technologies.

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Supporting Manufacturing Businesses and Workers

Ontario’s manufacturing sector is responsible for nearly 75 per cent of the province’s international merchandise exports and is a driving force behind Ontario’s economic strength and global competitiveness.

Ontario offers several key programs to strengthen and grow manufacturing in the province, such as the following:

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The Ontario Made Manufacturing Investment Tax Credit (OMMITC), which provides businesses up to $3 million in annual tax support for manufacturing or processing investments to help manufacturers lower their costs, innovate, and become more competitive;

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The Advanced Manufacturing and Innovation Competitiveness (AMIC) stream of the Regional Development Program (RDP). The AMIC stream helps manufacturers invest in equipment, advanced technologies, and a skilled workforce. To date, through the AMIC stream, the government has announced investments of over $55 million in more than 55 companies and organizations. This has leveraged $700 million in investments from industry and created more than 1,300 jobs;

•

The Eastern Ontario Development Fund (EODF) and Southwestern Ontario Development Fund (SWODF) of the RDP. These regional business and community economic development programs support established businesses, municipalities and economic development organizations located within those regional boundaries. To date, Ontario has announced more than $200 million in investments in over 175 companies and organizations. This, in turn, has leveraged more than $2.2 billion in investment from industry, creating more than 4,800 jobs;

•	The Protect Ontario Financing Program, which provides financial assistance to Ontario businesses facing tariff-related disruptions, including many businesses in the manufacturing sector;

•

The Ontario Together Trade Fund (OTTF), which helps small and medium-sized Ontario manufacturers respond to trade disruptions by investing in advanced equipment and technologies, expanding domestic production capacity, strengthening local supply chains and diversifying into new markets;

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The Ontario Vehicle Innovation Network (OVIN), which enables small and medium-sized enterprises (SMEs) to develop, test, validate and demonstrate automotive and mobility technologies through co-investment and strategic partnerships. To date, the program has supported over 860 Ontario SMEs, created or retained over 8,560 jobs, and enabled over $1 billion in investments for Ontario companies;

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•

The Ontario Automotive Modernization Program (O-AMP), which supports small and medium-sized businesses in the automotive supply chain to become more competitive and resilient. Since its inception in 2019, O-AMP has supported 276 projects, created over 1,000 jobs, retained nearly 19,500 jobs and leveraged over $74 million in private-sector investment; and

•	The Invest Ontario Fund, which provides financial support for strategic investments in key sectors including advanced manufacturing.

Investing in Ontario’s Advanced Manufacturing Future

In August 2026, Ontario welcomed a $132 million investment by Tempel Canada, a subsidiary of Worthington Steel and a leading manufacturer of transformer core products for power conversion and distribution, to establish a new 250,000-square-foot manufacturing facility in Burlington. In support of this investment, Ontario provided $5 million through the Advanced Manufacturing and Innovation Competitiveness (AMIC) stream of the Regional Development Program (RDP). The investment is expected to retain over 200 positions and create nearly 100 new jobs, while positioning Ontario to meet rising demand for high-quality and reliable transformers across the North American market.

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Supporting Entrepreneurs to Grow and Succeed

With nearly 500,000 businesses representing 98 per cent of all employer businesses in the province and employing roughly 2.5 million people, Ontario’s small businesses are vital to the success and growth of Ontario’s economy.

Helping Small Businesses Adopt Digital Technologies

In May 2026, the Ontario government announced that it is continuing to deliver on its plan to protect workers and support small and medium-sized businesses with an additional $5 million to expand the Digital Competence Centre (DCC), building on the $20 million invested in the program to date. The DCC is a provincewide initiative delivered in partnership with the Ontario Centre of Innovation (OCI) to help nearly 450 businesses adopt digital tools, modernize operations and improve productivity so that they can continue to grow and stay competitive. Since its launch in 2022, the DCC has provided more than 800 grants to Ontario businesses that are expected to generate up to $600 million in increased sales revenue and support approximately 3,000 new and existing jobs.

Supporting Young Entrepreneurs

Ontario is making it easier for young people to start and grow businesses across the province. In June 2026, the government announced that it is investing an additional $6 million in Futurpreneur, which will give nearly 1,000 entrepreneurs between the ages of 18 and 39 access to collateral-free loans, one-on-one mentorship, networking opportunities and business planning tools to grow their businesses and create jobs. This investment will support more than 3,800 future jobs and accelerate long-term economic growth across the province. Through its flagship Core Startup Program, Futurpreneur has helped grow over 1,700 businesses to date, creating more than 7,300 jobs across Ontario.

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Protecting Ontario by Keeping Costs Down

The government recognizes that many people in Ontario continue to face rising costs, economic pressures and continued global uncertainty. The government is delivering on its objective to make life more affordable by taking steps to lower costs and provide relief to families and individuals in Ontario.

Supporting Families and Individuals

The government continues to take action to help the people of Ontario manage affordability challenges amid ongoing economic uncertainty, along with trade and tariff pressures. In response to the financial strain these conditions place on families and individuals, the government has consistently taken early action to deliver relief and support, while remaining focused on its commitment to making life more affordable and protecting taxpayer dollars.

The government committed over $12.5 billion in support for families and individuals in the 2026–27 fiscal year, as shown in Chart 1.5.

Chapter 1: A Plan to Protect Ontario

Chart 1.5 Select Measures That Provide Relief to Families and Individuals Aggregate Savings and Support in 2026–27 (in $ Millions) Child Care Initiatives and Family Benefits1 Housing Initiatives2 Education Initiatives3 $2,042 Transit and Transportation Initiatives4 $12.5 Billion in Measures Initiatives to Support Vulnerable Populations5 $4,850 Energy Initiatives6 1 Includes the Ontario Child Benefit (OCB) indexed to inflation and program growth; Ontario’s contribution to the Canada-wide Early Learning and Child Care Agreement; the Childcare Access and Relief from Expenses (CARE) Tax Credit; and the Ontario Fertility Treatment Tax Credit (OFTTC). 2 Includes provincial contributions to the National Housing Strategy; the HST rebate for first-time buyers on new homes; and temporary enhanced HST relief for all buyers on new homes. 3 Includes supports for postsecondary students. 4 Includes eliminating and refunding fees from licence plate renewal and vehicle validation tags; cancelling fee increases; simplifying motor home recreational vehicle licence requirements; removing double fares for participating municipal transit systems (Fare and Service Integration); removing tolls on Highways 407 East, 412 and 418; and permanently keeping provincial Gasoline Tax and Fuel Tax rates at 9 cents per litre. 5 Includes the cumulative total of annual increases to the Ontario Disability Support Program (ODSP) core allowances and increased earnings exemptions for persons with disabilities; Guaranteed Annual Income System (GAINS) program expansion, benefit indexation and seniors population growth; the Low-income Individuals and Families Tax (LIFT) Credit and its enhancement; the Ontario Seniors Care at Home Tax Credit; the Ontario Seniors Dental Care Program; OHIP+ and the Ontario Drug Benefit (ODB) Program reform for children and youth without a private plan; expanding the Home and Vehicle Modification Program; expanding the Assistive Devices Program for Continuous Glucose Monitoring; the Homelessness Prevention Program and Indigenous Supportive Housing Program; the Ontario Drug Benefit Seniors Co-Payment Program; and the Shelters and Homelessness Operating Support component of the Toronto New Deal. 6 Includes cancelling the cap-and-trade carbon tax; the residential component of the Ontario Electricity Rebate (OER); the residential component of the Comprehensive Electricity Plan (CEP); and ongoing funding for the Ontario Electricity Support Program (OESP). Notes: Numbers may not add due to rounding. Impacts on families and individuals will vary significantly since programs have different eligibility criteria. Source: Ontario Ministry of Finance.

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Taking Action on Housing

The government is working to make housing more affordable and speed up the construction of homes. This includes providing Harmonized Sales Tax (HST) relief on new homes, partnering with municipalities to build more housing-enabling infrastructure and reducing development costs so homes can be built faster and more affordably.

Building Together Through Federal–Provincial Partnerships

In March 2026, Ontario and the federal government signed the historic Canada–Ontario Partnership to Build (COPB) to support shared goals, including making housing more affordable, getting shovels in the ground on key transit projects and supporting economic development that will protect jobs and help communities grow, despite the impact of tariffs and economic uncertainty.

The agreement includes $8.8 billion over 10 years in federal and provincial funding, flowing through the Provincial-Territorial (PT) stream of the Build Communities Strong Fund (BCSF), to support housing-enabling infrastructure investments for Ontario municipalities to reduce development charges (DCs). It also includes cooperation on, and financial support for, a number of major transit projects, and funding for enhanced relief on the full 13 per cent of the HST for eligible buyers of new homes valued up to $1 million.

For more details on how Ontario is working with other levels of government to build more homes faster and make housing more affordable, see the sections below.

Providing Harmonized Sales Tax Relief for New Homes

The Ontario government is continuing to lower costs and help families realize the dream of homeownership through temporary relief on the full 13 per cent HST for eligible buyers of new homes valued up to $1 million. The measure provides up to $130,000 in relief to eligible buyers. Applications for relief are open through the Canada Revenue Agency (CRA). The relief on the full 13 per cent HST is generally available for the purchase of a home from a builder between April 1, 2026, and March 31, 2027.

The measure consists of two components. The first component comprises the Ontario Enhanced New Housing Rebate (ENHR) and the Ontario Enhanced New Residential Rental Property Rebate (ENRRPR), both of which are administered by the CRA. These rebates provide up to $80,000, equivalent to up to 100 per cent of the 8 per cent provincial portion of HST on a new or substantially renovated home.

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The second component is the Ontario New Home Affordability Payment (ONHAP). This provides top-up relief of up to $50,000, equivalent to up to 100 per cent of the 5 per cent federal portion of HST on a new or substantially renovated home. Eligibility for the ONHAP is based on eligibility for the ENHR or ENRRPR, as applicable. The ONHAP is administered by Ontario, with payments expected to begin in early 2027.

Together, these two components provide temporary relief of the full 13 per cent HST on eligible new homes valued up to $1 million, for up to $130,000 per eligible new home. This $130,000 maximum is maintained for new homes valued between $1 million and up to $1.5 million.

“More than 4,100 new, single-family homes have been sold in the Greater Toronto Area (GTA), 26 per cent above the 10-year average for the months of April to August. It is clear that the Harmonized Sales Tax (HST) rebate program in Ontario is working. … The program is not just making homeownership more attainable for thousands of new homebuyers and young families; it is also making a profound impact in helping to protect the economy. It is supporting domestic employment, suppliers and economic activity at a very difficult time in Canadian trade.”

Justin Sherwood

Chief Operating Officer

Building Industry and Land Development Association

As a separate measure, on October 28, 2025, Ontario announced that it would remove the full 8 per cent provincial portion of the HST for first-time home buyers of new homes valued up to $1 million. This mirrors the federal Goods and Services Tax/Harmonized Sales Tax (GST/HST) First-Time Home Buyers’ Rebate. The Ontario First-Time Home Buyers’ Rebate is now in effect, and eligible buyers can start applying to the CRA. To qualify for the rebate, the purchaser must be acquiring the new home for use as their primary place of residence, and agreements of purchase and sale must be entered into on or after March 20, 2025, and before 2031.

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Building More Homes Through the Development Charge Reduction Program

Ontario, in partnership with federal and municipal partners, continues to take action to help increase the supply of affordable homes and lower housing costs while creating good-paying jobs for workers. These efforts are helping communities access the support they need to speed up homebuilding, expand critical infrastructure, support economic growth and keep costs down over the long term.

Through the Development Charge Reduction Program (DCRP), funding will support housing-enabling infrastructure projects in Ontario. Funding will be prioritized for municipalities that reduce and maintain reductions on development charges (DCs) by 30 per cent or more.

High DCs can add significant costs to new housing projects, which may ultimately be passed on to homebuyers and renters. By helping municipalities offset the forgone revenue impacts associated with these reductions, the DCRP will support investments in critical infrastructure such as roads, water and wastewater systems, and other services needed to facilitate new housing development. This program will help lower barriers to homebuilding, encourage private-sector investment, unlock additional housing supply and create more attainable housing options for Ontario families while supporting strong and sustainable community growth.

Municipalities will also be expected to support DC reductions, so that all three levels of government are supporting increased housing supply and affordability. These strategic investments will encourage new home construction and help more people realize the dream of homeownership.

Ontario and Canada Lowering the Costs of Homes

Through the Development Charge Reduction Program, Ontario and Canada have announced up to $3.3 billion to date to support the first five municipalities that have taken action to reduce or eliminate residential development charges and help lower the cost of building new homes. These municipalities include Toronto, Vaughan, Hamilton, Mississauga and Bradford West Gwillimbury, with additional municipalities to be announced in the coming months.

According to municipalities, this initial investment is expected to unlock over 300,000 new homes and support a housing market with more choice and greater affordability for homebuyers and renters.

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Building More Homes for Non-Development Charging Municipalities

In August 2026, through the Canada–Ontario Partnership to Build, Ontario and Canada announced an investment of $1 billion to support municipalities that do not levy development charges. The new Non-Development Charge Municipalities Stream (Non-DC Stream) of the Municipal Housing Infrastructure Program will provide funding for critical infrastructure, including roads, bridges, and water systems, to enable housing construction, preserve existing housing supply and help lower housing costs for Ontario families. The initiative recognizes the infrastructure needs of municipalities that have chosen not to use development charges as a revenue tool.

The funding commitment includes $500 million from Ontario through the Municipal Housing Infrastructure Program and $500 million from the Build Communities Strong Fund (BCSF). The Non-DC Stream complements broader housing affordability measures under the Canada–Ontario Partnership to Build, including development charge reduction initiatives and enhanced HST relief on new homes, which together aim to reduce housing costs and accelerate housing supply across the province. Applications for the Non-DC Stream opened for eligible municipalities in October 2026, with additional intakes to be announced later.

This investment builds on the province’s previous expansion of the Municipal Housing Infrastructure Program (MHIP), providing municipalities and Indigenous communities with the resources required to deliver housing-enabling infrastructure faster and at greater scale.

Together with the province’s Building Faster Fund and broader housing affordability measures, these investments are helping to lower costs, accelerate housing supply and keep the dream of homeownership within reach for Ontario families.

Promoting Innovation and Investment in University Student Housing

The government continues to support the development of new purpose-built university student housing facilities by introducing a new property tax treatment to capture a broader range of partnerships between universities and developers. While university-operated student housing will continue to be treated as tax exempt, this change would provide partial property tax relief to student housing facilities on university land operated by third parties. Qualifying facilities would be granted an education property tax exemption and a discounted municipal tax through the new Multi-Residential Property subclass. This would further incentivize universities to join forces with developers to take advantage of innovative student housing partnership models, while also promoting clarity and consistency in the tax treatment of such facilities.

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Supporting Municipalities

Ontario’s municipalities are an essential part of the province’s overall economic strength and resilience, and the province has taken meaningful actions to support and strengthen local communities with record investments in the municipal sector. In fact, from 2019 to 2025, key provincial support to municipalities grew by over 60 per cent. In 2025 alone, the government provided more than $11 billion through key transfers.

The government is continuing to support municipalities across the province through the Development Charge Reduction Program and the Non-Development Charge Municipalities Stream under the Canada–Ontario Partnership to Build, as well as through other investments, such as:

•	Launching the next round of the Community Sport and Recreation Infrastructure Fund (CSRIF);

•

Completing the third intake of the Rural Ontario Development Program. This program provides cost-shared funding for projects that attract investment, strengthen workforce capacity and build long-term growth in rural communities across Ontario;

•	Increasing the Ontario Municipal Partnership Fund (OMPF) program by $100 million, bringing the total funding envelope to $600 million in 2026; and

•

Increasing annual funding for Connecting Links from $30 million to $45 million to support municipalities in addressing eligible connecting link road or bridge improvement needs to extend the life cycle of their assets and continue with local developments.

Looking ahead, the government will continue to work with municipalities to build more housing, support economic growth, and further strengthen Ontario’s communities.

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Saving on Energy Costs

In 2025, the Ontario government launched the Energy Efficiency Framework, the largest investment in energy-efficiency programs in Canadian history. The government also recently expanded its offerings under the $10.9 billion, 12-year framework. Under the new Peak Performance Program, eligible commercial and institutional properties can receive financial incentives for reducing heating, ventilation and air conditioning (HVAC) use during periods of high demand. By delivering up to 100 megawatts of peak demand reduction in 2026 and scaling up to 230 megawatts in 2027, this change will protect the reliability of Ontario’s electricity grid and reduce costs for consumers and businesses.

To maintain affordability and ensure sustainability of the Ontario Electricity Rebate (OER), effective May 1, 2027, the government’s continued monthly credit will be capped at 1,200 kilowatt-hours (kWh) for residential customers. The average residential consumer in Ontario uses approximately 700 kWh per month. Small businesses and farms are excluded from this change. In addition, the government will continue to provide credits on top of the OER aimed at lowering energy costs for Northern and rural residents.

The government also provides targeted electricity bill relief for eligible low-income households and on-reserve First Nation consumers, as well as for eligible rural or remote customers. For example, the Ontario Electricity Support Program (OESP) provides a monthly on-bill credit to assist low-income households in managing their electricity costs.

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Lowering the Cost of Commuting

Permanently Reducing the Tax Rates for Gasoline and Fuel

To provide ongoing relief to households in Ontario, effective July 1, 2025, the government permanently cut the Gasoline Tax rate by 5.7 cents per litre and the Fuel (diesel) Tax rate by 5.3 cents per litre to establish a reduced rate of 9 cents per litre. This measure delivered $2.3 billion in Gasoline Tax and Fuel Tax relief to families and individuals since it was first introduced on a temporary basis on July 1, 2022. On average, these cuts save households about $115 per year.

Removing Tolls

Effective June 1, 2025, the government permanently removed tolls from the provincially owned Highway 407 East, saving drivers approximately $94 million annually. This reduces the cost of travel while increasing convenience and choice.

This toll removal was in addition to a number of other measures that the government implemented to put money back in drivers’ pockets, including eliminating licence plate renewal fees, removing tolls on Highway 412 and Highway 418, freezing fees for driver’s licences and Ontario Photo Cards, and permanently cutting Gasoline Tax and Fuel Tax rates.

Helping Transit Users Save with One Fare

Since launching in 2024, One Fare has saved the people of Ontario more than $300 million and enabled nearly 100 million free transfers across participating transit agencies.

The One Fare program ensures transit customers only pay once when transferring between the Toronto Transit Commission (TTC) and GO Transit, Brampton Transit, Durham Region Transit, MiWay (Mississauga), Peel TransHelp and York Region Transit.

One Fare makes cross-boundary travel more affordable and convenient for all transit customers, including students, seniors and low-income riders.

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Improving Capital Markets and Financial Services

Joining the Securities Passport System and Promoting Modern Regulatory Practices

Ontario continues to build on the momentum of the Canada Investment Summit 2026 to strengthen its position as a leading destination for investment, entrepreneurship and innovation.

Ontario, the federal government, regulators and the business community must work together to build a more competitive and productive economy by enabling domestic capital, supporting business growth, and commercializing and retaining Ontario-developed intellectual property.

Modern financial and capital markets are essential to connecting businesses with the investment they need to grow and compete on the global stage.

As capital, talent and innovation become increasingly mobile, Ontario and its regulators need to continue to reduce complex and duplicative requirements, lower costs, and support businesses to continue investing and raising capital. Ontario will continue pursuing a regulatory environment that supports capital formation, competitiveness and growth.

Ontario’s leadership in joining Canada’s securities regulatory passport system will help reduce duplication, improve efficiency and better integrate Canada’s capital markets. However, further action is needed across jurisdictions to remove interprovincial barriers, improve harmonization and reduce unnecessary regulatory and compliance burdens. These efforts will help businesses access capital, improve productivity and compete globally.

The government is also proposing to extend the duration of interim class orders issued by the Ontario Securities Commission to provide businesses and investors with greater regulatory certainty as permanent rules are developed.

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In spring and summer 2026, Ontario held roundtables with financial services and capital markets participants. Building on these discussions, the government will continue working with regulators, industry, and market participants to:

•	Remove interprovincial barriers and reduce red tape;

•	Mobilize more Canadian capital for Canadian businesses, technologies and infrastructure;

•	Improve access to capital for businesses at various stages of growth;

•	Support the creation, growth and retention of businesses, investment and head offices in Ontario; and

•	Strengthen the global competitiveness of Ontario’s financial services and capital markets.

A more efficient and competitive regulatory environment will help attract and retain investment, businesses, talent and intellectual property in Ontario.

Protecting Consumers in the Life and Health Insurance Sector

The government is protecting consumers and maintaining confidence in Ontario’s life and health insurance sector. Following a pause on implementation in spring 2026, the government is introducing legislative amendments to Ontario’s Life and Health Managing General Agent licensing framework that would refine the scope of capture to reduce regulatory burden and provide greater clarity for the sector, while strengthening industry oversight and accountability, and maintaining strong consumer protection.

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Strengthening Ontario’s Pension Landscape

Ontario workers deserve secure and sustainable pensions. This is why the government is continuing to deliver on its commitments to strengthen Ontario’s pension system through stronger plan governance, long-term plan sustainability, and new opportunities for workers to consolidate their pension assets and enhance their retirement security.

Expanding the Jointly Sponsored Pension Plan Conversion Framework

As profiled in the 2025 Ontario Economic Outlook and Fiscal Review, the government is evolving Ontario’s pension landscape by enabling new pathways for defined contribution pension assets to be moved by plan sponsors into jointly sponsored pension plans (JSPPs). These changes would allow plan members to consolidate their pension benefits and access the advantages of JSPPs, including their strong track record of efficiency and good governance, as well as the lifetime retirement income security provided by a defined benefit pension.

The proposed framework changes would provide plan sponsors with greater flexibility and support smoother pension transactions, reducing administrative complexity and providing clear and understandable options for members.

The government has extensively consulted stakeholders on the proposed framework and is moving forward with the changes required to implement it, targeted to take effect on January 1, 2027. These measures would help protect Ontario workers by making workplace pensions stronger and more sustainable. They would also make it easier for pension plans to combine and expand access to reliable workplace pension coverage. A stronger pension system helps support a stronger, more resilient Ontario economy.

Ontario Municipal Employees Retirement System Governance Review Implementation Update

Following the 2025 legislative amendments to the Ontario Municipal Employees Retirement System (OMERS) Act, 2006, changes to OMERS’ governance are moving forward. Establishing a new OMERS Sponsors Council is intended to enhance plan governance and strengthen transparency and accountability. Implementation is ongoing, in consultation with sponsors and stakeholders, to support a smooth transition.

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Delivering an Expanded Alcohol Marketplace

Ontario has delivered the largest expansion of the beverage alcohol marketplace since the end of prohibition almost 100 years ago. This transformation has increased consumer choice and convenience and contributed to having a more competitive alcohol retail marketplace that supports Ontario businesses in over 6,600 licensed convenience and grocery stores throughout the province.

Undertaking Tax, Mark-Up and Red Tape Reductions

The government’s transformation of Ontario’s alcohol marketplace has introduced tax and mark-up reductions, including:

•	Freezing beer tax and mark-up rate indexation since 2018 and extending this pause until March 1, 2028; and

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Simplifying and reducing the LCBO wholesale mark-ups by about $200 million and alcohol taxes by about $60 million, starting on April 1, 2026, to help support producers and retailers succeed in the expanded marketplace.

These measures complement several tax reductions announced in the 2025 Budget that were estimated to provide supports of approximately $155 million for 2026–27, including:

•	Streamlining and reducing the LCBO mark-up rates for cider, spirits, and wine-based ready-to-drink (RTD) beverages, to provide between 21 per cent and 50 per cent in rate cuts;

•	Supporting the competitiveness of smaller brewers with a 50 per cent reduction of the microbrewer basic tax and LCBO mark-up rates; and

•	Reducing the basic spirits tax on on-site retail sales by Ontario distillers by 50 per cent.

This past summer, the government also introduced red tape reduction measures, including:

•	Enabling an open listing process at the LCBO so that new products can be brought to the market in a timely manner; and

•	Providing flexibility to eligible producers and retailers to manage their distribution systems more effectively.

These changes support a more dynamic and responsive marketplace.

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Protecting the Canadian Club Brand Centre

The government is making changes to the licensing framework that would allow for the sale and sampling of whisky at the historic Canadian Club Brand Centre. These changes fulfil the government’s commitment to protect the centre, provide opportunities for increased visibility of Ontario products, and help support tourism and economic development in the Windsor area.

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Build Ontario for Growth

The government is advancing the largest capital plan in Ontario’s history, with planned investments of more than $210 billion over 10 years beginning in 2026–27. By keeping shovels in the ground, investments in highways, transit and community infrastructure are supporting jobs, driving economic growth and building stronger communities across the province.

Building Highways

The costs of congestion are real. Time stuck in traffic is one of the least productive parts of people’s day-to-day lives. It keeps people away from their families and delays the movement of goods for businesses. The Canadian Centre for Economic Analysis estimates that the impact of congestion in Ontario was $56.4 billion in 2024. If congestion levels remain unchanged, the annual cost to Ontario could reach $108 billion by 2044.2

Building Highway 413

To solidify the province’s position as a leader in moving people and goods efficiently, Ontario has started construction on Highway 413, a new 52-kilometre, 400-series highway, to better connect the transportation network across Halton, Peel and York regions, and shorten travel times by up to 30 minutes per trip. The corridor will extend from Highway 400 in the east to the Highway 401/407 express toll route (ETR) interchange in the west. This will include a six-lane, 400-series highway and protection for a dedicated future transitway.

The province is delivering Highway 413 and advancing procurement and construction activities across the corridor. In September 2026, Ontario awarded a construction manager contract for the 9.1-kilometre Highway 413 Central Extension, which will connect Highway 410 directly to the future Highway 413 corridor, and issued a notice of procurement for the design and construction of the eastern section of Highway 413 and the Highway 427 extension, representing approximately one-third of the overall corridor. This progress builds on the major milestones that Ontario has reached for this project, including completion of the preliminary design and awarding the first two construction contracts to start construction of Highway 413.

[2]

Canadian Centre for Economic Analysis (CANCEA), “Impact of Congestion in the GTHA and Ontario: Economic and Social Risks,” Research Report (December 2024), https://www.cancea.ca/index.php/2024/12/09/impact-of-congestion-in-the-gtha-and-ontario-economic-and-social-risks/

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The construction of the broader highway will support an average of 6,000 jobs per year and contribute up to $1 billion to Ontario’s annual gross domestic product (GDP).

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Building Highway 425: Advancing Work on the Bradford Bypass

Ontario is helping prepare York Region and Simcoe County for rapid population growth by building the Bradford Bypass, which will be designated Highway 425 upon completion. The new 16-kilometre, four-lane highway will connect Highways 400 and 404, relieve gridlock, save commuters time and keep goods moving across the Greater Golden Horseshoe (GGH).

In May 2026, Ontario reached a significant milestone by beginning major construction on the west section of the Bradford Bypass. The province has completed tree clearing along the west section and built a temporary detour at 10 Sideroad to support construction of the new bridge and interchange. Crews have now broken ground at 10 Sideroad and are advancing construction of the divided highway between Highway 400 and west of Artesian Industrial Parkway. Work includes building interchanges at 10 Sideroad and County Road 4, replacing the bridge at Highway 400 and Line 9, and constructing a new freeway-to-freeway interchange connecting the Bradford Bypass to Highway 400.

Once complete, the Bradford Bypass will save drivers an estimated 35 minutes of travel time compared to using local roads. During construction, the project is expected to create up to 2,200 jobs per year and contribute up to $286 million to the province’s GDP.

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Building the Highway 401 Tunnel Expressway

The government is exploring innovative options to tackle congestion. This is why the government is undertaking a feasibility study of a new vehicle and transit tunnel expressway under Highway 401.

The study is reviewing tunnelling options to increase Highway 401 capacity, along with complementary approaches for congestion relief. The study will analyze the economic benefits both in the short and long term, as well as the project’s impact on reducing congestion.

Building Highway 7

Construction of the new Highway 7 between Kitchener and Guelph will provide relief to the gridlocked Highway 401 and connect the fast-growing urban centres of Kitchener, Waterloo and Guelph. The government is advancing this project by initiating the replacement of the Frederick Street Bridge in Kitchener, as well as environmental fieldwork and other engineering work to support construction of the remainder of the corridor.

In addition, the province is undertaking planning and design work for the easterly expansion of Highway 7 from two to four lanes, from west of Reesor Road in Markham to Brock Road in Pickering, to support the development of the City of Pickering’s Innovation Corridor. Highway 7 will therefore become a continuous four-lane highway from Markham to Pickering that supports the movement of goods and people in the region.

Improving Highway 3

The government has started construction to expand Highway 3 in St. Thomas, marking another milestone in its plan to protect Ontario by improving road safety and increasing access to good-paying jobs.

The Highway 3 expansion project will provide a critical link to Volkswagen’s new PowerCo electric vehicle (EV) gigafactory, currently under construction. The Volkswagen plant will create thousands of good-paying jobs for workers in Ontario’s automotive sector, supporting the province’s supply chain and broader economy.

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Uploading the Gardiner Expressway and Don Valley Parkway

As part of the ongoing implementation of the provincial government’s historic New Deal for Toronto, Ontario will upload ownership and maintenance of the Gardiner Expressway and Don Valley Parkway (DVP) effective fall 2027. This marks a major milestone in the province’s plan to fight gridlock, keep people and goods moving across the Greater Toronto Area (GTA) and ensure these vital highways remain safe, reliable, toll-free and in good repair. To support the transition, the province is providing up to $353 million to the City of Toronto to continue operating and maintaining both highways until the transfer is complete. During this transition, the province will help guide capital decisions to ensure that work on both highways aligns with applicable provincial standards.

Since the New Deal for Toronto was announced in November 2023, the provincial government has provided over $431 million in financial support for the City of Toronto to maintain and repair the two highways. This included $73 million to accelerate repairs on the Gardiner Expressway, which led to the completion of repairs more than 18 months ahead of schedule. Accelerating repairs on the Gardiner Expressway saved Ontario’s economy $273 million and is continuing to save up to 22 minutes per trip for the 140,000 drivers who use the highway each day.

The upload of the Gardiner Expressway and DVP will reduce financial pressures on the City of Toronto while supporting the province’s broader plan to fight gridlock, strengthen key economic corridors and keep drivers moving across the GTA and beyond.

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Building Highways for Northern Ontario

The government is investing in highways in the North to improve road safety, connect communities, and unlock economic opportunities. Projects include the following:

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Advancing the replacement of the Little Current Swing Bridge on Highway 6 in the Town of Northeastern Manitoulin and the Islands. In September 2026, Ontario awarded a construction manager contract to support the design of a new two-lane bridge that will support local jobs, and provide reliable year-round access to the provincial highway network for residents, businesses and visitors;

•	Improving passing opportunities on highways in Northeastern Ontario through innovative designs such as 2+1 highways, which feature alternating centre passing lanes every two to five kilometres;

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Expanding Highway 11/17 from two to four lanes between Thunder Bay and Nipigon, including two new sections that opened to traffic in fall 2025: Highway 587 to Pearl Lake for 14.4 kilometres, and Highway 582 to Coughlin Road for 8.3 kilometres. These two projects are part of a larger series of projects designed to widen the highway between Thunder Bay and Nipigon by more than 100 kilometres. In September 2026, the province started construction to widen five kilometres of Highway 11/17 from McGuire Road to Coughlin Road, marking another milestone in the province’s plan to improve road safety and support economic growth in Northern Ontario by twinning more than 107 kilometres of the Trans-Canada Highway between Thunder Bay and Nipigon;

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Widening Highway 17 between Kenora and the Manitoba border from two to four lanes for approximately 40 kilometres. In June 2026, the government also began rehabilitating a 16.8-kilometre section of Highway 17 between Echo Bay and Highway 548, including resurfacing the highway and rehabilitating or replacing several bridges and culverts. These improvements will enhance safety and strengthen a key section of the Trans-Canada Highway in Northern Ontario;

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Building a new permanent bridge across the Berens River, in partnership with the Whitefeather Forest Community Resource Management Authority, Pikangikum First Nation and the Government of Canada. The project will provide year-round access to Pikangikum First Nation and eliminate the need for a winter road river crossing for other remote First Nation communities north of Red Lake;

•	Investing $81.3 million in the Geraldton Main Street Rehabilitation Project, a critical road infrastructure project in the Municipality of Greenstone that will be the gateway to the Ring of Fire;

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Advancing the widening of Highway 69 between Parry Sound and Sudbury from two to four lanes by introducing legislation to speed up permitting and approvals and get shovels in the ground up to five years earlier; and

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Supporting ongoing partnerships with First Nations to build and improve highway infrastructure that will help connect more First Nation communities to the province’s highway network. This work includes maintenance and upgrades to Highway 584 and Highway 11.

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Recently Completed Highway Projects

Northern

•	Resurfacing Highway 72 from Highway 17 northerly to 3 kilometres north of Kathlyn Lake Road, south of Sioux Lookout;

•	Replacement of the Lyon Creek Culvert No. 1, east of Emo on Highway 602;

•	Highway 17 hazard rock removal, west of Schreiber and the Terrace Bay municipality limit;

•	Replacement of the Ontario Northland Railway (ONR) Bridge on Highway 11 at Earlton;

•	Resurfacing and paving shoulders of a section of Highway 11, Englehart River Bridge northerly to Highway 112, Englehart, including replacement of the Crocodile Creek Culvert; and

•	Resurfacing of a section of Highway 129, Highway 17 to Highway 554, Wharncliffe.

Eastern

•	Highway 401 eastbound/westbound, west of Moulinette Road to east of Boundary Road, resurfacing of structural and non-structural culverts;

•	Highway 417 Ottawa Midtown Bridge replacements (Bronson, Preston, Percy, Rochester, Booth) and noise barriers; and

•	Highway 35, new maintenance patrol yard at Glenarm Road.

Southwestern

•	Highway 401 and Highway 403 Bridge rehabilitations, Foldens Line (Oxford Road 6) underpass, Dodge Line underpass, Garden Avenue underpass, Johnson Road underpass, in Oxford County and County of Brant;

•	Highway 401 Bridge replacement, Roseville Road overpass, Regional Municipality of Waterloo; and

•	Highway 403, intersection and safety improvements, 2.1 kilometres west of Rest Acres Road to Garden Avenue, Brantford.

Central

•	Queen Elizabeth Way (QEW)/Burlington Bay James N. Allan Skyway Niagara-bound structure rehabilitation;

•	Advanced Highway 413 Contract: Highway 10 resurfacing from Highway 410 to 0.7 kilometres south of Peel Regional Road 11 (Forks of the Credit Road);

•	Highway 404 from 0.5 kilometres north of Stouffville Road to Mulock Drive, including rehabilitation of Canadian National Railway (CNR) overpasses;

•	Highway 410 and Derry Road structural rehabilitation;

•	QEW rehabilitation from Central Avenue to Gilmore Road; and

•	Rehabilitation of Highway 403/King Road underpass bridge.

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Raising Speed Limits on Provincial Highways

The government delivered on its promise to raise speed limits to 110 km/hr on nearly 90 per cent of the provincial highway network by the end of September 2026, so Ontario drivers can get where they need to go safely and quickly. This change builds on the safe and successful increase to speeds on 10 sections of provincial highways in 2024 and six sections of provincial highways in 2022, aligning with posted speed limits in other jurisdictions across Canada.

With this new speed limit in place, drivers travelling from Sarnia to Toronto are saving nearly 20 minutes, while those travelling from Toronto to Ottawa are saving nearly half an hour. Speed limit increases are implemented only on highways that have been designed and engineered to safely accommodate higher speeds following rigorous technical reviews and infrastructure improvements.

Restoring Vehicle Lanes on Toronto’s Busiest Streets

In September 2026, Ontario announced the next phase of its plan to fight gridlock by issuing a Request for Proposals (RFP) for the detail design of end-to-end roadway reconfigurations on key Toronto corridors, including sections of Bloor Street, Yonge Street, University Avenue, Queen’s Park, Queen’s Park Crescent and Avenue Road. To get drivers moving quickly, following a recent Ontario Court of Appeal ruling, the province also immediately began restoring motor vehicle lanes on Bloor Street West, building on lane restoration work completed in December 2025.

This will help improve traffic flow and reduce congestion on some of the city’s busiest streets, while identifying options to retain or reconfigure cycling infrastructure where it makes sense and does not make gridlock worse, in line with Ontario’s commitment to keep people and goods moving efficiently and save valuable time for commuters.

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Building Transit

Historic transit investment has not kept up with growth, which is why the government is leading the largest expansion of public transit in North America. Building transit alongside new roads and highways is vital to support the province’s economy and connect more people to jobs and housing.

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Expanding GO Transit Services

To better connect growing communities across the GGH, the government is continuing to expand, integrate and build better GO train and GO bus services to make it easier and faster for people to get where they need to go. The government continues to deliver on GO Expansion, with Metrolinx rolling out incremental service increases, building new GO infrastructure, including new stations, and improving passenger and train capacity at Union Station.

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Bowmanville GO Extension: In January 2026, the province announced that it had broken ground on GO Transit’s Bowmanville Extension. The project will extend the Lakeshore East GO line 18.7 kilometres into Durham Region, accommodating 17,000 daily trips and 4.9 million boardings annually by 2041. Once complete, the Bowmanville Extension will deliver two-way, all-day service, saving commuters time and money, while bringing families closer to housing and putting 10,400 jobs within walking distance of transit.

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Kitchener GO Extension: In July 2026, GO Transit service was extended to Stratford, providing daily, year-round service on the Kitchener Line following an agreement between Ontario and VIA Rail. This significant milestone advances Ontario’s plan to connect more people to jobs, education and tourism. This builds on previous milestones for the Kitchener GO Extension, including the October 2025 agreement-in-principle with CN Rail to purchase land to construct dedicated GO tracks on the Kitchener Line. This also follows additional GO train service that was added to the Kitchener Line in November 2025, including 18 new weekend trips between Bramalea GO and Union Station, as well as the first-ever weekend service to Kitchener.

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Grimsby GO Station: Also in July 2026, Ontario began construction of the new Grimsby GO Station on the Lakeshore West line. The new station will feature a standardized design that helps to reduce construction costs, accelerate delivery timelines and provide a repeatable model for future GO Transit station projects. Once complete, the station will include a rail platform, approximately 220 parking spaces, a bus loop, and dedicated pick-up and drop-off areas, improving transit access for local residents and supporting future service expansion along the Lakeshore West corridor.

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Durham College Oshawa GO Station: In August 2026, Ontario started major construction to expand the Durham College Oshawa GO Station, marking another milestone in the province’s plan to deliver faster, more frequent transit across Durham Region. The project includes the construction of two additional rail tracks to support future two-way, all-day service on the Lakeshore East line, along with infrastructure to support future electrification. Additional upgrades include a new north platform, an extended south platform, new pedestrian bridges and a redesigned bus loop to improve accessibility and increase station capacity. The project will help reduce gridlock, connect more people to housing, jobs and educational opportunities, and support future service growth, including the Bowmanville GO Extension.

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Woodbine GO: In September 2026, Ontario reached another significant milestone with the start of major construction at Woodbine GO Station. Crews are now building station platforms that will connect thousands of daily riders to the Kitchener GO Line, Union Pearson (UP) Express and transit services across the Greater Toronto and Hamilton Area (GTHA). The construction builds on early works completed over the past year, including site clearing, grading and excavation work, as well as the completion of a temporary track separation and two access bridges. Once complete, the new Woodbine GO Station will include island platforms serving GO Transit and UP Express trains, a bus loop connecting riders to local transit, dedicated GO parking, pedestrian bridges and fully accessible, barrier-free facilities. The project is expected to create over 300 good-paying jobs, and as part of its agreement with the provincial government, Woodbine Entertainment Group is providing up to $170 million to support the construction of the new station.

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Bloor GO/UP Station: In July 2026, Ontario completed major upgrades at Bloor GO/UP Station, marking another milestone in the province’s plan to deliver faster, more reliable transit across the GTA. The project includes 2.5 kilometres of new GO rail track, expanding the corridor to four tracks between Dupont Street and Lansdowne Avenue and supporting future capacity increases on the Kitchener Line. These upgrades will improve connectivity at one of Toronto’s busiest transit hubs, linking GO Transit, UP Express, and the Toronto Transit Commission (TTC) while supporting increased service and accommodating future growth.

Chapter 1: A Plan to Protect Ontario

Bringing Back the Northlander

The government is investing more than $100 million in rail infrastructure to support the return of Northlander passenger rail service to Northeastern Ontario. Work is underway along the corridor, including joint elimination, curve adjustments and improvements at rail crossings to deliver a smoother ride, enhance comfort and safety and reduce travel times for passengers. The Northlander will span more than 800 kilometres between Toronto and Cochrane, for a total of 16 stops, and is part of the government’s work to protect Ontario’s economy by connecting Northern communities, creating good-paying jobs, supporting local industries and driving economic growth across the North.

In 2026, the province completed the acquisition of more than 200 kilometres of rail corridor from CN, between North Bay and Washago, a key milestone in restoring Northlander passenger service. The project has entered a critical testing and commissioning phase, including revenue service demonstration testing along the full corridor from Timmins and Cochrane to Toronto, as the province prepares the service for launch.

In May 2026, the province launched a framework to improve first- and last-mile connections for passengers. This will support access to the Northlander by expanding rideshare options in communities along the corridor between Gravenhurst and Cochrane, as well as in Greater Sudbury.

The rideshare framework will provide the tools to support local rideshare services, while helping inform a future provincewide approach.

Section B: Protect Ontario: Build Ontario for Growth

Building Subways

Work is underway on Ontario’s priority subway projects. The government is closer to providing better travel options, alleviating gridlock on roads and creating thousands of good, local jobs.

Making Progress on the Eglinton Crosstown West Extension

Ontario has achieved a significant milestone with the Eglinton Crosstown West Extension (ECWE) project, with all tunnelling now complete. In August 2026, crews completed the excavation of twin 500-metre tunnels from Mount Dennis Station to Jane Street for the eastern underground segment of the ECWE, following the completion of tunnelling for the western underground segment, running 6.3 kilometres from Scarlett Road to Renforth Drive, in June 2024.

ECWE will extend Line 5 Eglinton by 9.2 kilometres, creating a continuous rapid transit corridor from Scarborough to Mississauga. The extension will add seven new stations and provide connections to UP Express, GO Transit, Toronto Transit Commission (TTC) and MiWay services. Construction is supporting approximately 4,600 jobs annually, and once complete, the extension will improve access to employment opportunities, reduce travel times and help connect nearly 70,000 commuters to jobs across the Greater Toronto Area (GTA).

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Ontario Line: In April 2026, the government officially started tunnelling the Ontario Line at the Exhibition tunnel launch shaft site. Two tunnel boring machines are digging twin tunnels as deep as 40 metres below the surface from Exhibition Station toward the Don Yard near the Don Valley Parkway and Lakeshore Boulevard. At the Don Yard, Ontario Line trains will emerge from the tunnels and continue east above ground across the Lower Don Bridge. Once complete, the 15.6-kilometre Ontario Line will run from Exhibition Place to the Eglinton Crosstown Light Rail Transit (LRT) at Don Mills Road, with 15 stations and more than 40 transit connections. This will put nearly 230,000 people within walking distance of modern rapid transit while connecting more people to jobs, relieving gridlock and cutting travel times across the GTA.

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Yonge North Subway Extension: In July 2026, Ontario completed excavation of the tunnel launch shaft for the Yonge North Subway Extension, marking a major construction milestone in the province’s plan to expand access to fast, affordable and reliable public transit across the GTA. The launch shaft will serve as the starting point for two tunnel boring machines that will excavate the extension’s twin tunnels. Once complete, the extension will bring TTC Line 1 service nearly eight kilometres north into Markham, Richmond Hill and Vaughan, add five new stations, support approximately 94,000 daily riders and put nearly 23,000 jobs within walking distance of transit. Construction of the project is expected to support 4,300 jobs annually while improving connections to housing, employment and regional transit services.

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Scarborough Subway Extension: In July 2026, major construction work began on the second of three stations for the Scarborough Subway Extension, marking another significant milestone in the province’s plan to fight gridlock and bring rapid transit to tens of thousands of commuters across the GTA. Crews have started piling and excavation work for the new station, which will provide a direct subway connection to Scarborough General Hospital. Once complete, the Scarborough Subway Extension is expected to bring 38,000 people within walking distance of transit, support approximately 105,000 daily trips, and connect residents to jobs, health care and other essential destinations across Toronto.

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Proposed Sheppard Subway Extension: The government is advancing analysis on options to extend rapid transit both east and west of the existing TTC Line 4, which would improve transit connections in Toronto’s north end and make it easier and faster for people to get around Toronto and the GTA.

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Building Light Rail Transit

The government is bringing fast, reliable transit projects to the people of Ontario to help reduce travel times and create more transit options.

Opening of the Eglinton Crosstown Light Rail Transit

In February 2026, the Eglinton Crosstown Light Rail Transit (LRT) officially opened, delivering 19 kilometres of rapid transit, 10 kilometres of which is underground.

The new Line 5 Eglinton links to 68 routes, three Toronto Transit Commission (TTC) subway stations and two GO lines, reducing travel times from Kennedy Station to Mount Dennis Station by nearly one hour, and will move more than 123,000 riders each weekday. Line 5 Eglinton has improved connectivity across midtown Toronto while providing faster, more reliable transit service for commuters.

Chapter 1: A Plan to Protect Ontario

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Finch West LRT: In December 2025, the Finch West LRT officially opened, servicing 18 stops across 10 kilometres of rail along Finch Avenue West from Keele Street to Highway 27 and south to the Humber College North Campus. The new Line 6 Finch West will move more than 51,000 riders each weekday. It supports connections with other TTC lines, as well as connections to local transit services in Peel and York regions.

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Hazel McCallion Line LRT: The 18-kilometre Hazel McCallion Line LRT will provide key connections with GO stations at Port Credit and Cooksville, the Mississauga Transitway, Square One GO Bus Terminal, Brampton Gateway Terminal, and key Brampton Transit, Züm and MiWay routes. Construction of the Hazel McCallion Line LRT continues to advance across the corridor, with progress on stations, guideway infrastructure, trackwork and systems installation. In June 2026, the project reached a significant milestone as the overhead catenary system at the Operations, Maintenance and Storage Facility (OMSF) was energized and initial low-speed testing of the Light Rail Vehicles (LRVs) began in the operating yard. Ontario is also advancing the study of the Hazel McCallion Line LRT extensions into downtown Mississauga and Brampton.

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Hamilton LRT: In April 2026, Ontario awarded the first package of civil and utility work for the Hamilton LRT. This contract includes preparatory work along the LRT route, including utility relocations, grade separations, road reconstruction and upgraded sidewalks and traffic control systems. The contract will also advance design work to replace the bridge over Highway 403, build a new LRT underpass beneath the Canadian Pacific Kansas City (CPKC) Hamilton Subdivision near Gage Avenue and improve the Queenston Road bridge over the Red Hill Valley Parkway. The 14-kilometre LRT will strengthen the local economy by creating approximately 6,000 jobs annually during construction and up to 1,000 permanent jobs to support operations and maintenance.

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Investing in New Subway Cars

Ontario has partnered with the federal government to increase the Canadian content in the 55 new subway trains for Toronto’s Line 2 to 55 per cent. This will ensure Ontario tax dollars support Ontario companies in tariff-hit sectors such as steel and aluminum. This decision furthers the government’s ongoing work to support a strong manufacturing sector in Ontario that will help the province withstand growing geopolitical and economic uncertainty around the world.

The increase in Canadian content to 55 per cent has led to an increased total provincial investment of nearly $1 billion, which will be matched by the Government of Canada to contribute to the City of Toronto’s purchase of the new subway trains.

Funding for this project will support 946 good-paying Canadian jobs, including 285 at Alstom’s Ontario facilities, with 240 in Thunder Bay, 15 in Kingston and 30 in Toronto. The current 30-year-old Line 2 trains are nearing the end of their expected life, which would significantly increase costs to maintain safety if they continue in operation.

Chapter 1: A Plan to Protect Ontario

Investing in Transit in Rural Communities

Ontario is doubling its investment in the Ontario Transit Investment Fund (OTIF) to $30 million over three years to support the startup and growth of transit services in rural communities. In September 2026, the province announced nearly $16 million in funding for five additional projects benefiting 30 communities, including expanded transit services in South Temiskaming, Waterloo Region and Bradford West Gwillimbury, accessible transportation connections in Northwestern Ontario, and a new shuttle service connecting GO stations and key destinations in Niagara Region. This additional investment will help to provide safe, reliable transit services in unserved and underserved parts of the province, driving economic growth and connecting more people to communities, jobs and housing.

Investing in Indigenous Transportation Initiatives

Ontario is investing approximately $600,000 through the Indigenous Transportation Initiatives Fund (ITIF) to help support safety, economic development and community well-being in Indigenous communities across the province. Successful projects span Northern, Eastern and Southern Ontario and include the purchase of vehicles and transportation equipment, the creation of transportation safety and operational capacity, improvements to road safety infrastructure, support for workforce development and enhanced access to essential services.

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Advancing Infrastructure Projects with the Building Ontario Fund

The Building Ontario Fund (BOF) continues to advance critical infrastructure projects across Ontario by partnering with Canadian institutional investors to invest in projects in the priority areas of energy, affordable housing, long-term care, transportation, municipal and Indigenous community infrastructure, and critical minerals that serve the public interest.

BOF has invested in more new projects that add to Ontario’s housing capacity and support affordability, including:

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An up to $178 million investment, in partnership with Republic Developments and Harlo Capital, to support the construction of approximately 1,700 rental homes in Scarborough. The project will help advance the development of the Scarborough Junction transit-connected community and increase housing supply in the rapidly growing region; and

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A $100 million investment, in partnership with Trent University, Healthcare of Ontario Pension Plan and Knightstone Capital Management, to support the development of two new student residences and new academic spaces in Peterborough. The project will add 1,400 student beds, helping to expand Trent’s accessible and supportive living environment, while easing pressure on the local rental market.

Investing in the Community Sport and Recreation Infrastructure Fund

In the 2026 Ontario Budget, Ontario announced an additional $300 million investment in the Community Sport and Recreation Infrastructure Fund (CSRIF) to help build and upgrade sport and recreation facilities across the province, for a total of $500 million. CSRIF funding is available to municipalities, Indigenous communities and organizations, non-profit organizations, and (for new builds only) for-profit organizations.

CSRIF supports the construction, expansion and repair of sport and recreation facilities across Ontario, helping communities build and revitalize spaces that promote active, healthy living, create good-paying jobs, strengthen local economies and expand access to recreational opportunities. Recent investments include:

•	$19.5 million for the new Cambridge Recreation Complex;

•	$9.1 million to support the renewal of the W.J. Henderson Community Centre in Loyalist Township; and

•	$6.3 million for a new multi-season covered outdoor arena in Curve Lake First Nation.

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Renewing Critical Public Infrastructure

To protect Ontario’s economy and support jobs across the province, the government is investing an additional $110 million in 2026–27 to maintain and renew existing public infrastructure assets. This investment is expected to support more than 268 projects across 66 communities, primarily benefiting small and medium-sized construction businesses, with most projects located outside the GTA. The investment is also expected to support approximately 600 jobs in 2026–27.

The funding will help maintain the condition and reliability of critical public infrastructure, reduce asset risks and support the continued delivery of essential provincial services. Projects will include improvements to facilities such as courthouses, correctional facilities, Ontario Provincial Police detachments, provincial schools and government office buildings that serve communities across Ontario.

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Protect Ontario’s Borders and Communities

The government is taking decisive action to protect Ontario communities, support frontline personnel and strengthen the province’s public safety system. By expanding border enforcement, cracking down on illegal cannabis operators, adding correctional capacity and investing in safer streets, the government is helping law enforcement agencies combat organized crime and keep illegal firearms, drugs and other contraband out of Ontario communities.

These targeted investments reflect the government’s commitment to keeping violent and repeat offenders off the streets, protecting consumers and legitimate businesses and improving road safety without increasing costs for drivers and taxpayers.

Protecting Ontario’s Borders

The government continues to strengthen security along the Ontario–United States border to deter and prevent illegal land, air and water crossings, protect communities, and disrupt cross-border crime, including the smuggling of illegal firearms, drugs and other contraband into Ontario.

In January 2025, Ontario launched Operation Deterrence to combat criminal activity affecting communities on both sides of the border. Since its launch, Ontario’s enhanced border enforcement measures have resulted in the tracing of more than 5,600 illegal firearms, including over 2,600 connected to the United States, as well as the seizure of more than 5,970 kilograms of cocaine and 240 kilograms of fentanyl.

Building on these results, the government is investing $32.5 million in 2026–27 to expand Ontario’s border enforcement capacity and provide police services with the tools needed to detect, deter and disrupt cross-border crime. This investment includes:

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Establishing a $30 million Border Security Grant to help eligible municipal and First Nations police services purchase specialized equipment, including drones, marine vessels, radar systems, thermal imaging cameras, surveillance systems and secure intelligence technology; and

•	Creating a $2.5 million Border Integrity Investigative Fund to support investigations into illegal firearms trafficking, drug smuggling, organized crime and other border-related criminal activity.

These investments will strengthen investigations, intelligence gathering and interdiction operations at vulnerable entry points and along key cross-border corridors. They will also help police services combat organized criminal networks and prevent illegal firearms, drugs and contraband from reaching Ontario communities to keep everyone safe.

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Expanding Capacity in Ontario Jails

The government is taking action to strengthen Ontario’s correctional system so that it can continue to protect communities by keeping violent and repeat offenders behind bars. As part of its $3 billion investment to expand adult correctional capacity, the province is exploring opportunities to reopen the former Brantford Jail, which could add capacity for up to 125 inmates to Ontario’s correctional system.

The government is also revising the design and scope of projects already in the pipeline to add capacity for over 1,700 inmates. This includes expansions at the Thunder Bay Correctional Complex, Quinte Detention Centre and the new Brockville Correctional Complex, as well as new modular facilities in Sudbury, Milton and Niagara.

Further capacity will be created by repurposing the former intermittent centre at the Toronto South Detention Centre and expanding the St. Lawrence Valley Correctional and Treatment Centre. Moreover, rapid-build projects, including at the Central East Correctional Centre and Central North Correctional Centre, will accommodate up to 610 inmates in the near term. By summer 2027, the government will add capacity for up to 290 inmates across 12 existing correctional institutions.

Combined with rapid-build facility expansions and other correctional initiatives, the province’s plan is expected to add capacity for more than 2,500 inmates over the next decade.

Building Safer Streets and Protecting Taxpayers

In November 2025, Ontario announced that it was providing $210 million, through the Road Safety Initiatives Fund (RSIF), to support increased road safety in school zones and community safety zones without using speed cameras that make life more expensive for drivers and taxpayers. In December 2025, eligible municipalities therefore received $42 million in immediate funding from the Ontario government’s RSIF to support traffic-calming measures in school zones and community safety zones that previously deployed municipal speed cameras.

Since February 2026, eligible municipalities have been able to apply for additional funding for alternative road safety measures that do not raise costs for drivers. These measures included traffic-calming infrastructure like speed bumps, raised crosswalks, and roundabouts, as well as high-visibility signage and increased police enforcement in school zones and community safety zones where municipal speed cameras were previously deployed.

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Strengthening Cannabis Enforcement

Illegal cannabis stores threaten public health and safety, fuel organized crime and money laundering, and result in lost revenue for legitimate businesses.

To help keep Ontario communities safe, the government is proposing legislative amendments to strengthen enforcement against illegal cannabis activity. Enhanced authorities for the Alcohol and Gaming Commission of Ontario (AGCO) would support action against illegal cannabis operators and promote a fair and competitive marketplace. These changes would empower AGCO and police with stronger investigation and enforcement tools to identify, disrupt and shut down illegal cannabis stores and websites.

These measures build on the government’s ongoing investment in the Provincial Joint Forces Cannabis Enforcement Team (PJFCET), an initiative led by the Ontario Provincial Police (OPP). The government remains committed to protecting consumers, supporting compliant businesses and maintaining the integrity of Ontario’s legal cannabis sector.

Chapter 1: A Plan to Protect Ontario

Expanding Homelessness and Addiction Recovery Treatment Hubs

Since passing the Safer Streets, Stronger Communities Act, 2024 and the Community Care and Recovery Act, 2024, Homelessness and Addiction Recovery Treatment (HART) Hubs have been implemented in communities across Ontario. This includes nine former Consumption and Treatment Services sites that transitioned to HART Hubs. HART Hubs are bringing services to those in Simcoe County, Belleville, Windsor, Lanark County (Lanark, Leeds and Grenville), Orangeville, Lambton County, Renfrew County, Sault Ste. Marie, Sagamok, Blind River, Sudbury, Guelph, Toronto, Kitchener-Waterloo, Hamilton, Thunder Bay, Ottawa, Windsor-Essex, Hastings and Prince Edward County, London, Kenora, Niagara, Oxford County, Dufferin, Brampton, Peterborough, Durham and Kingston.

HART Hubs reflect regional priorities by connecting people with complex needs to comprehensive treatment and preventive services. These include a range of services, such as primary care, mental health services, addictions care and support, social services and employment supports. To date, HART Hubs have supported over 46,000 individual clients and will add more than 900 supportive housing units to transition hundreds of people who are homeless or at risk of homelessness to more stable, long-term supportive housing.

In March 2025, the government announced plans to open 28 HART Hubs across the province. In April 2026, the government expanded the number of HART Hubs by announcing a new Kingston location, bringing the total to 29 HART Hubs. As of October 2026, all 29 HART Hubs are operational. The government is supporting HART Hubs through an investment of more than $560 million, continuing its commitment to protect the safety of families and communities while improving access to recovery and treatment services for people facing housing instability, as well as mental health and substance use challenges.

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Strengthening Commercial Driver Training and Road Safety

In September 2026, Ontario announced it is developing a standardized entry-level training curriculum for truck drivers as part of the government’s plan to keep Ontario’s roads among the safest in North America. Building on Ontario’s existing Mandatory Entry-Level Training (MELT) program, the standardized curriculum will require organizations that provide truck driver training to consistently deliver more than 103 hours of high-quality instruction to ensure new Class A commercial driver’s licence applicants have the skills and knowledge needed to operate safely and responsibly on Ontario’s roads. The province will work with industry leaders, training providers and subject matter experts to develop the curriculum. Additional training subjects being considered for the new curriculum include fatigue management; Northern, rural and remote driving; human trafficking awareness; and mandatory air brake training.

Ontario is also improving trucking safety in the North along Highway 11/17 by increasing the number of Transportation Enforcement Officers in Northern Ontario, expanding enforcement blitzes along the Highway 11/17 corridor, deploying two mobile inspection support units to improve truck compliance along the corridor, and upgrading the provincial rest area network in Northern Ontario to provide more year-round truck parking. This builds on the government’s investment in targeted highway improvements, including new 2+1 passing lanes and truck climbing lanes along sections of the Highway 11/17 corridor to improve traffic flow and enhance safety for both commercial vehicles and passenger traffic.

Also in September 2026, Ontario implemented 24/7 operations at the Shuniah truck inspection station on Highway 11/17, delivering on the government’s commitment to improve highway and road safety in the North. This expanded operation will strengthen enforcement and help ensure commercial vehicles are operating safely for everyone travelling on the highway. The $30 million inspection site gives enforcement personnel a cutting-edge facility to identify potential issues with commercial vehicles and keep Northern roads safe.

This builds on Ontario’s broader actions to strengthen commercial vehicle safety, including requiring drivers to verify their eligibility to work in Canada, increasing oversight of commercial driver training and testing, introducing tougher penalties for unsafe commercial driving practices and implementing a mandatory six-month waiting period before eligible drivers can attempt a Class A road test.

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Advancing the Implementation of Ontario’s Beneficial Ownership Registry

Ontario is advancing a Beneficial Ownership Registry for implementation in 2027, as part of broader efforts to combat money laundering, enhance public safety and support a competitive business environment. Building on the legislative framework first introduced in 2025 and information gathered through recent consultations, Ontario is proposing legislative amendments to provide businesses with greater clarity on their obligations and to support readiness ahead of implementation.

The proposed amendments would clarify business corporations that are subject to beneficial ownership requirements, the information that must be provided, when updates are required, and which entities would be authorized to access information in the registry, with applicable restrictions. See the Annex: Details of Tax Measures and Other Legislative Initiatives for additional details.

Ontario will continue to work with the federal government to advance a strong, coordinated and aligned approach to beneficial ownership transparency. This approach would ensure that Ontario has the tools needed to implement robust validation and compliance frameworks that reflect international best practices. An effective Beneficial Ownership Registry is central to efforts to combat money laundering and other financial crimes, helping to strengthen the integrity of tax and financial systems in Ontario and across Canada.

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Protect Ontario’s Public Services

By maintaining a strong economic foundation, Ontario can continue making investments in health care, education and other essential services. Through these investments, Ontario is strengthening communities, supporting a skilled workforce and enhancing the services people rely on every day.

Connecting Everyone in Ontario to Primary Care

Ontario is building a primary care system that is comprehensive, convenient and connected for everyone in the province. This is why the government launched the Primary Care Action Plan. Through the Budget 2026, the government announced it is investing an additional $325 million to further expand primary care and connect everyone in Ontario to a family doctor or primary care team by 2029, bringing the four-year investment to $3.4 billion.

As part of the plan, the government has launched a series of initiatives that aim to close the gap for people in need of primary care, including:

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Creating and expanding more than 300 primary care teams to connect approximately two million people to primary care. This includes an investment of more than $250 million in 2026–27 to establish and expand additional primary care teams across the province, which will connect 500,000 more people to ongoing primary care this year; and

•

Investing in primary care teaching clinics across the province, including up to $300 million to support the creation and expansion of 18 primary care teaching clinics, including two new clinics at Toronto Metropolitan University.

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Since the launch of Ontario’s Primary Care Action Plan, 511,000 people have been connected to primary care. As of October 2026, 99.7 per cent of the Health Care Connect waitlist from January 1, 2025, had been cleared. Ontario is also improving services by advancing a new provincewide Primary Care Medical Record system to integrate patient records, reduce administrative burden for family doctors or primary care providers, and improve the quality and coordination of care. With these investments, Ontario is on track to achieving its goal of connecting everyone to primary care by 2029, with 88.7 per cent of the people of Ontario already assigned to a primary care provider.

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Expanding Primary Care Teams

As of August 2026, the government has approved 124 applications for new and expanded primary care teams in 2026–27, bringing the total to 199 successful applicants that are connecting 800,000 more people to primary care across the province, through the first two funding rounds launched under Ontario’s Primary Care Action Plan. The next call for proposals, which officially launched September 29, 2026, will aim to connect 600,000 more people to a family doctor or primary care provider. Examples of successful applicants from the 2025–26 call for proposals include:

•	In Thunder Bay, the Port Arthur Health Centre created a new Family Health Team, which connected nearly 10,000 patients to primary care;

•	In Northeastern Ontario, Maamwesying North Shore Community Health Services connected over 1,000 patients from Indigenous communities to primary care;

•	In Ottawa, the Montfort Academic Family Health Team connected over 1,500 patients to primary care, with a focus on the Francophone community;

•	In Niagara, the Niagara Falls Community Health Centre connected over 7,800 patients;

•	In Hamilton, the Hamilton Family Health Team connected nearly 2,900 patients;

•	In Chatham, Thamesview Family Health Team connected more than 7,000 patients; and

•	In Toronto, the Women’s College Hospital Academic Family Health Team connected nearly 9,000 patients.

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Training and Retaining Health Care Providers Across Ontario

The government is building a stronger and more resilient health care workforce throughout the province. Through the Ontario Learn and Stay Grant (OLSG), the government is supporting students with funding to cover the cost of tuition, books, and other direct educational expenses for eligible health-related programs in underserved and growing communities in Northern, Southwestern and Eastern Ontario. Since its launch in 2023, the government has provided more than $182 million to support over 13,000 future nurses, nurse practitioners, paramedics and medical lab technologists in high-need areas of the province.

Starting in fall 2026 and based on an investment of $220 million over four years, the government is expanding the OLSG to provide funding to medical students in postgraduate family medicine residency programs who commit to practising comprehensive primary care as a family medicine physician anywhere in Ontario for five years. This expansion will support more than 2,000 future family medicine physicians and help ensure people and their families have access to high-quality health care, close to home.

Section B: Protect Ontario: Build Ontario for Growth

Supporting Access to Over-the-Counter Hearing Aids

Ontario is continuing to advance innovative solutions that improve patient care. The government is proposing changes that, if passed, would allow the sale and use of over-the-counter (OTC) hearing aids, providing an additional option for people with mild to moderate hearing loss.

Currently, hearing aids in Ontario require a prescription from a regulated health professional. Under current regulations, companies that manufacture in-ear headphones and earbuds with built-in hearing aid capabilities (OTC hearing aids) are not permitted to activate those capabilities in Ontario.

If the proposed changes are passed, OTC hearing aids would provide a distinct, prescription-free option for hearing support, offering people in Ontario greater choice and convenience. By reducing barriers to care for people with mild hearing loss, this initiative would help improve access to hearing support while advancing the adoption of innovative health technologies. These changes would have no impact on the province’s current model of care, and people in Ontario would continue to be able to receive funding support from the Assistive Devices Program for prescribed hearing aids.

Calling for Fair and Sustainable Federal Funding for Health Care

Ontario welcomes the confirmation of ongoing funding for the National Strategy for Drugs for Rare Diseases announced on October 16, 2026 and looks forward to further discussions on long-term health care funding. The government also recognizes the federal government’s one-year extension of the expiring 10-year agreement to support mental health and addictions programs and home and community care announced on October 14, 2026. While this temporary extension is a positive first step, sustainable and predictable federal funding is essential to sustaining public services.

The current level of federal funding for health care does not adequately meet the needs of provincial and territorial health care systems. As shown in Chart 1.11, from 2017–18 to 2025–26, Ontario’s health sector expense has increased by $38.5 billion, while federal funding for health care has only grown by $8.8 billion, creating a gap between Ontario’s health sector needs and federal support.

In the coming years, this gap could grow even larger. All provinces and territories, including Ontario, are projecting that health expenses will continue to grow above inflation. Meanwhile, if the federal government does not extend the estimated $2.4 billion in annual health care funding set to expire by fiscal year 2028–29, this will create a fiscal cliff for provinces and territories, which would represent the largest federal health care funding cut in a generation.

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In Ontario, this means that hospitals, health care providers and families would be forced to contend with the impact of an almost $1 billion annual cut in federal health care funding by 2028–29. Failing to extend this funding long-term would put critical health care programs and services at risk, including access to mental health services, supportive housing and mobile crisis response programs. It could also result in patients losing access to home care, job losses, and increased wait times and hospitalizations across Ontario.

This is why Ontario, joined by other provinces and territories, is calling for the federal government to make permanent the 5 per cent minimum growth rate guarantee for the Canada Health Transfer that is set to end after 2027–28 and provide long-term health care funding to support mental health and addictions programs, home and community care, long-term care, and other essential programs.

The federal government must maintain its investments in health care and continue to work with provinces and territories to improve care, manage growing demand and ensure families in Ontario and across Canada are able to continue accessing the high-quality health care they expect and deserve.

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Building and Expanding Hospitals

The government is investing approximately $64 billion in health infrastructure, including nearly $50 billion in capital grants over the next 10 years. This ambitious plan will support over 50 hospital projects and deliver approximately 3,000 new hospital beds to enhance access to quality care and build a connected, people-first health care system.

Recent milestones include:

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Halton Healthcare Services – Regional Hub Investments: Construction began in 2026 on renovations that will add more than 110 inpatient beds and approximately 79,000 square feet of acute care space at Oakville Trafalgar Memorial Hospital. These investments will allow the hospitals to provide regional access to acute care beds, thereby connecting more patients and families in Halton and surrounding communities to faster, more convenient, high-quality acute care closer to home. The government is also supporting renovations at the Milton District Hospital, which, once completed, will make room for 12 additional inpatient beds;

•

Hamilton Health Sciences – Hamilton General Hospital Emergency Department Expansion: The expanded emergency department, which broke ground in July 2026, will add 8,500 square feet of emergency care space, including an enhanced triage/rapid assessment and observation area and a larger ambulance off-loading area, which is expected to be completed by 2030;

•

Unity Health Toronto – St. Michael’s Hospital Ambulatory Care Centre: The new ambulatory care centre, opened in May 2026, will serve more than 70,000 walk-in patients annually and includes a dedicated walk-in entrance, private exam rooms, and a confidential discharge suite;

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Geraldton District Hospital – Upper Floor Redevelopment Project: Early planning is underway to redevelop and renovate the hospital’s upper floor, supporting the future expansion of programs and services to better meet the growing needs of the community;

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•

Brant Community Healthcare System – Brantford General Hospital Emergency Department Expansion: Opened in September 2026, the new and expanded emergency department is over 7,000 square feet larger than the previous facility and includes expanded treatment rooms, mental health safe rooms, and an Indigenous Family Space, helping to reduce wait times and improve emergency care for more than 50,000 annual visits;

•

Windsor Regional Hospital – Fancsy Family Hospital Project: The approximately two million-square-foot, state-of-the-art facility will bring expanded acute care services together under one roof. The new hospital will deliver 100 additional beds, to bring the total to nearly 600, a new 24/7 emergency department and world-class cancer care. Ground was officially broken in July 2026; and

•

University Health Network – West Park Reactivation Care Centre: Renovation and repurposing of the former West Park Healthcare Centre will expand reactivation care services and help relieve hospital bed pressures. Phase 1 was completed in summer 2024, which enabled the transfer of up to 94 patients, while phases 2 and 3 are expected to increase capacity to a total of 188 net new beds in fall 2026, allowing smoother transitions from hospital to community-based care.

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New Emergency Department Action Team to Shorten Wait Times

The Ontario government is investing over $47 million over four years to reduce wait times and improve the patient experience in emergency departments with the official launch of the Emergency Department Action Team (EDAT). This new team will help 26 hospitals across the province reduce wait times and get patients the care they need as quickly as possible. This team will also apply Lean methodologies to streamline processes, identify and address bottlenecks, and improve patient flow so people can receive timely, high-quality care when they need it the most.

EDAT’s work over the past 10 months across five emergency departments identified practical changes that can help patients move more quickly through assessment, diagnostics, admission and discharge. These five original sites are implementing changes over the coming months to improve wait times.

Chapter 1: A Plan to Protect Ontario

Building Long-Term Care Homes

The government continues to make progress towards its commitment to build 58,000 new and upgraded beds to modern design standards across the province. As of July 2026, 165 long-term care homes are either open, under construction, or are approved to start construction. This includes:

•	70 projects completed, representing 5,063 new beds and 5,170 beds upgraded to modern design standards; and

•	95 projects under construction or approved to start construction, representing 9,664 new beds and 6,524 beds being upgraded to modern design standards.

In July 2025, the government launched a new construction funding support program to ensure long-term care operators and builders have additional flexibility and support to continue Ontario’s historic level of construction. The 2025 Long-Term Care Home Capital Funding Program provides a funding framework that better reflects regional cost variations while addressing diverse operator needs across the sector. In total, the government enabled 121 long-term care homes to start construction between September 2022 and June 2026. Projects underway with support from the Capital Funding Program include:

•	Carveth Care Centre – upgrading 104 beds in Gananoque;

•	Maxville Manor – building 38 new beds and upgrading 122 beds in North Glengarry;

•	Southbridge Ottawa II – building 192 new beds in Ottawa;

•	IOOF Seniors Homes Inc. – building 64 new beds and upgrading 66 beds in Barrie;

•	Carefirst Campus of Care York Region – building 124 new beds in Richmond Hill;

•	Mon Sheong Richmond Hill Long-Term Care Centre – building 288 new beds in Richmond Hill; and

•	Belmont House – building 168 new beds in Toronto.

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In addition, Ontario continues to leverage tools to support financing the development of long-term care beds with the support of the Building Ontario Fund. This will stimulate and sustain more construction starts of long-term care homes across Ontario.

Support for the long-term care sector has enabled significant new investments that will increase health system capacity and help address wait times for placement from the community and hospital settings.

Investing in Schools and Child Care Spaces

As part of the government’s continued commitment to ensure growing communities are provided with healthy learning environments and modern spaces to help students achieve success, Ontario is investing about $30 billion over the next 10 years, including approximately $22 billion in capital grants, to build new and redeveloped schools and child care spaces.

For the 2026–27 school year, 35 new schools and additions have opened, including six French-language school projects, creating over 18,300 new student spaces and 1,130 licensed child care spaces.

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Table 1.1

School Projects Opening for the 2026–27 School Year

Northern

A new joint French and English junior kindergarten to Grade 12 public school in Blind River, which will serve 72 French-language students, 381 English-language students and include 64 new licensed child care spaces.

Eastern

•	A new French Catholic elementary school in Orléans, which will serve 412 students and include 49 new licensed child care spaces.

•	An addition to Earl of March Secondary School in Ottawa, with 575 student spaces.

•	An addition to St. Philip Catholic Elementary School in Ottawa, with 282 student spaces.

•	A new French public elementary school in Stittsville, which will serve 475 students and include 49 new licensed child care spaces.

Southwestern

•	A new English public elementary school in London, which will serve 655 students and include 88 new licensed child care spaces.

•	A new English Catholic secondary school in London, which will serve 700 students.

•	An addition to Glenwood Public School in Windsor, with 184 student spaces.

•	An addition to Roseland Public School in Windsor, with 184 student spaces.

Central

•	A new English public elementary school in Bowmanville, which will serve 769 students, and include 73 new licensed child care spaces.

•	A new English Catholic elementary school in Bradford, which will serve 516 students and include 49 new licensed child care spaces.

•	A new French Catholic elementary school in Mississauga, which will serve 294 students and include 73 new licensed child care spaces.

•	A new French public elementary school in North York, which will serve 412 students and include 73 new licensed child care spaces.

•	An addition to St. Kateri Tekakwitha Catholic School in Oshawa, with 138 student spaces.

Source: Ontario Ministry of Education.

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Table 1.2

Continuing to Get Shovels in the Ground to Build More Schools

Northern

•	A new English public elementary school in Kenora, which will serve 409 students and include 49 new licensed child care spaces.

•	A new English public elementary school in Thessalon, which will serve 222 students and include 64 new licensed child care spaces.

Eastern

•	An addition to St. Gregory Catholic School in Carleton Place, with 164 student spaces.

•	An addition to the Cambridge Public School in Embrun, with 427 student spaces.

•	A new French Catholic secondary school in Ottawa, which will serve 826 students.

•	A new French public secondary school in Ottawa, which will serve 713 students.

•	A new English Catholic elementary school in Picton, which will serve 354 students.

•	A new French public elementary school in Russell, which will serve 268 students and include 49 new licensed child care spaces.

Southwestern

•	An addition to École élémentaire catholique Sainte-Marguerite-Bourgeoys in Brantford, with 24 new licensed child care spaces.

•	A new English public elementary school in London, which will serve 934 students and include 88 new licensed child care spaces.

•	A new English Catholic elementary school in London, which will serve 400 students and include 88 new licensed child care spaces.

•	A new English Catholic secondary school in Owen Sound, which will serve 1,012 students.

Central

•	An addition to Emma King Elementary School in Barrie, with 184 student spaces.

•	A new French Catholic elementary school in Cobourg, which will serve 259 students and include 49 new licensed child care spaces.

•	An addition to École élémentaire catholique Saint-René-Goupil in Guelph, with 138 student spaces.

•	A new English Catholic elementary school in Toronto, which will serve 600 students and include 88 new licensed child care spaces.

•	A new English public elementary school in Tottenham, which will serve 426 students.

•	A new English Catholic secondary school in Wasaga Beach, which will serve 1,008 students and include 49 new licensed child care spaces.

Source: Ontario Ministry of Education.

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Supporting Child Care in Ontario

Ontario has signed a four-year extension with the federal government to continue delivering its Canada-wide Early Learning and Child Care (CWELCC) program beginning April 1, 2027, until March 31, 2031. This extension maintains current parent fee reductions until at least June 2027 and supports stability for families and the sector.

While Ontario and Canada have made meaningful progress, Ontario remains focused on working with the federal government as it determines the next steps necessary to sustain and deliver its CWELCC program over the long term.

Expanding Services for Children and Youth with Autism

As announced in the 2026 Budget, the government is taking further action to improve services for children and youth on the autism spectrum by providing $965 million to the Ontario Autism Program in 2026–27, including $186 million in new funding.

This investment will enable more children and youth to access core clinical services while further strengthening sector capacity across the province. It also builds on the government’s ongoing work to modernize and enhance the Ontario Autism Program to better meet the needs of families.

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Respecting Taxpayer Dollars

Ontario has a plan to advance efficient and reliable public services while ensuring responsible stewardship of public resources. Efforts are focused on simplifying processes, reducing administrative burden, improving decision-making, strengthening oversight and ensuring government resources are directed to highest-value activities.

Ontario has made progress in reviewing priority areas to identify efficiencies, manage cost pressures, and improve program and service delivery. For example, the government has made progress on:

•	Identifying opportunities to reduce incidents of error, waste, abuse and fraud across government-funded programs, while strengthening program integrity, oversight, and compliance;

•

To maintain affordability and ensure sustainability of the Ontario Electricity Rebate (OER), effective May 1, 2027, the government’s continued monthly credit will be capped at 1,200 kilowatt-hours (kWh) for residential customers. The average residential consumer in Ontario uses approximately 700 kWh per month. Small businesses and farms are excluded from this change. In addition, the government will continue to provide credits on top of the OER aimed at lowering energy costs for Northern and rural residents;

•	Reviewing Ontario’s business support programs to identify opportunities for greater efficiency, stronger investment outcomes, and improved value for taxpayer dollars; and

•	Continuing to work with sector partners to ensure accountable and improved service delivery, without impacting frontline workers.

The progress made will reinforce momentum and support the long-term, sustainable delivery of public services.

As well, since 2017, Ontario’s public service has grown by only 1.6 per cent, substantially lower than that of the federal government and other provinces and territories. Several jurisdictions that experienced rapid public-service growth over this period are now undertaking workforce reduction efforts.

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Ontario has reduced the need for staffing increases by redeploying employees to support key government priorities that matter most to people in Ontario, including critical frontline services such as community safety, corrections, border security, capital project delivery, and other key government priorities, while improving efficiencies and shifting investments in the front line from 50 per cent in 2019–20 to 60 per cent in 2025–26.

The government is always looking for efficiencies to improve service delivery. Prudent management is an ongoing effort, and Ontario continues to explore opportunities to create capacity to advance government priorities and manage growth pressures.

In addition, the government has taken action to strengthen oversight and cost management across the provincial agency sector. These actions build on the provincial agency hiring freeze, which has helped stabilize staffing growth and avoid nearly $300 million in costs. The province has launched reviews of nine key public agencies: Metrolinx, Workplace Safety and Insurance Board, Workplace Safety and Insurance Appeals Tribunal, Supply Ontario, Liquor Control Board of Ontario, Ontario Cannabis Retail Corporation, Legal Aid Ontario, Agricorp, and the Alcohol and Gaming Commission of Ontario to assess operational efficiency, financial performance and long-term sustainability. The reviews will focus on efficiency, governance and productivity to ensure value for taxpayer dollars, including optimizing digital modernization initiatives, reducing reliance on external consultants through greater use of internal capacity and expertise, and allocating more resources to improving core services for the people of Ontario.

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The government will also seek to further decrease and streamline political staff offices to encourage comparable savings across the enterprise. Earlier this year, the Premier’s Office headcount was reduced by 10, resulting in annual savings of over $1 million, and this same rigour will be implemented across political offices.

The government will continue to demonstrate shared commitment to respecting taxpayer dollars.

Reducing Error, Waste and Abuse

Ontario operates in an increasingly complex risk environment. Organized fraud networks, cyber-enabled criminal enterprises, and other threat actors are leveraging artificial intelligence, automation, synthetic identities, and advanced data tools to target vulnerabilities in payment, claims, and service delivery systems. As these capabilities evolve, governments and other large organizations face growing exposure to fraud, error, waste, abuse and improper payments.

Ontario is strengthening its stewardship of public funds through a coordinated enterprise-wide approach to fraud, error, waste, abuse, and improper payments. Building on evidence from major expenditure and claims-based programs, the government is advancing stronger controls, risk-based oversight and modern technology-enabled capabilities to improve the detection, prevention, and management of payment integrity risks. Sustaining and expanding these efforts will require further targeted investments in data, technology, and specialized expertise.

Initial efforts are focused on high-value programs where the greatest opportunities exist to strengthen accountability and value for money, with successful approaches designed for reuse across ministries over time. By shifting from a primarily recovery-focused model toward earlier detection and prevention, Ontario aims to improve program integrity, protect taxpayer dollars and create a sustainable enterprise capability that supports better outcomes and fiscal stewardship across the Ontario Public Service.

Ontario administers approximately $50 billion in annual payments across health, social assistance, and other major programs, representing hundreds of millions of transactions each year with continued growth in both health and social services expected. A strategic investment in enterprise integrity capabilities could conservatively prevent $500 million to $1.25 billion in losses annually within five years, while establishing the foundation for longer-term savings and cost avoidance.

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Advancing Digital Credentials

The government is making life easier for people in Ontario by exploring digital credentials as part of its commitment to enhancing government services. Digital credentials would offer a modern, secure, private, convenient and optional way for people in Ontario to access and present identification while maintaining physical credentials for those who prefer them.

By enabling individuals to securely store and present credentials on their mobile devices, digital credentials would provide greater user control of personal information, as well as flexibility and convenience, to support broader service enhancement efforts.

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Introduction

Ontario’s economy has shown resilience so far in 2026 but continues to be impacted by heightened economic uncertainty amid ongoing U.S. trade and tariff tensions and geopolitical conflicts.

Ontario’s real gross domestic product (GDP) is projected to grow by 0.5 per cent in 2026 and is expected to pick up in subsequent years, with increases of 1.5 per cent in 2027, 1.8 per cent in 2028 and 2.0 per cent in 2029. For the purposes of prudent fiscal planning, these projections are set slightly below the average of private-sector forecasts.

Table 2.1 Summary of Ontario’s Economic Outlook (Per Cent)

	2025	2026p	2027p	2028p	2029p
Real GDP Growth	1.3	0.5	1.5	1.8	2.0
Nominal GDP Growth	4.1	3.7	3.8	3.9	4.0
Employment Growth	1.0	0.4	0.6	0.7	1.2
CPI Inflation	1.9	2.3	2.1	2.0	2.0
p = Ontario Ministry of Finance planning projection based on external sources as of September 11, 2026. Sources: Statistics Canada and Ontario Ministry of Finance.

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Revisions to the Economic Outlook Since the 2026 Budget

The outlook has been revised compared to the projections in the 2026 Budget. Key changes since the 2026 Budget include the following:

•	Lower real GDP growth in 2026 and 2027;

•	Stronger growth in nominal GDP and its drivers in 2026, including compensation of employees, net operating surplus of corporations and nominal household consumption; and

•	Lower unemployment rate over the projection period.

Table 2.2

Economic Outlook in the 2026 Budget Compared to the 2026 Ontario Economic Outlook and Fiscal Review (FES)

(Per Cent Change)

	2026p		2027p		2028p		2029p

	2026 Budget	2026 FES	2026 Budget	2026 FES	2026 Budget	2026 FES	2026 Budget	2026 FES
Real Gross Domestic Product	1.0	0.5	1.7	1.5	1.8	1.8	2.0	2.0
Nominal Gross Domestic Product	3.2	3.7	3.9	3.8	3.7	3.9	3.9	4.0
Compensation of Employees	3.2	3.4	3.3	3.0	3.5	3.1	3.8	3.8
Net Operating Surplus — Corporations	4.7	7.9	7.2	6.9	6.1	6.4	6.0	5.7
Nominal Household Consumption	3.3	3.6	3.4	3.2	3.6	3.4	3.7	3.8
Other Economic Indicators
Employment	0.5	0.4	0.7	0.6	0.8	0.7	1.1	1.2
Job Creation (000s)	41	33	58	50	67	58	92	104
Unemployment Rate (Per Cent)	7.4	7.2	6.9	6.7	6.4	6.3	6.2	6.1
Consumer Price Index	2.1	2.3	2.0	2.1	2.0	2.0	2.0	2.0
Housing Starts (000s)[1]	64.8	64.7	70.3	65.1	76.8	71.7	80.5	75.4
Home Resales	9.1	(0.7)	5.6	7.8	4.6	5.1	1.5	5.3
Home Resale Prices	0.8	(2.4)	2.7	1.4	4.2	4.2	4.0	4.6
Key External Variables
U.S. Real Gross Domestic Product	2.4	2.1	2.1	2.0	2.0	2.0	1.9	2.0
WTI Crude Oil ($US per Barrel)	59	83	62	74	67	70	69	71
Canadian Dollar (Cents US)	73.2	72.3	75.3	73.7	76.4	74.6	76.6	75.1
Three-Month Treasury Bill Rate (Per Cent)[2]	2.3	2.3	2.6	2.5	2.5	2.6	2.6	2.6
10-Year Government Bond Rate (Per Cent)[2]	3.3	3.5	3.5	3.6	3.5	3.6	3.5	3.6

p = Ontario Ministry of Finance planning projection based on external sources as of September 11, 2026.

[1]	Housing starts projection based on private-sector average as of September 11, 2026.
[2]	Government of Canada interest rates.

Sources: Statistics Canada; Canada Mortgage and Housing Corporation; Canadian Real Estate Association; Bank of Canada; United States Bureau of Economic Analysis; Blue Chip Economic Indicators; U.S. Energy Information Administration; and Ontario Ministry of Finance.

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Recent Economic Performance

Despite ongoing trade and geopolitical uncertainty, Ontario’s real GDP grew by 1.0 per cent in the second quarter, after remaining unchanged in the first quarter of the year. Exports were a primary driver of growth, in part due to stronger automotive exports. Second quarter growth was also supported by gains in household spending and business investment.

Note: Latest data point is the second quarter of 2026.

Source: Ontario Ministry of Finance.

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Ontario Labour Market

Ontario’s labour market has remained resilient despite ongoing economic uncertainty. Following a decline of 53,000 jobs in the first quarter of 2026, employment rebounded by 62,000 in the second quarter and by a further 36,000 in the third quarter. Employment gains so far in 2026 have been concentrated in full-time positions and in the private sector.

Ontario’s unemployment rate has been trending downward recently. As of the third quarter of 2026, the unemployment rate averaged 6.9 per cent, the lowest since the second quarter of 2024.

Note: Latest data point is the third quarter of 2026.

Source: Statistics Canada.

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Consumer Price Inflation

Ontario’s Consumer Price Index (CPI) inflation was 2.4 per cent (year-over-year) in August 2026, following an increase of 2.0 per cent in the previous two months. Inflation in Ontario has remained below the national rate since April 2025.

Higher energy prices have put upward pressure on inflation for most of 2026, as the conflict in the Middle East continues to impact fuel prices. Shelter prices have helped to moderate inflation, mainly reflecting an easing in owned accommodation prices.

Note: Latest data point is August 2026.

Source: Statistics Canada.

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Economic Outlook

The Ontario Ministry of Finance regularly consults with private-sector economists while tracking their forecasts to inform the government’s planning assumptions.

Private-sector forecasters, on average, are projecting that Ontario’s real GDP will grow by 0.6 per cent in 2026, 1.6 per cent in 2027, 1.9 per cent in 2028 and 2.1 per cent in 2029. The Ontario Ministry of Finance’s real GDP projections are set slightly below the average of private-sector forecasts in each year for prudent planning purposes.

Table 2.3

Private-Sector Forecasts for Ontario Real GDP Growth

(Per Cent)

	2026	2027	2028	2029
BMO Capital Markets (September)	0.8	2.0	–	–
Central 1 Credit Union (September)	0.6	1.3	1.7	–
CIBC Capital Markets (September)	0.6	1.6	2.2	–
Desjardins Group (September)	0.5	1.7	–	–
Laurentian Bank Securities (September)	0.6	1.6	–	–
National Bank of Canada (September)	0.6	1.3	–	–
Quantitative Economic Decisions, Inc. (September)	0.7	1.4	1.7	1.6
Royal Bank of Canada (September)	0.7	1.3	–	–
Scotiabank (September)	0.7	1.9	–	–
Signal49 Research (September)	0.5	2.0	2.4	2.3
Stokes Economics (July)	0.4	1.6	1.8	2.2
TD Bank Group (September)	0.6	1.4	1.8	1.8
University of Toronto (September)	0.6	1.4	1.6	2.4
Private-Sector Survey Average	0.6	1.6	1.9	2.1
Ontario’s Planning Assumption	0.5	1.5	1.8	2.0

Sources: Ontario Ministry of Finance Survey of Forecasters (September 11, 2026) and Ontario Ministry of Finance.

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Private-sector forecasters, on average, are projecting that Ontario’s nominal GDP will grow by 3.8 per cent in 2026, 3.9 per cent in 2027, 4.0 per cent in 2028 and 4.1 per cent in 2029. The Ontario Ministry of Finance’s nominal GDP projections are set slightly below the average of private-sector forecasts in each year for prudent planning purposes.

Table 2.4

Private-Sector Forecasts for Ontario Nominal GDP Growth

(Per Cent)

	2026	2027	2028	2029
BMO Capital Markets (September)	4.0	4.1	–	–
Central 1 Credit Union (September)	3.3	3.9	4.0	–
CIBC Capital Markets (September)	3.5	3.5	4.3	–
Desjardins Group (September)	3.8	3.6	–	–
Laurentian Bank Securities (September)	4.3	4.2	–	–
National Bank of Canada (September)	4.2	3.3	–	–
Quantitative Economic Decisions, Inc. (September)	3.4	3.8	3.8	3.6
Royal Bank of Canada (September)	3.8	3.9	–	–
Scotiabank (September)	4.0	6.1	–	–
Signal49 Research (September)	4.3	3.6	4.1	4.1
Stokes Economics (July)	2.9	4.3	4.1	4.5
TD Bank Group (September)	4.3	3.4	3.8	3.8
University of Toronto (September)	4.1	3.3	3.6	4.5
Private-Sector Survey Average	3.8	3.9	4.0	4.1
Ontario’s Planning Assumption	3.7	3.8	3.9	4.0

Sources: Ontario Ministry of Finance Survey of Forecasters (September 11, 2026) and Ontario Ministry of Finance.

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The Ontario Ministry of Finance is projecting that Ontario’s nominal GDP will rise by 3.7 per cent in 2026 as real GDP growth slows from 1.3 per cent in 2025 to 0.5 per cent in 2026. Nominal GDP growth is projected to edge up to 3.8 per cent in 2027, as real GDP growth accelerates to 1.5 per cent while GDP inflation returns closer to its long-run historical average. Nominal GDP growth is expected to strengthen to 3.9 per cent in 2028 and 4.0 per cent in 2029, reflecting stronger real GDP growth.

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Global Economic Environment

The global economy continues to be adversely affected by heightened trade and geopolitical tensions. Global trade relationships remain unpredictable and volatile. The United States continues to impose a wide range of tariffs and trade restrictions on countries across the world. More recently, it announced significant new tariffs on imports, prompting Canada to impose counter-tariffs.

In its July World Economic Outlook Update, the International Monetary Fund (IMF) projects that global real GDP growth will slow from 3.5 per cent in 2025 to 3.0 per cent in 2026 before rising to 3.4 per cent in 2027. The slowdown in global growth for 2026 reflects the effects of the war in the Middle East and ongoing trade disruptions, partially offset by the adoption of artificial intelligence (AI) and AI-related investments. The IMF projects global headline inflation to increase by 4.7 per cent in 2026, before easing to 3.9 per cent in 2027.

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U.S. real GDP rose by 2.1 per cent in 2025 and according to Blue Chip Economic Indicators released in September 2026, U.S. real GDP growth is projected to remain at 2.1 per cent in 2026 and then grow by 2.0 per cent in 2027. Compared to projections at the time of the 2026 Budget, U.S. real GDP growth is now estimated to be 0.3 percentage points lower in 2026 and 0.1 percentage points lower in 2027. Euro area real GDP rose by 1.2 per cent in 2025 and the IMF projects growth of 0.9 per cent in 2026 and 1.2 per cent in 2027. China’s real GDP growth is expected to slow from 5.0 per cent in 2025 to 4.6 per cent in 2026 and 4.1 per cent in 2027.

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Financial Markets and Other External Factors

Most major central banks have maintained, and some have even tightened, their monetary policy as price inflation remains above their inflation targets. Looking forward, central banks are likely to be faced with a difficult decision between lowering their policy interest rates to stimulate economic growth or undertaking restrictive monetary policy in case inflationary pressures continue to rise.

For the seventh consecutive policy decision, the Bank of Canada (the Bank) held its key policy interest rate unchanged at 2.25 per cent in September 2026, keeping it within the range that the Bank considers its neutral policy interest rate. The Bank continues to assess the evolving balance between tariff-induced inflationary pressures, and the potential drag on economic growth stemming from heightened trade uncertainty. The ongoing conflict in the Middle East continues to exert upward pressure on energy prices, raising the risks to the inflation outlook.

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The Canadian dollar has demonstrated resilience amid substantial fluctuations over the past year, reflecting ongoing policy divergence between the Bank of Canada and the U.S. Federal Reserve, alongside persistent uncertainty surrounding U.S. trade policy. The Canadian dollar is projected to increase from 71.6 cents US in 2025 to 72.3 cents US in 2026 and then appreciate gradually over the projection period to reach 73.7 cents US in 2027 and an average of 74.9 cents US in 2028 and 2029.

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The Government of Canada three-month treasury bill rate averaged 2.6 per cent in 2025 and is expected to decrease to 2.3 per cent in 2026, then rise to 2.5 per cent in 2027, before reaching 2.6 per cent in 2028 and 2029. The Government of Canada 10-year bond rate averaged 3.2 per cent in 2025 and is expected to rise to 3.5 per cent in 2026 and then edge up to 3.6 per cent in 2027 and remain at this rate in 2028 and 2029.

Oil prices are expected to rise in 2026 before moderating later over the projection horizon. The West Texas Intermediate (WTI) crude oil price is expected to rise from US$65 per barrel in 2025 to US$83 per barrel in 2026 before easing to US$74 per barrel in 2027 and averaging US$71 per barrel in 2028 and 2029.

Table 2.5

External Factors

	2025	2026p	2027p	2028p	2029p
World Real GDP Growth (Per Cent)	3.5	3.0	3.4	3.2	3.2
U.S. Real GDP Growth (Per Cent)	2.1	2.1	2.0	2.0	2.0
West Texas Intermediate (WTI) Crude Oil ($US per Barrel)	65	83	74	70	71
Canadian Dollar (Cents US)	71.6	72.3	73.7	74.6	75.1
Three-Month Treasury Bill Rate[1] (Per Cent)	2.6	2.3	2.5	2.6	2.6
10-Year Government Bond Rate[1] (Per Cent)	3.2	3.5	3.6	3.6	3.6

p = Ontario Ministry of Finance planning projection based on external sources as of September 11, 2026.

[1]	Government of Canada interest rates.

Sources: International Monetary Fund World Economic Outlook (April 2026 and July 2026 Update); U.S. Bureau of Economic Analysis; U.S. Energy Information Administration; Bank of Canada; Blue Chip Economic Indicators (March and September 2026); and Ontario Ministry of Finance Survey of Forecasters (September 11, 2026).

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Details of Ontario’s Economic Outlook

The Ontario Ministry of Finance projects real GDP to rise by 0.5 per cent in 2026, 1.5 per cent in 2027, 1.8 per cent in 2028 and 2.0 per cent in 2029. Nominal GDP is projected to rise by 3.7 per cent in 2026, 3.8 per cent in 2027, 3.9 per cent in 2028 and 4.0 per cent in 2029.

Table 2.6 Ontario’s Economic Outlook (Per Cent Change)

	2025	2026p	2027p	2028p	2029p
Real Gross Domestic Product	1.3	0.5	1.5	1.8	2.0
Nominal Gross Domestic Product	4.1	3.7	3.8	3.9	4.0
Compensation of Employees	3.7	3.4	3.0	3.1	3.8
Net Operating Surplus — Corporations	6.2	7.9	6.9	6.4	5.7
Nominal Household Consumption	4.6	3.6	3.2	3.4	3.8
Other Economic Indicators
Employment	1.0	0.4	0.6	0.7	1.2
Job Creation (000s)	80.9	32.9	49.6	58.2	104.1
Unemployment Rate (Per Cent)	7.7	7.2	6.7	6.3	6.1
Consumer Price Index	1.9	2.3	2.1	2.0	2.0
Housing Starts (000s)[1]	65.4	64.7	65.1	71.7	75.4
Home Resales	(5.9)	(0.7)	7.8	5.1	5.3
Home Resale Prices	(4.4)	(2.4)	1.4	4.2	4.6
Key External Variables
U.S. Real Gross Domestic Product	2.1	2.1	2.0	2.0	2.0
WTI Crude Oil ($US per Barrel)	65	83	74	70	71
Canadian Dollar (Cents US)	71.6	72.3	73.7	74.6	75.1
Three-Month Treasury Bill Rate (Per Cent)[2]	2.6	2.3	2.5	2.6	2.6
10-Year Government Bond Rate (Per Cent)[2]	3.2	3.5	3.6	3.6	3.6

p = Ontario Ministry of Finance planning projection based on external sources as of September 11, 2026.

[1]	Housing starts projection based on private-sector average as of September 11, 2026.
[2]	Government of Canada interest rates.

Sources: Statistics Canada; Canada Mortgage and Housing Corporation; Canadian Real Estate Association; Bank of Canada; United States Bureau of Economic Analysis; Blue Chip Economic Indicators (March and September 2026); U.S. Energy Information Administration; and Ontario Ministry of Finance.

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Employment

In 2026, Ontario’s labour market has been impacted by slower economic growth as well as ongoing trade conflicts and the effects of the associated uncertainty on investment and hiring. In addition, population growth has slowed due to changes in federal immigration policy. As these effects ease, employment growth is projected to rise from 0.4 per cent in 2026 to 0.6 per cent in 2027, 0.7 per cent in 2028 and 1.2 per cent in 2029. Stronger economic growth and job creation are projected to lead to a decrease in the unemployment rate from 7.2 per cent in 2026 to 6.7 per cent in 2027, 6.3 per cent in 2028 and 6.1 per cent in 2029.

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Consumer Price Index

Ontario’s CPI growth remained well-anchored at 2 per cent (year-over-year) in both June and July 2026, broadly consistent with the Bank of Canada’s 2 per cent inflation target. However, price pressures increased in August, with headline inflation rising to 2.4 per cent, pointing to a modest acceleration in overall price pressures.

Ontario’s near-term inflation outlook has increased, driven mainly by external supply shocks on global energy prices. For planning purposes, the Ontario Ministry of Finance is projecting that Ontario’s CPI inflation will increase from 1.9 per cent in 2025 to 2.3 per cent in 2026, slow to 2.1 per cent in 2027 and then remain at the Bank’s 2.0 per cent inflation target through 2029.

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Housing Market

Housing market activity has remained subdued in 2026 compared to the 2026 Budget planning assumptions, as slow population growth and economic uncertainty weighed on demand. Resale inventory remained elevated relative to sales, although market balance has improved with new listings moderating in recent months. The condominium segment continued to show weakness, particularly in the Greater Toronto Area (GTA), where reduced investor demand and the accumulation of unsold units have constrained prices.

The housing market is expected to recover over the projection period, although the pace of recovery is likely to vary as ongoing economic uncertainty and affordability pressures continue to shape market dynamics. Ontario home resales are projected to decline 0.7 per cent in 2026, followed by increases of 7.8 per cent in 2027, 5.1 per cent in 2028 and 5.3 per cent in 2029. The average home resale price is projected to decline 2.4 per cent in 2026, followed by increases of 1.4 per cent in 2027, 4.2 per cent in 2028 and 4.6 per cent in 2029.

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Risks to the Outlook

The main risk to the outlook is global trade uncertainty, which could further disrupt supply chains and commodity markets, exerting upward pressure on inflation, dampening economic growth and raising volatility in financial markets. While Ontario and Canada have gradually started to adjust and diversify trade to markets outside the United States, this adjustment could potentially take longer than expected. On the upside, efforts to reduce and eliminate interprovincial trade barriers, coupled with the development of significant infrastructure projects and other policy measures to promote investment, could help boost economic growth over the medium term.

The prolonged conflict in the Middle East poses another risk to the global economic outlook. According to the IMF, this could extend commodity price increases and volatility, further threaten supply chains, raise prices, and weigh on financial conditions.

The recent increase in global bond yields is another source of risk, which could lead to higher domestic borrowing costs for businesses and consumers.

A surge in AI-related investment has recently been a source of economic growth, particularly in the United States. Rising demand for new technologies, such as AI, could support renewed business expansion and contribute to increasing productivity growth. However, there is significant uncertainty about the scope and timing of the potential benefits.

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Alternative Economic Scenarios

The Ministry of Finance continues to develop scenarios to assess the potential impact of U.S. trade policy on Ontario’s economy over the projection period. Since the 2026 Budget, additional trade barriers have been announced and implemented between the United States and Canada, with significant uncertainty remaining regarding future trade policy developments. These alternative scenarios should not be considered the best case or the worst case. Rather, they illustrate a broader range of possible outcomes.

The Faster Growth Scenario assumes that most tariffs and countermeasures imposed by the United States and Canada are removed in the near term. Under this scenario, Ontario’s economic output recovers starting in 2027 and through the projection period.

The Slower Growth Scenario assumes the United States withdraws from the Canada–United States–Mexico Agreement (CUSMA) and maintains the Section 232 and newly implemented Section 338 tariffs. In response, Canada’s current retaliatory tariffs on the United States would remain in place. Under this scenario, Ontario’s economic output remains weak in 2026 and 2027 before recovering in 2028 and 2029. Nominal GDP growth in 2026 is only 0.2 percentage points below the planning assumption in the Slower Growth Scenario, as strong growth in the first half of the year has limited the downside risk for 2026.

Table 2.7

Ontario Real GDP Growth Scenarios

(Per Cent)

	2026p	2027p	2028p	2029p
Faster Growth Scenario	0.8	2.2	2.1	2.3
Planning Projection	0.5	1.5	1.8	2.0
Slower Growth Scenario	0.2	0.5	1.8	2.0

p = Ontario Ministry of Finance planning projection based on external sources as of September 11, 2026, and alternative scenarios.

Source: Ontario Ministry of Finance.

Table 2.8

Ontario Nominal GDP Growth Scenarios

(Per Cent)

	2026p	2027p	2028p	2029p
Faster Growth Scenario	4.6	4.5	4.2	4.3
Planning Projection	3.7	3.8	3.9	4.0
Slower Growth Scenario	3.5	2.6	3.5	3.7

p = Ontario Ministry of Finance planning projection based on external sources as of September 11, 2026, and alternative scenarios.

Source: Ontario Ministry of Finance.

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By 2029, the level of real GDP in the Faster Growth scenario is 1.5 per cent higher than in the Planning Projection, while in the Slower Growth scenario, the level of real GDP is 1.3 per cent lower. The nominal GDP scenarios show a wider range of outcomes over the projection period compared to the real GDP scenarios, largely due to uncertainty surrounding GDP inflation. By 2029, the level of nominal GDP in the Faster Growth scenario is 2.1 per cent higher than in the Planning Projection, while in the Slower Growth scenario, the level of nominal GDP is 2.1 per cent lower.

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Introduction

Ontario is navigating a challenging economic environment shaped by unwarranted U.S. trade and tariff pressures and global supply chain disruptions stemming from geopolitical conflicts, while demand for essential public services continues to grow. In response to these challenges, the government is taking action to protect Ontario’s economy, support workers and businesses, and strengthen interprovincial trade. By balancing immediate economic support with responsible fiscal stewardship, the province is supporting key services while maintaining the flexibility to respond to changing conditions. Reflecting the impact of these external factors, Ontario’s fiscal outlook has deteriorated since the 2026 Budget, with Ontario’s extended outlook projecting a path to a balanced budget in 2029–30. For more details, please see Table 3.1.

The 2026 Ontario Economic Outlook and Fiscal Review is projecting a deficit of $16.9 billion in 2026–27. Over the medium term, the government projects deficits of $12.7 billion in 2027–28 and $6.7 billion in 2028–29, followed by a return to a surplus of $0.2 billion in 2029–30, in the extended outlook.

In the recently released Public Accounts of Ontario 2025–2026, Ontario reported a $13.0 billion deficit in
2025–26, compared to a forecasted deficit of $14.6 billion in the 2025 Budget. The government remains committed to eliminating the province’s structural deficit while continuing to make progress towards long-term economic and fiscal sustainability and achieving a balanced budget.

The net debt-to-GDP ratio is forecast to be 37.4 per cent in 2026–27, 0.3 percentage points lower than the forecast in the 2026 Budget and remains below Ontario’s target of 40.0 per cent.

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Table 3.1

Ontario’s Medium-Term Fiscal Plan — Details1

($ Billions)

	Actual 2025–26	Current Outlook 2026–27	Medium-Term Outlook		Extended Outlook 2029–30
			2027–28	2028–29
Revenue
Personal Income Tax	57.0	63.4	65.9	69.9	74.1
Sales Tax	39.3	40.7	42.4	44.6	46.8
Corporations Tax	28.3	30.2	31.6	33.0	34.5
Ontario Health Premium	5.2	5.6	5.8	6.0	6.2
Education Property Tax	6.0	6.0	6.0	6.1	6.1
All Other Taxes	17.3	16.9	17.5	18.4	19.4
Total Taxation Revenue	153.0	162.8	169.3	178.0	187.0
Government of Canada Transfers	39.1	40.7	39.9	40.2	40.4
Income from Government Business Enterprises	7.7	7.1	6.6	7.0	7.5
Other Non-Tax Revenue	23.5	21.9	22.4	22.7	22.9
Total Revenue	223.3	232.6	238.2	247.9	257.8

Base Programs
Health Sector	97.5	100.7	103.0	106.2	108.2
Education Sector[2]	40.1	40.2	40.7	41.0	41.4
Postsecondary Education Sector	13.9	13.9	12.7	12.6	12.6
Children, Community and Social Services Sector	21.4	21.4	21.6	21.7	21.8
Justice Sector	7.2	7.2	7.3	7.3	7.4
Other Programs	40.7	42.7	43.1	41.5	41.5
Total Base Programs	220.9	226.1	228.4	230.3	232.8
Contingency Fund Top-Up	–	3.8	–	–	–
Total Programs	220.9	229.9	228.4	230.3	232.8
Interest and Other Debt Servicing Charges	15.5	17.4	18.9	20.4	21.1
Total Expense	236.3	247.3	247.3	250.8	253.8
Surplus/(Deficit) Before Reserve	(13.0)	(14.7)	(9.1)	(2.9)	4.0
Reserve	–	2.2	3.6	3.8	3.8
Surplus/(Deficit)	(13.0)	(16.9)	(12.7)	(6.7)	0.2
Net Debt as a Per Cent of GDP	36.5%	37.4%	38.7%	38.9%	38.3%
Net Debt as a Per Cent of Revenue	205.7%	209.7%	219.9%	220.3%	217.0%
Interest as a Per Cent of Revenue	6.0%	6.7%	7.2%	7.5%	7.5%
[1]	Beginning in 2024–25, the inter-entity revenue and expense balances on Employer Health Tax (EHT) are eliminated. This change is fiscally neutral.
[2]	Excludes Teachers’ Pension Plan. Teachers’ Pension Plan expense is included in Other Programs.

Note: Numbers may not add due to rounding.

Sources: Ontario Treasury Board Secretariat and Ontario Ministry of Finance.

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Key Changes in 2026–27 Since the 2026 Budget

Ontario’s 2026–27 deficit is projected to be $16.9 billion — a deterioration of $3.1 billion from the outlook published in the 2026 Budget. This reflects updated economic and revenue information and higher prudence to mitigate near-term risks.

Revenues in 2026–27 are projected to be $232.6 billion, $2.0 billion higher than the forecast in the 2026 Budget. This increase is largely driven by higher-than-expected federal transfers, net income from Government Business Enterprises and taxation revenue.

Program expense is projected to be $229.9 billion, $4.3 billion higher than the forecast in the 2026 Budget, primarily due to a top-up of the Contingency Fund to provide greater fiscal flexibility and help manage risks associated with compensation pressures and ongoing economic uncertainty.

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Chapter 3: Ontario’s Fiscal Plan and Outlook

Ontario is forecast to pay $17.4 billion in Interest and Other Debt Servicing Charges in 2026–27, an increase of $0.1 billion from the forecast in the 2026 Budget. The net debt-to-GDP ratio is forecast to be 37.4 per cent in 2026–27, 0.3 percentage points lower than the 37.7 per cent forecast in the 2026 Budget.

The 2026–27 outlook also includes a $2.2 billion reserve, $0.7 billion higher than projected in the 2026 Budget. This increase reflects ongoing extraordinary circumstances arising from economic and geopolitical uncertainty, including significant trade-related risks to Ontario’s economy. The reserve has also been increased to accommodate the estimated impact of the proposed federal Productivity Mega Deduction.

Table 3.2

2026–27 In-Year Fiscal Performance1

 ($ Millions)

	2026 Budget	Current Outlook	In-Year Change
Revenue	230,577	232,556	1,979
Expense
Programs	225,684	229,934	4,251
Interest and Other Debt Servicing Charges	17,237	17,350	113
Total Expense	242,921	247,284	4,363
Surplus/(Deficit) Before Reserve	(12,344)	(14,728)	(2,384)
Reserve	1,500	2,200	700
Surplus/(Deficit)	(13,844)	(16,928)	(3,084)
[1]	Employer Health Tax (EHT) in the 2026 Budget and 2026–27 First Quarter Finances has been restated to eliminate inter-entity revenue and expense balances. This change is fiscally neutral.

Note: Numbers may not add due to rounding.

Sources: Ontario Treasury Board Secretariat and Ontario Ministry of Finance.

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Revenue Update

The 2026–27 total revenue outlook is $232.6 billion, $2.0 billion higher than projected in the 2026 Budget and $1.8 billion higher than projected in the 2026–27 First Quarter Finances. The increase in the revenue forecast since the 2026–27 First Quarter Finances is mainly due to higher-than-expected federal transfers, net income from Government Business Enterprises and taxation revenue.

Table 3.3

Key Changes to 2026–27 Revenue Projections1

 ($ Millions)

		2026–27
2026 Budget Total Revenue		230,577

Revenue Changes in the 2026–27 First Quarter Finances		140

Revenue Changes Since the 2026–27 First Quarter Finances
Corporations Tax	1,543
Sales Tax	878
Land Transfer Tax	(497)
Personal Income Tax	(1,703)
All Other Taxes	213

Total Taxation Revenue		434
Government of Canada Transfers		776
Government Business Enterprises		610
Other Non-Tax Revenue		19

Total Revenue Changes Since the 2026–27 First Quarter Finances		1,839

Total Revenue Changes Since the 2026 Budget		1,979

2026 Ontario Economic Outlook and Fiscal Review Total Revenue Outlook		232,556
[1]	Employer Health Tax (EHT) in the 2026 Budget and 2026–27 First Quarter Finances has been restated to eliminate inter-entity revenue and expense balances. This change is fiscally neutral.

Note: Numbers may not add due to rounding.

Source: Ontario Ministry of Finance.

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Key changes in the revenue outlook compared with the 2026–27 First Quarter Finances forecast include:

•	Corporations Tax revenue projections increased by $1,543 million, mainly due to upward revisions in corporate profit growth in 2026 and stronger-than-expected revenue from the processing of 2025 and prior year tax returns by the Canada Revenue Agency (CRA). This is partially offset by the impact of tax measures in Bill C-15, enacted by the federal government on March 26, 2026, which includes several accelerated capital cost allowance measures;

•	Sales Tax revenue projections increased by $878 million, mainly due to a reprofiling of Ontario’s enhancement of the Harmonized Sales Tax (HST) rebates of the 8 per cent provincial portion of HST on new homes announced in the 2026 Budget. This is part of Ontario’s enhanced relief on up to the full 13 per cent HST on eligible new homes;

•	Land Transfer Tax revenue projections are lower by $497 million, mainly reflecting slower-than-expected housing market activity in 2026;

•	Personal Income Tax revenue projections decreased by $1,703 million, mainly due to lower-than-expected revenues from the processing of 2025 tax returns by the CRA;

•	Projections for All Other Taxes combined increased by $213 million, mainly due to higher estimates for the Ontario Health Premium; Employer Health Tax; and Beer, Wine and Spirits Taxes;

•	Government of Canada Transfers projections increased by $776 million, mainly due to one-time funding from the federal government to support measures to increase Ontario’s housing supply;

•	Net income from Government Business Enterprises projections increased by $610 million, mainly due to higher net income forecasts for Ontario Power Generation (OPG) based on projected Ontario Nuclear Funds’ realized gains, partially offset by lower projected net income from the Ontario Lottery and Gaming Corporation (OLG); and

•	Other Non-Tax Revenues projections combined are higher by $19 million, mainly due to higher interest and investment income.

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Chapter 3: Ontario’s Fiscal Plan and Outlook

Expense Update

Since the release of the 2026 Budget and 2026–27 First Quarter Finances, changes to program expense have been largely driven by a top-up to the Contingency Fund, as well as targeted investments in areas such as housing affordability and the emergency firefighting response. The 2026–27 total expense outlook is projected to be $247.3 billion, $4.4 billion higher than in the 2026 Budget.

Table 3.4

Key Changes to 2026–27 Total Expense Projections1

 ($ Millions)

		2026–27
2026 Budget Total Expense		242,921

Total Expense Changes in the 2026–27 First Quarter Finances		140

Program Expense Changes Since the 2026–27 First Quarter Finances:
Ontario New Home Affordability Payment	293
Emergency Firefighting	100
McMichael Capital Redevelopment Project	21
Renewed Canada–Ontario Bilateral Agreement for Gender-Based Violence Crisis Lines	2
Nancy Island Revitalization Project	1
All Other Changes	31

Total New Allocated Spending	449
Contingency Fund Top-Up	3,804
Drawdown of the Contingency Fund	(142)

Total Program Expense Changes Since the 2026–27 First Quarter Finances		4,111
Interest and Other Debt Servicing Charges Change Since the 2026–27 First Quarter Finances		113

Total Expense Changes Since the 2026–27 First Quarter Finances		4,223

Total Expense Changes Since the 2026 Budget		4,363

2026 Ontario Economic Outlook and Fiscal Review Total Expense Outlook		247,284
[1]	Employer Health Tax (EHT) in the 2026 Budget and 2026–27 First Quarter Finances has been restated to eliminate inter-entity revenue and expense balances. This change is fiscally neutral.

Note: Numbers may not add due to rounding.

Sources: Ontario Treasury Board Secretariat and Ontario Ministry of Finance.

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Key investments since the 2026–27 First Quarter Finances include the following initiatives, which have been offset by revenues and existing contingencies:

•

$293 million to support the Ontario New Home Affordability Payment, which provides top-up relief equivalent to up to 100 per cent of the 5 per cent federal portion of HST, to deliver the full 13 per cent HST relief on eligible new homes when combined with Ontario’s HST rebates;

•

$100 million in increased funding to meet expenditure requirements for wildfire management and suppression activities for the 2026 fire season, which saw a 176 per cent increase in hectares burned compared to the 10-year average;

•	$21 million to update and expand the McMichael Canadian Art Collection (McMichael) facility and grounds in Kleinburg;

•

$2 million to support the capacity and sustainability of the province’s crisis, information, and referral lines, as part of Ontario-STANDS, the action plan to prevent and address gender-based violence;

•

$1 million for the Nancy Island Revitalization Project as part of Ontario’s investment in Destination Wasaga, intended to preserve local heritage, create jobs, boost tourism and support economic growth across the region; and

•	$31 million in other changes.

In addition, the Contingency Fund has been topped up by an additional $3.8 billion to protect key public services, address compensation-related pressures, and provide flexibility to respond to unforeseen risks arising from the escalating U.S. trade tensions and its potential impacts on economic growth, investment and employment.

Interest and Other Debt Servicing Charges is forecast to be $17.4 billion, an increase of $0.1 billion from the forecast in the 2026–27 First Quarter Finances and the 2026 Budget.

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Prudence in 2026–27

Since the 2026 Budget, the economic environment has become more uncertain due to the escalation of the U.S. trade tensions and its potential impacts on economic growth, investment and employment. In response to these heightened risks, the province has made available an additional $3.8 billion in contingency funds in 2026–27 to protect Ontario’s economy and maintain the flexibility to protect key public services, respond to emerging risks and address compensation pressures. In 2026–27, after the $3.8 billion top-up in the 2026 Ontario Economic Outlook and Fiscal Review, the Contingency Fund has a balance of $4.9 billion.

The Ontario government continues to maintain a responsible and flexible fiscal plan to respond to uncertainty and risks. The Fiscal Sustainability, Transparency and Accountability Act, 2019 requires Ontario’s fiscal plan to incorporate prudence in the form of a reserve to protect the fiscal outlook against unforeseen adverse changes in the province’s revenues and expenses, including those resulting from changes in Ontario’s economic performance.

The 2026 Budget included a reserve of $1.5 billion in 2026–27, which has been increased to $2.2 billion as part of the current fiscal outlook. This increase reflects ongoing extraordinary circumstances, including significant trade-related risks to Ontario’s economic outlook, as well as the estimated impact of the proposed federal Productivity Mega Deduction.

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Chapter 3: Ontario’s Fiscal Plan and Outlook

Medium-Term Fiscal Plan

The government is projecting deficits of $16.9 billion in 2026–27, $12.7 billion in 2027–28, and $6.7 billion in 2028–29. This reflects a deterioration compared to the 2026 Budget outlook, mainly due to increased prudence and lower-than-expected growth in taxation revenues.

Revisions to the Medium-Term Outlook

Medium-term projections in the 2026 Ontario Economic Outlook and Fiscal Review have been revised compared to the projections in the 2026 Budget.

Table 3.5

Change in the Medium-Term Fiscal Outlook Since the 2026 Budget1

($ Billions)

	2027–28	2028–29
Surplus/(Deficit) from 2026 Budget	(6.1)	0.6
Total Revenue Changes	(3.9)	(4.9)
Expense Changes
Net Program Expense Changes	0.7	0.3
Interest and Other Debt Servicing Charges	0.4	0.7
Total Expense Changes	1.1	1.0
Change in Reserve	1.6	1.3
Fiscal Improvement/(Deterioration)	(6.6)	(7.2)
2026 Ontario Economic Outlook and Fiscal Review Surplus/(Deficit)	(12.7)	(6.7)
[1]	Beginning in 2024–25, the inter-entity revenue and expense balances on Employer Health Tax (EHT) are eliminated. This change is fiscally neutral.

Note: Numbers may not add due to rounding.

Key changes in the medium-term outlook include the following:

•	Total revenue is projected to be $3.9 billion lower in 2027–28 and $4.9 billion lower in 2028–29 than in the 2026 Budget, primarily due to lower-than-expected taxation revenues;

•

Program expense is projected to increase by $0.7 billion in 2027–28 and $0.3 billion in 2028–29, mainly reflecting the Ontario New Home Affordability Payment (ONHAP) and additional prudence to respond to economic risks and support potential measures to protect Ontario from the impacts of unwarranted U.S. tariffs and trade tensions;

•	Interest and Other Debt Servicing Charges is forecast to increase by $0.4 billion in 2027–28 and $0.7 billion in 2028–29; and

•

The reserve has been increased by $1.6 billion in 2027–28 and $1.3 billion in 2028–29. This increase reflects ongoing extraordinary circumstances arising from economic and geopolitical uncertainty, including significant risks to Ontario’s economy related to trade, as well as the impact of proposed federal tax measures.

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Chapter 3: Ontario’s Fiscal Plan and Outlook

The government is projecting deficits of $12.7 billion in 2027–28, and $6.7 billion in 2028–29, representing a deterioration of $6.6 billion, and $7.2 billion, respectively, compared to the forecasts presented in the 2026 Budget.

Medium-Term Revenue Outlook

Over the medium term, revenue is forecast to increase from $232.6 billion in 2026–27 to $247.9 billion in 2028–29.

Table 3.6

Summary of Medium-Term Revenue Outlook1

($ Billions)

	Actual 2025–26	Current Outlook 2026–27	Medium-Term Outlook
			2027–28	2028–29
Revenue
Personal Income Tax	57.0	63.4	65.9	69.9
Sales Tax	39.3	40.7	42.4	44.6
Corporations Tax	28.3	30.2	31.6	33.0
Ontario Health Premium	5.2	5.6	5.8	6.0
Education Property Tax	6.0	6.0	6.0	6.1
All Other Taxes	17.3	16.9	17.5	18.4
Total Taxation Revenue	153.0	162.8	169.3	178.0
Government of Canada Transfers	39.1	40.7	39.9	40.2
Income from Government Business Enterprises	7.7	7.1	6.6	7.0
Other Non-Tax Revenue	23.5	21.9	22.4	22.7
Total Revenue	223.3	232.6	238.2	247.9
[1]	Beginning in 2024–25, the inter-entity revenue and expense balances on Employer Health Tax (EHT) are eliminated. This change is fiscally neutral.

Note: Numbers may not add due to rounding.

Source: Ontario Ministry of Finance.

The taxation revenue outlook reflects the impact of finalized 2025–26 results and the updated economic growth outlook since the 2026 Budget. See Chapter 2: Economic Performance and Outlook for more details.

The forecast for Personal Income Tax revenues is driven by the economic outlook including compensation of employees. Personal Income Tax revenue is projected to grow at an average annual rate of 7.0 per cent between 2025–26 and 2028–29.

The Sales Tax revenue projection is based primarily on the outlook for household consumption spending. Sales Tax revenue is projected to grow at an average annual rate of 4.3 per cent between 2025–26 and 2028–29.

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Chapter 3: Ontario’s Fiscal Plan and Outlook

The forecast for Corporations Tax revenue is mainly driven by projections of corporate profitability. Corporations Tax revenue is projected to grow at an average annual rate of 5.3 per cent between 2025–26 and 2028–29.

The Ontario Health Premium revenue forecast is based primarily on the outlook for growth in the compensation of employees. Ontario Health Premium revenue is projected to increase at an average annual rate of 5.0 per cent between 2025–26 and 2028–29.

Education Property Tax revenue is based primarily on the outlook for growth in the property assessment base resulting from new construction activities. Revenues are projected to increase at an average annual rate of 0.6 per cent between 2025–26 and 2028–29.

Revenues from All Other Taxes are projected to increase at an average annual rate of 2.2 per cent between 2025–26 and 2028–29. This includes revenues from all other taxes including the Employer Health Tax; Land Transfer Tax (LTT); Beer, Wine and Spirits Taxes; and volume-based taxes such as the Gasoline Tax, the Fuel Tax and the Tobacco Tax.

The forecast for Government of Canada Transfers is based on existing federal–provincial funding agreements and formulas. Federal transfers are projected to increase at an average annual rate of 0.9 per cent between 2025–26 and 2028–29.

The outlook for Income from Government Business Enterprises (GBEs) is based on Ontario Ministry of Finance estimates for Hydro One Ltd. (Hydro One) and projections provided by Ontario Power Generation (OPG), the Ontario Cannabis Store (OCS), the Liquor Control Board of Ontario (LCBO), the Ontario Lottery and Gaming Corporation (OLG) and iGaming Ontario (iGO). Net income from GBEs is projected to decrease at an average annual rate of 3.2 per cent between 2025–26 and 2028–29.

The forecast for Other Non-Tax Revenue is based on projections provided by government ministries and provincial agencies. The outlook for Other Non-Tax Revenue is projected to decrease at an average annual rate of 1.2 per cent from 2025–26 to 2028–29.

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Chapter 3: Ontario’s Fiscal Plan and Outlook

Medium-Term Expense Outlook

The government continues to protect Ontario’s economy and invest in key public services while maintaining fiscal responsibility. The province’s plan keeps program spending growth below that of revenue growth over the medium-term outlook, with contingency measures in place to address unexpected challenges as they arise.

Over the medium-term outlook, base program expense is projected to increase every year, growing at an average annual rate of 1.4 per cent from 2025–26 to 2028–29.

Table 3.7

Summary of Medium-Term Expense Outlook1

($ Billions)

	Actual 2025–26	Current Outlook 2026–27	Medium-Term Outlook
			2027–28	2028–29
Base Programs
Health Sector	97.5	100.7	103.0	106.2
Education Sector[2]	40.1	40.2	40.7	41.0
Postsecondary Education Sector	13.9	13.9	12.7	12.6
Children, Community and Social Services Sector	21.4	21.4	21.6	21.7
Justice Sector	7.2	7.2	7.3	7.3
Other Programs	40.7	42.7	43.1	41.5
Total Base Programs	220.9	226.1	228.4	230.3
Contingency Fund Top-Up	–	3.8	–	–
Total Programs	220.9	229.9	228.4	230.3
Interest and Other Debt Servicing Charges	15.5	17.4	18.9	20.4
Total Expense	236.3	247.3	247.3	250.8
[1]	Beginning in 2024–25, the inter-entity revenue and expense balances on Employer Health Tax (EHT) are eliminated. This change is fiscally neutral.
[2]	Excludes Teachers’ Pension Plan. Teachers’ Pension Plan expense is included in Other Programs.

Note: Numbers may not add due to rounding.

Sources: Ontario Treasury Board Secretariat and Ontario Ministry of Finance.

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Sustained investments in key public services over the medium term include:

•

Addressing the growing demands of the health care sector by investing in utilization-driven programs like the Ontario Health Insurance Plan, hospitals and other health care services to support Ontario’s aging population;

•	Strengthening student achievement through a back-to-basics approach, focused on building strong foundational skills in reading, writing and math, ensuring every student has the opportunity to succeed;

•	Continuing to support access to child care for families while strengthening early learning services and child care programs;

•	Increasing investments to support the Postsecondary Education sector’s long-term success and sustainability, as well as to support research and innovation to help drive economic growth;

•	Applying the annual indexation of the Ontario Disability Support Program core allowances and the maximum monthly amount for the Assistance for Children with Severe Disabilities Program;

•

Continuing to support enhanced border security, the expansion and construction of new correctional institutions, public safety modernization initiatives and essential service delivery, including First Nations policing, the Ontario Provincial Police, courts, correctional services, animal welfare services, coroner and forensic pathology services; and

•	Building municipal housing-enabling infrastructure projects through the Municipal Housing Infrastructure Program.

The Contingency Fund has been increased to maintain fiscal flexibility, reflecting a prudent planning approach amid increasing uncertainty over the medium term.

The total expense outlook includes Interest and Other Debt Servicing Charges expense, which is forecast to increase from $17.4 billion in 2026–27 to $20.4 billion in 2028–29.

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Chapter 3: Ontario’s Fiscal Plan and Outlook

Prudence Built into the Medium-Term Outlook

In keeping with sound fiscal practices, Ontario’s revenue outlook is based on prudent economic planning projections, as discussed in Chapter 2: Economic Performance and Outlook.

With ongoing economic uncertainty continuing to affect the province, the government is maintaining a responsible and flexible fiscal plan to respond to these impacts as needed. Ontario incorporates prudence in the form of a reserve to protect the fiscal outlook against unforeseen adverse changes in revenue and expense, including those resulting from changes in Ontario’s economic performance.

The reserve has been increased over the medium-term outlook relative to the 2026 Budget. This increase reflects ongoing extraordinary circumstances arising from economic and geopolitical uncertainty, including significant trade-related risks to Ontario’s economy, and measures to accommodate the estimated impact of the proposed federal Productivity Mega Deduction.

In addition, the Contingency Fund is maintained to help mitigate expense risks that may otherwise adversely affect Ontario’s fiscal performance (for example, in cases where health and safety may be compromised), in response to economic risks and to support potential measures to protect Ontario from the impacts of unwarranted U.S. tariffs and trade tensions.

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Chapter 3: Ontario’s Fiscal Plan and Outlook

Transparency and Risks

The government continues to be transparent about the state of Ontario’s finances. This principle is reflected in the Fiscal Sustainability, Transparency and Accountability Act, 2019, which stipulates that Ontario’s fiscal policy should be clearly articulated and that related information should be readily available to the public without charge.

To ensure a reasonable and prudent economic forecast, the government’s key economic planning projections are set below the average of private-sector forecasts in each year. For 2026 onwards, the planning assumptions are set 0.1 percentage points below the private-sector average.

While the planning assumptions for economic growth are reasonable and prudent, the Ontario Ministry of Finance has also developed Faster Growth and Slower Growth scenarios to provide greater transparency around a broader range of possible outcomes, amid heightened economic uncertainty.

As a matter of transparent fiscal management, financial pressures are monitored throughout the fiscal year by the Ontario Treasury Board Secretariat, with the goal of ensuring that robust and prudent methodologies are used to develop forecasts. Other important risk management tools include closely tracking the pace of implementation of initiatives and proactively identifying emerging program and policy risks. Comprehensive analysis of known pressures informs the government’s flexible fiscal planning processes, including plans to mitigate and manage fiscal pressures and maintain adequate contingencies as part of medium-term fiscal projections to respond to uncertainty and risks.

In addition to the key demand sensitivities and economic risks to the fiscal plan, there are risks stemming from the government’s contingent liabilities. Whether future events will result in actual liabilities for the province is beyond the direct control of the government. For example, losses could result from legal settlements or a call on loan or funding guarantees. While the Contingency Fund is included in the fiscal plan to help mitigate the expense risks, these risks are not included in the province’s fiscal plan until there is certainty about the likelihood and costs of these future events. Provisions for losses that are likely to occur and can be reasonably estimated are expensed and reported as liabilities in Ontario’s financial statements. Any significant contingent liabilities related to the 2025–26 fiscal year have been disclosed as part of the Public Accounts of Ontario 2025–2026, released on September 24, 2026.

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Details of Ontario’s Finances

Table 3.8

Total Revenue1

($ Millions)

	Actual 2023–24	Actual 2024–25	Actual 2025–26	Current Outlook 2026–27
Taxation Revenue
Personal Income Tax	50,773	55,701	57,002	63,404
Sales Tax	39,864	39,363	39,317	40,750
Corporations Tax	23,094	27,757	28,278	30,161
Education Property Tax	5,810	5,887	5,982	5,999
Employer Health Tax	8,581	7,845	8,335	8,610
Ontario Health Premium	5,008	5,221	5,158	5,606
Gasoline Tax	1,620	1,719	1,741	1,731
Land Transfer Tax	3,538	3,736	3,393	3,288
Tobacco Tax	813	693	683	572
Fuel Tax	517	514	522	522
Beer, Wine and Spirits Taxes	593	530	465	288
Electricity Payments in Lieu of Taxes[2]	529	54	844	350
Ontario Portion of the Federal Cannabis Excise Duty	346	390	412	418
Other Taxes	728	891	879	1,088
	141,814	150,301	153,011	162,787
Government of Canada Transfers
Canada Health Transfer	19,286	20,363	21,381	22,320
Canada Social Transfer	6,407	6,611	6,810	6,973
Equalization	421	576	546	406
Infrastructure Programs	609	1,124	937	1,104
Labour Market Programs	1,149	921	955	1,064
Social Housing Agreement	218	173	132	98
Other Federal Payments	5,621	6,174	7,640	8,098
Direct Transfers to Broader Public Sector Organizations	625	691	715	684
	34,336	36,633	39,116	40,747
Income from Government Business Enterprises
Liquor Control Board of Ontario	2,574	2,171	1,809	1,878
Ontario Power Generation Inc./Hydro One Ltd.	2,065	2,581	3,013	2,556
Ontario Lottery and Gaming Corporation	2,368	2,247	2,369	2,095
Ontario Cannabis Store	244	247	244	236
iGaming Ontario	176	219	284	308
	7,427	7,465	7,719	7,072

continued...

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Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.8

Total Revenue1 (continued)

($ Millions)

	Actual 2023–24	Actual 2024–25	Actual 2025–26	Current Outlook 2026–27
Other Non-Tax Revenue
Fees, Donations and Other Revenues from Broader Public Sector Organizations	13,071	14,710	11,953	11,066
Vehicle and Driver Registration Fees	1,222	1,232	1,201	1,251
Miscellaneous Other Non-Tax Revenue[3]	3,344	6,916	3,196	2,124
Other Fees and Licences	1,618	1,862	1,934	2,010
Sales and Rentals	1,566	1,630	1,597	2,069
Reimbursements	1,131	1,073	1,119	1,272
Royalties	320	297	292	311
Power Supply Contract Recoveries	41	40	43	42
Interest and Investment Income	3,085	2,786	2,148	1,804
	25,398	30,546	23,483	21,949
Total Revenue	208,975	224,945	223,330	232,556
[1]	Beginning in 2024–25, the inter-entity revenue and expense balances on Employer Health Tax (EHT) are eliminated. This change is fiscally neutral.
[2]

The 2024–25 figure is net of a $343 million adjustment, reflecting the cumulative impact of the Ontario Electricity Financial Corporation’s change in reporting Electricity Payments-In-Lieu of Taxes revenue for past years prior to 2024–25, moving from the previous instalment-based method to a tax assessment-based approach.

[3]	Revenue in 2024–25 reflects Ontario’s compensation amount for smoking-related health care costs under a court-approved settlement between tobacco companies and their creditors.

Note: Numbers may not add due to rounding.

Source: Ontario Ministry of Finance.

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Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.9

Total Expense1,2,3

($ Millions)

Ministry Expense	Actual 2023–24	Actual 2024–25	Actual 2025–26	Current Outlook 2026–27
Agriculture, Food and Agribusiness (Base)	331	328	317	318.9
Demand-Driven Risk Management and Time-Limited Programs	601	568	781	709.8
Agriculture, Food and Agribusiness (Total)	932	896	1,098	1,028.7
Attorney General (Base)	2,086	2,247	2,398	2,400.7
Statutory Appropriations — Crown Liability and Proceedings Act, 2019	27	602	212	–
Bad Debt Expense	22	18	24	5.3
Attorney General (Total)	2,135	2,867	2,633	2,406.0
Board of Internal Economy (Total)	299	482	370	394.8
Children, Community and Social Services (Total)	19,282	20,526	21,387	21,408.0
Citizenship and Multiculturalism (Base)	68	86	90	82.4
Time-Limited Investments	14	–	–	–
Citizenship and Multiculturalism (Total)	82	86	90	82.4
Colleges, Universities, Research Excellence and Security (Base)	11,934	12,217	10,988	11,456.5
Student Financial Assistance	1,316	1,883	2,948	2,448.4
Colleges, Universities, Research Excellence and Security (Total)	13,251	14,100	13,936	13,904.9
Economic Development, Job Creation and Trade (Base)	200	242	207	209.2
Tax Credits for Business Investment and Research and Development[4]	537	567	703	758.3
Tax Credits for Business Investment and Research and Development — Amounts Related to Prior Years	18	42	82	–
Time-Limited Investments	513	873	935	950.3
Economic Development, Job Creation and Trade (Total)	1,268	1,724	1,928	1,917.8
Education (Base)	37,132	38,348	40,601	40,762.1
Teachers’ Pension Plan	1,652	1,684	2,171	1,787.0
Employer Health Tax Adjustment[2]	–	(510)	(460)	(526.3)
Education (Total)	38,784	39,522	42,313	42,022.8
Emergency Preparedness and Response (Base)	40	47	51	69.5
First Nations Emergency Evacuations on behalf of Indigenous Services Canada	11	0	225	140.0
Emergency Preparedness and Response (Total)	52	47	275	209.5

continued...

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Table 3.9

Total Expense1,2,3 (continued)

($ Millions)

Ministry Expense	Actual 2023–24	Actual 2024–25	Actual 2025–26	Current Outlook 2026–27
Energy and Mines (Base)	527	534	633	696.6
Electricity Cost Relief Programs	5,996	6,385	6,864	6,913.1
Accounting Adjustments for Contaminated Sites	369	24	73	–
High-Speed Internet	110	491	356	351.1
Time-Limited Investments	–	114	64	89.8
Energy and Mines (Total)	7,003	7,549	7,991	8,050.5
Environment, Conservation and Parks (Base)	815	845	1,036	1,183.0
Accounting Adjustment for Contaminated Sites	84	9	–	–
Environment, Conservation and Parks (Total)	899	854	1,036	1,183.0
Executive Offices (Total)	69	73	81	81.2
Finance (Base)	903	1,143	1,161	1,068.0
Investment Management Corporation of Ontario	300	304	294	318.8
Ontario Municipal Partnership Fund	501	514	563	600.0
Temporary and Other Local Assistance	68	21	17	17.7
Power Supply Contract Costs	41	40	43	42.5
Ontario New Home Affordability Payment	–	–	–	293.4
Time-Limited Investments	89	2,947	6	–
Finance (Total)	1,902	4,969	2,084	2,340.3
Francophone Affairs (Base)	8	8	9	8.8
Time-Limited Investments	–	5	6	4.4
Francophone Affairs (Total)	8	13	14	13.2
Health (Base)	76,064	81,711	89,231	91,812.0
Adjustments for One-Time Extraordinary Costs[5]	1,241	–	–	–
Retroactive Compensation	–	1,241	–	–
Employer Health Tax Adjustment[2]	–	(438)	(462)	(487.7)
Health (Total)	77,304	82,514	88,769	91,324.3
Indigenous Affairs and First Nations Economic Reconciliation (Base)	133	123	151	184.3
One-Time Investments Including Settlements	17	846	13	–
Indigenous Affairs and First Nations Economic Reconciliation (Total)	150	970	164	184.3
Infrastructure (Base)	339	343	1,005	721.8
Federal-Provincial Infrastructure Programs	401	368	219	121.6
Waterfront Toronto Revitalization (Port Lands Flood Protection)	25	30	22	35.0
Municipal Infrastructure Program Investments	389	639	1,234	600.0
Realty	1,298	1,379	773	1,765.7
Infrastructure (Total)	2,451	2,758	3,253	3,244.0

continued...

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Table 3.9

Total Expense1,2,3 (continued)

($ Millions)

Ministry Expense	Actual 2023–24	Actual 2024–25	Actual 2025–26	Current Outlook 2026–27
Labour, Immigration, Training and Skills Development (Base)	253	261	300	235.7
Co-operative Education Tax Credit[6]	116	93	88	98.1
Demand-Driven Employment and Training Programs	1,322	1,461	1,251	1,631.1
Time-Limited Investments	13	–	–	–
Labour, Immigration, Training and Skills Development (Total)	1,703	1,814	1,639	1,964.9
Long-Term Care (Total)[7]	7,878	8,397	8,726	9,340.4
Municipal Affairs and Housing (Base)	796	780	785	801.7
Time-Limited Investments	983	1,307	1,099	1,191.3
Municipal Affairs and Housing (Total)	1,780	2,087	1,883	1,993.0
Natural Resources (Base)	666	788	715	744.2
Emergency Forest Firefighting	203	171	276	250.0
Accounting Adjustments for Contaminated Sites	210	44	62	–
Natural Resources (Total)	1,079	1,003	1,054	994.1
Northern Economic Development and Growth (Total)	705	762	884	927.4
Public and Business Service Delivery and Procurement (Base)	1,526	1,660	1,619	1,519.9
Adjustments for One-Time Extraordinary Costs[5]	176	–	–	–
Public and Business Service Delivery and Procurement (Total)	1,702	1,660	1,619	1,519.9
Rural Affairs (Total)	6	7	10	19.1
Seniors and Accessibility (Base)	63	66	76	77.5
Seniors Tax Credits	108	96	86	100.2
Seniors and Accessibility (Total)	171	162	161	177.7
Solicitor General (Total)	3,832	4,214	4,590	4,780.2
Sport (Base)	53	57	65	63.8
Time-Limited Investments	–	4	101	221.2
Sport (Total)	53	60	166	285.0
Tourism, Culture and Gaming (Base)	895	903	975	1,218.9
Ontario Cultural Media Tax Credits	841	985	1,019	1,046.2
Ontario Cultural Media Tax Credits — Amounts Related to Prior Years	89	35	22	–
Tourism, Culture and Gaming (Total)	1,824	1,923	2,017	2,265.0

continued…

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Table 3.9

Total Expense1,2,3 (continued)

($ Millions)

Ministry Expense	Actual 2023–24	Actual 2024–25	Actual 2025–26	Current Outlook 2026–27
Transportation (Base)	6,266	6,903	8,000	8,046.1
Federal-Provincial Infrastructure Programs	418	364	437	556.3
Time-Limited Investments	675	–	–	–
Transportation (Total)	7,359	7,267	8,437	8,602.5
Treasury Board Secretariat (Base)	260	301	447	406.2
Employee and Pensioner Benefits	985	1,307	1,830	1,921.0
Operating Contingency Fund	–	–	–	4,818.9
Capital Contingency Fund	–	–	–	123.1

Treasury Board Secretariat (Total)	1,245	1,608	2,277	7,269.3
Interest and Other Debt Servicing Charges[8]	14,461	15,122	15,451	17,350.0
Total Expense	209,668	226,035	236,336	247,284.2
[1]

Ministry structures have been retained from the 2026 Budget. The new government structure, reflecting the announcement of the Executive Council on September 10, 2026, will be reflected in future publications.

[2]	Beginning in 2024–25, the inter-entity revenue and expense balances on Employer Health Tax (EHT) are eliminated. This change is fiscally neutral.
[3]	Ministry expenses have been restated for reclassification and program transfer changes. These changes are fiscally neutral.
[4]

Includes the estimated cost of tax credit claims for the Regional Opportunities Investment Tax Credit, which ends at the end of 2026, the Ontario Innovation Tax Credit, the Ontario Business-Research Institute Tax Credit, and the Ontario Made Manufacturing Investment Tax Credit (OMMITC). These costs include impacts for an enhancement to the OMMITC announced in the 2025 Budget. They do not include an expansion of the OMMITC that was also announced in the 2025 Budget, with impacts reported separately as a revenue decrease.

[5]	Includes extraordinary costs related to personal protective equipment in 2023–24.
[6]	Amounts from 2023–24 to 2025–26 include tax credit amounts related to prior year adjustments.
[7]

The Ontario Ministry of Long-Term Care total includes expenses incurred by Ontario Health and hospitals for funding for long-term care. These amounts will be consolidated in the total expense of the Ontario Ministry of Health, including $7.3 billion for Actual 2025–26 and $8.0 billion in 2026–27.

[8]

Interest and Other Debt Servicing Charges is net of interest capitalized during construction of tangible capital assets of $978 million in 2023–24, $1,221 million in 2024–25, $1,404 million in 2025–26, and $1,261 million in 2026–27.

Note: Numbers may not add due to rounding.

Sources: Ontario Treasury Board Secretariat and Ontario Ministry of Finance.

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Table 3.10

Infrastructure Expenditures

($ Millions)

Sector		2026–27 Current Outlook
	Total Infrastructure Expenditures 2025–26 Actual[1]	Investment in Capital Assets[2,3]	Transfers and Other Infrastructure Expenditures[4]	Total Infrastructure Expenditures
Transportation
Transit	11,331	12,796	993	13,789
Provincial Highways	3,684	5,001	385	5,386
Other Transportation, Property and Planning	490	139	123	261
Health
Hospitals	5,512	5,579	22	5,602
Other Health	505	183	1,229	1,413
Education	3,799	4,134	77	4,211
Postsecondary Education
Colleges and Other	624	670	32	701
Universities	202	–	202	202
Social	597	40	543	583
Justice	553	886	96	982
Other Sectors[5]	3,843	3,150	2,356	5,506
Total Infrastructure Expenditures	31,141	32,578	6,057	38,635
Less: Other Partner Funding[6]	4,595	1,897	–	1,897
Total[7]	26,546	30,681	6,057	36,739
[1]	Includes adjustments for the net book value of assets disposed during the year, as well as changes in valuation.
[2]	Includes provincial investment in capital assets of $28.0 billion.
[3]	Includes $1,261 million in interest capitalized during construction.
[4]	Includes transfers to municipalities, universities and non-consolidated agencies.
[5]	Includes high-speed internet infrastructure, government administration, natural resources, and culture and tourism industries.
[6]	Other Partner Funding refers to third-party investments primarily in hospitals, colleges and schools.
[7]	Includes federal–municipal contributions to provincial infrastructure investments.

Note: Numbers may not add due to rounding.

Source: Ontario Treasury Board Secretariat.

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Table 3.11

10-Year Review of Selected Financial and Economic Statistics1,2,3

($ Millions)

	2017–18	2018–19	2019–20
Revenue	151,291	154,751	157,141
Expense
Programs	142,464	148,747	152,265
Interest and Other Debt Servicing Charges[4]	12,506	13,332	13,471
Total Expense	154,969	162,079	165,736
Reserve	–	–	–
Surplus/(Deficit)	(3,679)	(7,328)	(8,595)
Net Debt	323,068	337,623	352,382
Accumulated Deficit	208,257	215,770	224,814
Gross Domestic Product (GDP) at Market Prices	824,979	860,103	893,224
Primary Household Income	541,501	567,484	593,065
Population (000s) — July[5]	14,078	14,327	14,574
Net Debt Per Capita (dollars)	22,948	23,566	24,180
Household Income Per Capita (dollars)	38,463	39,610	40,695
Net Debt as a Per Cent of Revenue	214.4%	219.5%	225.6%
Interest as a Per Cent of Revenue	7.9%	8.1%	8.0%
Net Debt as a Per Cent of GDP	39.2%	39.3%	39.5%
Accumulated Deficit as a Per Cent of GDP	25.2%	25.1%	25.2%
[1]	Beginning in 2024–25, the inter-entity revenue and expense balances on Employer Health Tax (EHT) are eliminated. This change is fiscally neutral.
[2]

Amounts reflect a change in pension expense that was calculated based on recommendations of the Independent Financial Commission of Inquiry, as described in Note 19 to the Consolidated Financial Statements, in Public Accounts of Ontario 2017–2018. Amounts for net debt and accumulated deficit also reflect this change.

[3]

Beginning in the 2025 Budget, the Total Revenue, Interest and Other Debt Servicing Charges (IOD), and Total Expense figures for all years have been restated to report interest and investment income as part of revenue and separate from IOD. These changes are fiscally neutral.

[4]

Interest and Other Debt Servicing Charges is net of interest capitalized during construction of tangible capital assets of $694 million in 2022–23, $978 million in 2023–24, $1,221 million in 2024–25, $1,404 million in 2025–26 and $1,261 million in 2026–27.

[5]	Population figures are for July 1 of the fiscal year indicated (i.e., for 2026–27, the population on July 1, 2026, is shown).

Note: Numbers may not add due to rounding.

Sources: Statistics Canada, Ontario Treasury Board Secretariat and Ontario Ministry of Finance.

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2020–21	2021–22	2022–23	2023–24	2024–25	Actual 2025–26	Current Outlook 2026–27
165,737	185,847	194,431	208,975	224,945	223,330	232,556
168,964	170,520	186,364	195,207	210,913	220,885	229,934
13,063	13,302	13,935	14,461	15,122	15,451	17,350
182,027	183,822	200,299	209,668	226,035	236,336	247,284
–	–	–	–	–	–	2,200
(16,290)	2,025	(5,868)	(693)	(1,090)	(13,006)	(16,928)
372,501	382,842	399,806	409,761	427,050	454,993	483,829
238,231	238,160	246,007	246,101	247,060	258,017	274,945
874,354	970,146	1,065,260	1,138,592	1,197,020	1,246,433	1,292,274
592,514	642,144	689,842	740,660	797,253	831,931	860,641
14,762	14,842	15,155	15,618	16,090	16,217	16,262
25,234	25,794	26,381	26,236	26,541	28,057	29,752
40,138	43,264	45,519	47,423	49,548	51,300	52,923
225.8%	206.8%	207.3%	199.0%	192.2%	205.7%	209.7%
7.5%	6.8%	6.4%	5.5%	5.6%	6.0%	6.7%
42.6%	39.5%	37.5%	36.0%	35.7%	36.5%	37.4%
27.2%	24.5%	23.1%	21.6%	20.6%	20.7%	21.3%

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Introduction

Ontario’s borrowing program is primarily used to fund deficits, refinance maturing debt, make investments in capital assets and support other loans and investments that advance key provincial priorities.

As of October 8, 2026, Ontario has completed $36.3 billion of long-term borrowing in 2026–27.

The 2026–27 Borrowing Program is now forecast to be $51.1 billion, an increase of $3.9 billion from the 2026 Budget forecast, primarily due to the increase in the deficit. The province continued to respond to volatile market conditions and leveraged strong investor demand to remain well ahead of an even-paced borrowing program.

Interest and Other Debt Servicing Charges (IOD) is forecast to be $17.4 billion in 2026–27, an increase of $0.1 billion from the 2026 Budget.

The net debt-to-gross domestic product (GDP) ratio is forecast to be 37.4 per cent in 2026–27, compared with the forecast of 37.7 per cent in the 2026 Budget. Ontario remains committed to fiscal sustainability and its plan keeps this level below the target of 40 per cent over the medium-term outlook.

The net debt-to-revenue is forecast to be 210 per cent in 2026–27, compared with the forecast of 211 per cent in the 2026 Budget. While the current economic environment will temporarily raise the level of this ratio, Ontario remains committed to achieving the 200 per cent target and has already proven that it can, after doing so consecutively in 2023–24 and 2024–25.

The interest-to-revenue ratio is forecast to be 6.7 per cent in 2026–27, consistent with the forecast in the 2026 Budget and remains at or below its target level of 7.5 per cent over the medium-term outlook.

Table 4.1

Key Debt Management Indicators

($ Billions)
	Actual	2026 Budget	2026 FES	Change Since 2026 Budget
	2025–26	2026–27	2026–27	2026–27
Long-Term Borrowing Requirement	58.6	47.2	51.1	3.9
IOD	15.5	17.2	17.4	0.1
Net Debt-to-GDP	36.5%	37.7%	37.4%	(0.3)%
Net Debt-to-Revenue	205.7%	210.9%	209.7%	(1.2)%
Interest-to-Revenue	6.0%	6.7%	6.7%	0.0%

Note:	2026 FES in the table is defined as the 2026 Ontario Economic Outlook and Fiscal Review.
Source:	Ontario Financing Authority.

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Borrowing Program

Ontario’s borrowing program is primarily used to fund deficits, refinance maturing debt, make investments in capital assets and support other loans and investments that advance key provincial priorities. Ontario will continue to rely primarily on long-term public market financing, complemented by a strategic increase in short-term borrowing through existing programs and the launch of a new Euro-Commercial Paper (ECP) programme.

Table 4.2

2026–27 Borrowing Program and Medium-Term Outlook

($ Billions)
	2026 Budget	In-Year Change	Current Outlook 2026–27	Medium-Term Outlook
				2027–28	2028–29
Deficit/(Surplus)	13.8	3.1	16.9	12.7	6.7
Provincial Investment in Capital Assets	28.0	–	28.0	28.0	22.4
Amortization of Capital Assets	(10.2)	–	(10.2)	(10.5)	(11.4)
Non-Cash and Cash Timing Adjustments	(2.5)	(0.7)	(3.2)	(4.3)	(4.8)
Net Loans and Investments	5.2	0.5	5.7	5.5	4.8
Debt Maturities and Redemptions	26.9	–	26.9	27.5	30.7
Total Funding Requirement	61.2	2.9	64.1	59.0	48.4
Decrease/(Increase) in Short-Term Borrowing	(6.0)	(2.0)	(8.0)	(6.0)	–
Increase/(Decrease) in Year-End Cash and Cash Equivalents	(8.0)	3.0	(5.0)	(5.0)	(3.0)
Total Long-Term Borrowing	47.2	3.9	51.1	48.0	45.4

Note:	Numbers may not add due to rounding.
Source:	Ontario Financing Authority.

As of October 8, 2026, Ontario has completed $36.3 billion of its $51.1 billion long-term borrowing program for 2026–27. This fiscal year’s long-term borrowing program is $3.9 billion higher than forecasted in the 2026 Budget. The 2027–28 and 2028–29 long-term public borrowing forecasts are $48.0 billion and $45.4 billion.

Year-end cash and cash equivalents are forecast to decrease by $5.0 billion in 2026–27, $5.0 billion in 2027–28 and by $3.0 billion in 2028–29.

Ontario plans to increase short-term borrowing by $8.0 billion in 2026–27 and by a further $6.0 billion in 2027–28. This approach will further diversify Ontario’s investor base through the re-established U.S. Commercial Paper (USCP) program and the introduction of a new ECP programme. The province will deploy this additional capacity across Ontario’s short-term borrowing programs to respond to shifting market conditions, investor demand and funding requirements. Short-term borrowing outstanding is anticipated to reach $41.5 billion by fiscal year-end.

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The new ECP programme will expand access to global money market investors, provide an additional source of short-term funding, and enhance Ontario’s ability to respond to evolving market conditions. Together with Ontario’s treasury bill program, the USCP and ECP programs will broaden market access, diversify funding sources and strengthen the province’s ability to access short-term liquidity across multiple markets.

These initiatives enhance Ontario’s liquidity management framework and support the province’s ability to meet its short- and long-term financing obligations under a wide range of market conditions.

In the event that alternative economic scenarios materialize, Ontario’s borrowing requirements over the next three years would also change (see Chapter 3: Ontario’s Fiscal Plan and Outlook for more details, and a description of the resulting alternative medium-term outlook scenarios). Under the Faster Growth scenario, long-term borrowing would decrease by a total of $15.7 billion over the three-year outlook period, while under the Slower Growth scenario, long-term borrowing would increase by $13.8 billion over the same period.

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Approximately 63.5 per cent of 2026–27 long-term borrowing was completed in Canadian dollars, through 23 syndicated issues and two Green Bonds. This percentage is within Ontario’s new guidance for domestic borrowing of 60 to 80 per cent for 2026–27, which was adjusted from the 65 to 80 per cent target range in the 2026 Budget. This range will continue to be adjusted, if necessary, in response to evolving investor demand in the Canadian dollar and foreign currency debt markets.

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Foreign currency borrowing helps reduce Ontario’s overall borrowing costs by continuing to diversify Ontario’s investor base. This diversification ensures Ontario will continue to have access to capital, even if domestic market conditions become challenging. Approximately $13.3 billion, or 36.5 per cent, of this year’s long-term borrowing was completed in U.S. dollars, euros, Australian dollars and Swiss francs.

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Ontario Bond Frameworks

Ontario is a leader in issuing Canadian dollar labelled bonds and plans to issue multiple labelled bonds each fiscal year. Ontario’s Sustainable Bond Framework allows the province to issue Green Bonds, Social Bonds and Sustainability Bonds. The Green Bond program has been a core component of the Sustainable Bond Framework. It is an important tool to help finance public transit initiatives, extreme weather-resistant infrastructure, as well as energy efficiency and conservation projects. Ontario remains the largest and most frequent issuer of Canadian dollar Green Bonds, with 23 issues totalling $26.5 billion since 2014–15 and $21.85 billion outstanding.

Ontario has issued two Green Bonds so far in 2026–27. On August 20, 2026, Ontario issued a dual-tranche offering of a new $1.0 billion 10-year Green Bond and a new $1.0 billion 6-year Green Bond Floating Rate Note. Three projects were selected to receive funding from the most recent Green Bond:

•	the Hazel McCallion Line;

•	the Ontario Line Subway; and

•	the Scarborough Subway Extension.

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Ontario is taking a coordinated approach to strengthening the province’s defence, security and resilience ecosystem by aligning public financing tools with long-term strategic industrial objectives. To further scale investment and ensure transparency for investors, the province is developing a Security and Resilience Bond Framework that would establish a clear approach for financing eligible defence, security and resilience initiatives and support the Ontario Defence Industrial Strategy (ODIS). Ontario plans to issue Security and Resilience Bonds in the future under this framework.

These bonds will serve as an important tool to help fund defence and security projects, while benefiting from the government’s ability to raise funds at lower interest rates.

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Cost of Debt

Since easing policy rates in October 2025, the Bank of Canada has maintained a cautious approach to monetary policy, as inflation has remained near the upper end of its target range and global economic uncertainty has persisted. While short-term overnight rates have remained relatively stable, long-term bond yields have increased globally, driven largely by trade tensions, geopolitical developments, and inflation pressures from elevated commodity prices.

Ontario actively manages financial market risk and adapts interest rate risk management strategies to minimize the impact of changing market conditions on borrowing costs. Adaptive interest rate risk management is especially important in 2026–27, given the potential for central banks to increase policy rates amid global economic uncertainty surrounding tariffs.

Chart 4.6 shows Ontario’s decision to lock in long-term rates and extend the term of its debt, since the Global Financial Crisis in 2007–08 has kept the weighted average interest rate on the total debt portfolio low in historical terms, despite broader market conditions.

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Ontario’s average borrowing rate for 2026–27 is estimated to be 4.1 per cent, unchanged from the 2026 Budget forecast. Borrowing rates for 2027–28 and 2028–29 are projected to be 10 basis points higher than the 2026 Budget forecast, reflecting rising government bond yields and the prospect of a sustained high interest rate environment.

A one percentage point change in interest rates, either up or down from the current forecast, is estimated to have a corresponding change in Ontario’s borrowing costs of approximately $0.9 billion in the first full year. Interest and Other Debt Servicing Charges (IOD) remains Ontario’s fourth largest expense after health care, education and social services.

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The forecast for IOD is higher over the medium-term outlook due to an increase in borrowing combined with an increase in borrowing rates.

.

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Term of Debt

Ontario has continued to extend the term of its debt when investor demand has allowed, helping to reduce future refinancing risk. This also protects the IOD forecast in the long term against future interest rate increases. Since 2010–11, Ontario has issued over $167.1 billion of 30-year or longer bonds, representing almost one-third of total debt outstanding. This includes $6.3 billion issued in 2026–27.

Ontario’s successful extension of the term of its debt from the time of the Global Financial Crisis has created flexibility for managing its large borrowing program and debt portfolio. Due to the extension of the term of debt, the impact on IOD in the short and medium terms has been lessened. Ontario will continue to monitor the market and adjust the debt term strategy in response to further changes to interest rates and the yield curve.

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Ensuring Adequate Liquidity Levels

Ontario aims to maintain an optimal level of liquid reserves that balances carrying costs with the need to meet financial obligations in a timely manner and respond effectively to periods of economic stress or market disruption. To ensure abundant liquidity during the current period of economic uncertainty, the forecast for year-end cash and cash equivalents for 2026–27 has been changed from a decline of $8.0 billion to a decline of $5.0 billion.

As the yield curve has normalized, with short-term interest rates now below long-term rates, Ontario has increased the term profile of its liquid reserve portfolio. A new portfolio within the existing liquid reserves framework will hold longer-duration, high-quality securities that can be readily sold or used as collateral to generate short-term liquidity when needed. This approach enhances liquidity management, improves asset-liability alignment and reduces the overall carrying cost of liquid reserves.

Adequate liquid reserves combined with robust short-term funding programs provide Ontario with the liquidity, flexibility and market access needed to ensure the province can meet its obligations under all market conditions.

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Debt Burden Reduction Strategy

The Debt Burden Reduction Strategy set out below provides the government’s progress and associated metrics required under the Fiscal Sustainability, Transparency and Accountability Act, 2019.

The government remains committed to reducing the debt burden while ensuring that Ontario’s finances are sustainable. Ontario continues to maintain its targets and make progress towards achieving them over the medium-term outlook.

Following the release of Ontario’s 2026 Budget, a new Public Sector Accounting Standard (PS 1202 Financial Statement Presentation) came into effect. The new standard updates how the government presents and discloses financial information.

Chart 4.11 provides an overview of Ontario’s debt sustainability measures and the inputs and calculation method for each ratio.

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Making Progress on the Debt Burden Reduction Strategy

The 2026 Ontario Economic Outlook and Fiscal Review includes an update to the Debt Burden Reduction Strategy from the 2026 Budget, which continues to focus on meeting the established targets over the medium-term outlook. Meeting these targets on a sustained basis will help improve Ontario’s credit rating profile and lower Ontario’s cost of borrowing. Ontario’s borrowing and debt management strategy is achieving results. In an environment of global economic uncertainty and volatile interest rates, Ontario has responded by diversifying its investor base, locking in long-term rates and extending the term of its debt. Collectively, these strategic actions help Ontario reduce its borrowing costs, mitigate against future interest rate increases and minimize the impacts of short-term market volatility. These actions represent tangible measures that help Ontario manage its debt burden.

Table 4.3

Progress on Relevant Debt Sustainability Measures

(Per Cent)

	Targets	2026 Budget 2026–27 Forecast	2026 FES 2026–27 Forecast
Net Debt-to-GDP	<40.0	37.7	37.4
Net Debt-to-Revenue	<200	211	210
Interest-to-Revenue	<7.5	6.7	6.7

Note: 2026 FES in the table is defined as the 2026 Ontario Economic Outlook and Fiscal Review.

Source: Ontario Financing Authority.

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Ontario’s net debt-to-GDP ratio is forecast to be 37.4 per cent in 2026–27, a decrease of 0.3 percentage points from the 37.7 per cent forecast in the 2026 Budget. Over the medium-term outlook, the ratio is forecast to be 38.7 per cent in 2027–28 and 38.9 per cent in 2028–29, which is higher in both fiscal years when compared to the 2026 Budget forecast.

Over the medium-term outlook, the net debt-to-GDP ratio is forecast to stay below the target of 40.0 per cent, demonstrating that Ontario continues to manage the debt burden in a sustainable manner.

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Ontario’s net debt-to-revenue ratio is forecast to be 210 per cent in 2026–27, a decrease of one percentage point from the 211 per cent forecast in the 2026 Budget. Over the medium-term outlook, this ratio is forecast to be 220 per cent in 2027–28 and 2028–29, which is higher in both fiscal years when compared to the 2026 Budget forecast. The government remains committed to achieving the 200 per cent target and has demonstrated its ability to do so as it did in fiscal years 2023–24 and 2024–25.

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Ontario’s interest-to-revenue ratio is forecast to be 6.7 per cent in 2026–27, consistent with the forecast in the 2026 Budget. Over the medium-term outlook, this ratio is forecast to be 7.2 per cent in 2027–28 and 7.5 per cent in 2028–29, which is higher in both fiscal years when compared to the 2026 Budget forecast, but remains at, or below, the target of 7.5 per cent.

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Table 4.4

Medium-Term Outlook: Net Debt and Accumulated Deficit

($ Millions)
	2026–27	2027–28	2028–29
Total Debt	540,037	566,502	581,202

Other Net Financial (Assets)/Liabilities	(72,543)	(63,927)	(56,921)

Broader Public Sector Net Debt	16,335	17,114	17,545
Net Debt	483,829	519,689	541,826

Non-Financial Assets	(208,884)	(232,024)	(247,485)
Accumulated Deficit	274,945	287,665	294,341

Note: Numbers may not add due to rounding.

Sources: Ontario Financing Authority and Ontario Ministry of Finance.

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Annex

Details of Tax Measures and Other Legislative Initiatives

Annex: Details of Tax Measures and Other Legislative Initiatives

Overview

This Annex contains detailed information on certain tax measures and other legislative initiatives the government proposes in this document or has recently implemented.

Lowering the Cost of Capital Investments in Ontario

The government intends to permanently lower the cost of capital investment in Ontario, in parallel with the proposed federal Productivity Mega Deduction announced in September 2026. These measures build on those announced in the 2026 Budget by expanding the range of capital assets eligible for immediate writeoffs on a permanent basis. These measures would apply to eligible capital assets acquired on or after September 15, 2026, and would take effect following the passage of corresponding federal legislation.

These changes, taken together, would accelerate depreciation deductions for a broad range of eligible capital assets, including:

•

Immediate 100 per cent writeoffs on a permanent basis for most eligible depreciable property, including manufacturing and processing (M&P) machinery and equipment, certain clean technology property, zero-emission vehicles, greenhouse buildings, and productivity-enhancing assets;

•	Immediate 100 per cent writeoffs on a permanent basis for certain qualifying new vehicles assembled in Canada;

•	Immediate 100 per cent writeoffs on a permanent basis for certain liquefaction equipment used in liquefied natural gas facilities;

•	Immediate 100 per cent writeoffs on a permanent basis for Canadian development expenses;

•	Immediate 100 per cent writeoffs for M&P buildings, with a phase-out after 2029;

•	Accelerated depreciation from 4 per cent to 10 per cent for purpose-built rental housing for construction completed before January 1, 2036; and

•	Accelerated first-year deductions of up to three times the regular amount for most other depreciable assets with a phase-out after 2029.

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The measures exclude certain buildings (including M&P buildings), passenger and motor vehicles not mentioned above, intangible property, regulated natural gas distribution pipelines, and property depreciated under Schedules V and VI of the federal Income Tax Regulations.

Consistent with the federal Productivity Mega Deduction, immediate expensing measures would generally apply to eligible depreciable property acquired on or after September 15, 2026, that is subject to capital cost allowance rules. Certain measures would be subject to different effective dates and conditions.

Measures related to the proposed Productivity Mega Deduction and immediate expensing for M&P buildings would take effect following the enactment of the relevant federal legislation.

Enhancing Support Through Ontario’s Research and Development Tax Credits

Ontario is restoring the eligibility of certain capital expenditures for the purposes of the Ontario Research and Development Tax Credit and the Ontario Innovation Tax Credit, consistent with recent changes to the federal Scientific Research and Experimental Development program.

Eligible businesses could claim qualifying capital expenditures, including software and hardware testing tools, high-performance computing equipment, prototyping equipment, and certain property or lease costs, in addition to eligible labour expenditures incurred in support of research and development activities in Ontario.

This change took effect in Ontario automatically when the corresponding federal legislation (within Bill C-15) received Royal Assent on March 26, 2026. The expansion includes allowing capital expenditures on property acquired on or after December 16, 2024, to be eligible for the tax credits.

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Providing Temporary Enhanced Harmonized Sales Tax Relief for New Homes

As announced at the time of the 2026 Budget, the Ontario government is providing temporary Harmonized Sales Tax (HST) relief of up to $130,000 for eligible buyers of new or substantially renovated homes. The measure consists of two components. The first component comprises the Ontario Enhanced New Housing Rebate (ENHR) and the Ontario Enhanced New Residential Rental Property Rebate (ENRRPR). The second component is the Ontario New Home Affordability Payment (ONHAP).

The ENHR and ENRRPR are temporary rebates that provide relief of up to $80,000 on the 8 per cent provincial portion of the HST when combined with Ontario’s existing New Housing Rebate and New Residential Rental Property Rebate. The rebates are generally available for the purchase of a home from a builder between April 1, 2026, and March 31, 2027.

Anyone who is eligible for and receives the ENHR or ENRRPR is also eligible for the ONHAP. The ONHAP provides top-up relief of up to $50,000, equivalent to up to 100 per cent of the 5 per cent federal portion of the HST.

The total combined relief depends on the new home value:

•	Up to $1 million: 100 per cent of the 13 per cent HST paid, up to $130,000;

•	Above $1 million and up to $1.5 million: flat amount of $130,000;

•	Above $1.5 million and below $1.85 million: partial relief of the HST paid; and

•	$1.85 million and above: only the existing Ontario new housing rebate or new residential rental property rebate of up to $24,000 is available.

The ONHAP payment is reduced by the federal portion of any HST rebate that the person may be entitled to claim, including the federal HST First-Time Home Buyers’ Rebate.

Applications can be made through Canada Revenue Agency (CRA) forms for the ENHR and ENRRPR. No separate Ontario application is required for the ONHAP. Ontario is expected to begin issuing ONHAP payments to eligible recipients in early 2027.

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Eliminating the Harmonized Sales Tax New Housing Rebate and New Residential Rental Property Rebate

As announced in the 2026 Budget, the Ontario government is proceeding with the elimination of the New Housing Rebate (NHR) and New Residential Rental Property Rebate (NRRPR). The NHR and NRRPR currently provide rebates of 75 per cent of the provincial portion of the HST on the first $400,000 in value of a new home or rental unit, up to a maximum rebate of $24,000. The NHR and NRRPR will generally become unavailable for new purchases and transactions that begin on or after April 1, 2027, which generally coincides with the end of the eligibility period for the ENHR and the ENRRPR.

Elimination of the NHR and NRRPR will not impact eligibility and relief amounts for temporary new housing relief offered by Ontario.

The NHR will remain available under the conditions below:

•	New homes purchased from a builder: If the agreement of purchase and sale for the home was entered into between the individual and the builder on or before March 31, 2027;

•	Owner-built homes: If construction or substantial renovation of the home begins on or before March 31, 2027; and

•

Shares of a co-operative housing corporation: If the agreement of purchase and sale for the share of a co-operative housing corporation was entered into between the individual and the co-operative housing corporation on or before March 31, 2027.

The NRRPR will remain available under the conditions below:

•	Residential complexes purchased from a builder: If the agreement of purchase and sale for the residential complex was entered into between the person and the builder on or before March 31, 2027; and

•	Landlord-built residential complexes: If construction or substantial renovation of the residential complex, or addition to a residential complex, begins on or before March 31, 2027.

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For both the NHR and NRRPR, tax must become payable no later than December 31, 2035. For example, for homes purchased from a builder, the transaction must close (i.e., ownership transferred) by December 31, 2035.

If, under an assignment sale, a person (the assignee) assumes the rights and obligations of another person that is a purchaser of a new home (the assignor) under an agreement of purchase and sale with a builder, the NHR or NRRPR will only remain available if:

•	Both the original agreement of purchase and sale and the assignment agreement were entered into on or before March 31, 2027; and

•	All other eligibility criteria in relation to the application of the rebate to the specific transaction are met.

Preserving Municipal Tax Flexibility for Affordable Housing

The government continues to modernize the property tax and assessment system and help municipalities attract investment that best serves the needs of the people of Ontario. In the context of that effort, the government recognizes the evolving property tax treatment of affordable housing properties arising from recent court cases. The government is proposing to implement a temporary pause on the implications of the court decisions to allow time to consult directly with affordable housing providers and municipalities regarding potential amendments to the Assessment Act. These amendments would aim to modernize the legislation, while ensuring that municipalities retain the authority to grant property tax relief for affordable housing.

Streamlining Municipal Education Property Tax Remittances

In the 2026 Ontario Budget, the government announced plans to streamline education property tax remittance processes for municipalities and school boards, beginning in 2028. This measure would significantly reduce the number of transactions between municipalities and school boards and thereby lessen both the administrative burden and costs. Legislative amendments to the Education Act, Municipal Act, 2001, City of Toronto Act, 2006 and Assessment Act are being introduced to implement the streamlined process. The government will continue to work closely with municipalities and school boards in implementing these changes.

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Providing Transparency Through a Centralized Online Property Assessment Roll

Building on the 2024 Ontario Economic Outlook and Fiscal Review commitment to explore enhancing access to property assessment information, the government is modernizing the current assessment roll viewing process. Currently, viewing the property assessment roll generally requires individuals to visit their municipal office in person. Legislative amendments are being proposed to enable the Municipal Property Assessment Corporation (MPAC) to deliver a centralized electronic platform for public access to select property assessment information online, thereby enabling modern accessibility and uniformity of service across the province. If the proposed amendments are passed, this new MPAC-delivered service is expected to become available in mid-2027.

The province also continues to work with MPAC and municipalities to identify opportunities for enhancing the property assessment information available to municipalities for a variety of different purposes.

Providing Assessment Stability

The government continues to ensure that the property assessment and taxation system is working effectively for Ontario businesses and families, while providing stability in challenging economic circumstances. To that end, the provincewide reassessment will continue to be deferred to ensure stability for taxpayers.

Improving the Presentation of the Taxation Transparency Report

The annual Taxation Transparency Report publishes the estimated annual cost of expenditures delivered through the tax system, as required under the Fiscal Sustainability, Transparency and Accountability Act, 2019. To enhance fiscal transparency, support independent analysis and improve alignment with the presentation of fiscal data, the government is improving the Taxation Transparency Report beginning with the 2026 edition.

The report will now present the estimates for the current year and include revised estimates for the three previous years. These revised estimates will reflect the latest taxation and economic data.

This expanded format will facilitate comparison of expenditures made through the tax system over time and better align with the time periods presented in fiscal tables detailing total revenue and expense in the 2026 Ontario Budget and the 2026 Ontario Economic Outlook and Fiscal Review.

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Advancing Ontario’s Beneficial Ownership Registry

Ontario is proposing legislative amendments that support the implementation of a Beneficial Ownership Registry (BOR) for privately held business corporations in 2027.

The amendments would establish requirements for collecting, filing, accessing, disclosing and protecting beneficial ownership information. Privately held business corporations are already required to maintain information about individuals with significant control. This information is not currently filed through a centralized provincial registry.

•

Proposed amendments to the Business Corporations Act would require corporations to collect additional identifying information about individuals with significant control, including citizenship and, where provided, an address for service. They would also expand reporting exemptions to include certain wholly owned subsidiaries whose parent entities are already subject to transparency and reporting requirements, with the ability to expand exemptions, as necessary, through regulation.

•

Proposed amendments to the Corporations Information Act would require privately held business corporations to submit their information about their individuals with significant control to the registry, provide the public with limited access to the information, and provide full access to authorized entities such as law enforcement, and regulatory bodies. Appropriate safeguards are also proposed to protect privacy.

Summary of Measures

Table A.1

Summary of Measures

($ Millions)

	2026–27	2027–28	2028–29

Enhancing Support for Ontario’s R&D Tax Credits	25*	10	15

Providing Temporary Enhanced Harmonized Sales Tax Relief for New Homes

Ontario HST Enhanced New Housing Rebate and Ontario HST Enhanced New Residential Rental Property Rebate[1]	300	245	235

Ontario New Home Affordability Payment	295	235	230

Eliminating the Harmonized Sales Tax New Housing Rebate and New Residential Rental Property Rebate	–	(24)	(250)

Total	620	466	230

[1]	This amount is a restatement of estimates from the 2026 Budget.

Notes: Numbers reflect the benefit to individuals, families, businesses and other beneficiaries. Positive numbers represent a decrease in government revenue or an increase in government expenditure. Total is based on the sum of rounded figures for the purpose of presentation.

* Includes 2025–26 and 2026–27 impacts.

“–” = a nil amount.

Source: Ontario Ministry of Finance.

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Technical Amendments

Amendments are being proposed to various statutes administered by the Ontario Minister of Finance, and other statutes, to improve administrative effectiveness or enforcement, maintain the integrity and equity of Ontario’s tax and revenue collections system, or enhance legislative clarity or regulatory flexibility to preserve policy intent.

Proposed legislative amendments include:

•	Amendments to the Taxation Act, 2007 to clarify the tax credit for minimum tax.

•	Amendments to the Land Transfer Tax Act to:

•	modernize the rules for the service of documents by explicitly permitting email or other prescribed forms;

•	clarify that the Crown or a Crown Agency is exempt when it is the only transferee, even if only acquiring an unregistered beneficial interest in land; and

•	strengthen the integrity of the refund for first-time homebuyers by increasing penalties for false or misleading statements in applications for the refund from $4,000 to $10,000.

•	Amendments to the Assessment Act to:

•

repeal spent provisions, enhance legislative clarity and update and modernize terms used in the Act; and authorize the Minister of Finance to prescribe, by regulation, a later date for the Municipal Property Assessment Corporation to deliver notices of assessment than otherwise required under the Act.

•	Amendments to the Education Act to repeal spent provisions, enhance legislative clarity and update and modernize terms in the Act.

•

Amendments to the Municipal Act, 2001 and City of Toronto Act, 2006 to repeal spent provisions and to clarify the calculation of the capped amount of taxes applicable to a property where taxes levied on the property were refunded, reduced or cancelled in the previous year.

•	Amendments to the Securities Act and Commodity Futures Act to remove references to “members of the Commission” that have been made redundant by the Securities Commission Act, 2021.

•	Amendments to the Credit Unions and Caisses Populaires Act, 2020 to clarify the application of certain orders made under the Securities Act.

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Other Legislative Initiatives

Additional proposed legislative initiatives include:

•

Amendments to the Ministry of Revenue Act to support more efficient administration of Ontario’s tax and revenue collection. The proposed changes would remove certain regulatory requirements that currently apply to collection services and analysis of information, reducing administrative burden and enabling these agreements to be established more efficiently while maintaining existing safeguards.

•

Amendments to the Capital Investment Plan Act, 1993 to include a confidentiality provision with respect to the Ontario Financing Authority’s Treasury Operations Services that would prevail over the Freedom of Information and Protection of Privacy Act.

•	Amendments to the Building Ontario Fund Act, 2024 to clarify the Minister’s authority over the Crown agency status of the Building Ontario Fund’s subsidiaries.

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Consultations on A Plan to Protect Ontario

Consultations on A Plan to Protect Ontario

The 2026 Ontario Economic Outlook and Fiscal Review outlines the government’s progress on A Plan to Protect Ontario. By balancing responsible fiscal stewardship with investments in essential public services and critical infrastructure, Ontario is helping to build a stronger, more resilient economy, while maintaining a sustainable fiscal path for future generations. To help inform the next phase of the plan for the 2027 Ontario Budget, the government is actively seeking ideas from workers, families, business owners, organizations and communities on what they want to see addressed as part of the next Budget.

Key issues and priorities that the Minister of Finance will address in the next Budget include protecting Ontario’s workers and businesses from tariffs and economic uncertainty, keeping costs down, getting critical infrastructure projects built, strengthening public safety, and delivering better services.

The people of Ontario can share their ideas with Ontario’s Minister of Finance online or by mail directly to the address below. Details on in-person consultation sessions being held in municipalities across the province, along with other electronic methods to submit ideas, will be available soon.

Online

Submit your written ideas:

www.ontario.ca/budgetconsultations

By Mail

The Honourable Peter Bethlenfalvy

Minister of Finance

c/o Events, Corporate Initiatives and Internal Communications

Frost Building North, 3rd Floor

95 Grosvenor Street

Toronto, ON M7A 1Z1

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